UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    Arena Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

SandRidge Energy, Inc., referred to as SandRidge, its wholly owned subsidiary, Steel Subsidiary Corporation, referred to as Merger Sub, and Arena Resources, Inc., referred to as Arena, have entered into an Agreement and Plan of Merger, dated as of April 3, 2010, referred to as the merger agreement. Under the merger agreement, SandRidge will acquire Arena through a merger of Merger Sub with and into Arena (or, in certain circumstances, through a merger of Arena with and into Merger Sub), referred to as the merger. Following the merger, Arena will be the surviving entity and will continue as a wholly owned subsidiary of SandRidge, except that in certain circumstances, Merger Sub will be the surviving entity (see “The Merger—General” below). The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

This joint proxy statement/prospectus describes the merger agreement, the merger and the transactions related to the merger in detail and provides information concerning the special meeting of SandRidge stockholders and the special meeting of Arena stockholders. Before we can complete the merger, we must obtain the approval of our companies’ common stockholders. We are sending to you this joint proxy statement/prospectus to ask holders of SandRidge common stock to vote in favor of approving the issuance of shares of SandRidge common stock in connection with the merger and amending the certificate of incorporation to increase the number of authorized shares of SandRidge common stock, and holders of Arena common stock to vote in favor of approving the merger agreement.

At the effective time of the merger, each issued and outstanding share of common stock of Arena will be cancelled and converted into the right to receive 4.7771 shares of SandRidge common stock, plus $2.50 in cash, subject to adjustment as described under “The Merger—Merger Consideration” in this joint proxy statement/prospectus.

The board of directors of SandRidge unanimously: (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SandRidge and its stockholders; (ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; (iii) has approved the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock; and (iv) recommends that the stockholders of SandRidge vote “FOR” the approval of the issuance of shares of SandRidge common stock in connection with the merger and “FOR” amending the certificate of incorporation to increase the number of authorized shares of SandRidge common stock. The issuance of shares of SandRidge common stock in the merger requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the SandRidge special meeting. The amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of SandRidge common stock.

The board of directors of Arena unanimously: (i) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Arena and its stockholders; (ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; (iii) has directed that the merger agreement be submitted to a vote of the Arena stockholders at the Arena special meeting; and (iv) recommends that the stockholders of Arena vote “FOR” approval of the merger agreement. The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Arena common stock issued and outstanding and entitled to vote at the Arena special meeting.

SandRidge stockholders will vote at the SandRidge special meeting at the SandRidge Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma at 10:00 a.m. local time on June 8, 2010. Arena stockholders will vote at the Arena special meeting at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma at 9:00 a.m. local time on June 8, 2010.

SandRidge common stock is listed for trading on the New York Stock Exchange under the symbol “SD.” Arena common stock is listed for trading on the New York Stock Exchange under the symbol “ARD.”

Before casting your vote, please take the time to review carefully this joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 27.

Your vote is very important regardless of the number of shares you hold. We enthusiastically support this combination of our companies and join with our boards of directors in recommending that you vote “FOR” the approval of the issuance of shares of SandRidge common stock in connection with the merger, in the case of SandRidge stockholders, and “FOR” the approval of the merger agreement, in the case of Arena stockholders.

Sincerely,

Tom L. Ward Chairman, Chief Executive Officer and President SandRidge Energy, Inc.	Phillip W. Terry President and Chief Executive Officer Arena Resources, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated May 5, 2010 and is first being mailed to SandRidge stockholders on or about May 7, 2010 and to Arena stockholders on or about May 7, 2010.

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2010

To the stockholders of SandRidge Energy, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of SandRidge Energy, Inc., a Delaware corporation, referred to as SandRidge, will be held at the SandRidge Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma on June 8, 2010 at 10:00 a.m. local time, for the following purposes:

(1) to consider and vote on a proposal to approve the issuance of shares of SandRidge common stock in connection with the merger of Steel Subsidiary Corporation, referred to as Merger Sub, a wholly owned subsidiary of SandRidge, with and into Arena Resources, Inc., a Nevada corporation, referred to as Arena (or, in certain circumstances, the merger of Arena with and into Merger Sub);

(2) to vote on a proposal to amend the certificate of incorporation of SandRidge to increase the number of authorized shares of SandRidge capital stock from 450,000,000 to 850,000,000 and the authorized shares of SandRidge common stock from 400,000,000 to 800,000,000; and

(3) to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

A copy of the merger agreement relating to the proposed merger is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

SandRidge has fixed the close of business on May 5, 2010, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote will be open for examination by stockholders at SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, during ordinary business hours during the ten-day period prior to the special meeting, and will also be available at the special meeting.

The board of directors of SandRidge unanimously:

(i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SandRidge and its stockholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has approved the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock; and

(iv) recommends that the stockholders of SandRidge vote “FOR” approval of the issuance of shares of SandRidge common stock in connection with the merger and “FOR” the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, we encourage you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may also vote by telephone or on the Internet using the instructions on the proxy card. Your telephone/Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If your shares are held in “street name” by a broker or other record holder, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you attend the special meeting you may vote in person even if you have returned a proxy card, or voted by telephone or on the Internet.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS SHOWN ON THE PROXY CARD.

By order of the Board of Directors

Richard J. Gognat

Corporate Secretary

May 5, 2010

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, Oklahoma 74136

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2010

To the stockholders of Arena Resources, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of Arena Resources, Inc., a Nevada corporation, referred to as Arena, will be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, on June 8, 2010 at 9:00 a.m. local time, for the following purposes:

(1) to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 3, 2010, by and among Arena, SandRidge Energy, Inc., a Delaware corporation, referred to as SandRidge, and Steel Subsidiary Corporation, referred to as Merger Sub, a wholly owned subsidiary of SandRidge, pursuant to which Merger Sub will merge with and into Arena (or, in certain circumstances, pursuant to which Arena will merge with and into Merger Sub); and

(2) to transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

Arena has fixed the close of business on May 5, 2010, as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote will be open for examination by stockholders at Arena Resources, Inc., 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, during ordinary business hours during the ten-day period prior to the special meeting, and will also be available at the special meeting.

The board of directors of Arena unanimously:

(i) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Arena and its stockholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has directed that the merger agreement be submitted to a vote of the Arena stockholders at the special meeting; and

(iv) recommends that the stockholders of Arena vote “FOR” approval of the merger agreement.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, we encourage you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may also vote by telephone or on the Internet. Your telephone/Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If your shares are held in “street name” by a broker or other record holder, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you attend the special meeting you may vote in person even if you have returned a proxy card, or voted by telephone or on the Internet using the instructions on the proxy card.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

By order of the Board of Directors

William R. Broaddrick

Secretary

May 5, 2010

Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about SandRidge and Arena that is not included in or delivered with this document. Such information is included in SandRidge’s and Arena’s documents filed with the Securities and Exchange Commission, which are available without charge from the Securities and Exchange Commission’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 127.

Copies of the documents relating to SandRidge may also be obtained without charge from SandRidge on the Internet at www.sandridgeenergy.com, under the “Investor Relations” section, or may be requested via mail at SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary or via telephone at (405) 429-5500.

Copies of the documents relating to Arena may be obtained without charge on the Internet at www.arenaresourcesinc.com, under the “Investor Relations” section, or may be requested via mail at Arena Resources, Inc., 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, Attention: Secretary or via telephone at (918) 747-6060.

If you wish to obtain any of these documents from SandRidge or Arena, you should, to ensure timely delivery, make your request no later than June 1, 2010.

All information in this document concerning SandRidge has been furnished by SandRidge. All information in this document concerning Arena has been furnished by Arena. SandRidge has represented to Arena, and Arena has represented to SandRidge, that the information furnished by and concerning it is true and complete.

LIST OF ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of SandRidge’s Financial Advisor
Annex C	Opinion of Arena’s Financial Advisor

QUESTIONS AND ANSWERS ABOUT THE MERGER

General

Q:	Why is the merger being proposed?

A:	The merger is being proposed because it will position the combined company as one of the largest producers of West Texas conventional oil and gas. The oil opportunities will come primarily from drilling and development of shallow, low risk reservoirs located on the Central Basin Platform, referred to as the CBP, a part of the Permian Basin in West Texas. The combined company will have over 200,000 net acres in the Permian Basin and 5,700 identified locations to drill primarily in the shallow San Andres and the Clear Fork formations.

Q:	What will happen if the merger is completed?

A:	It is contemplated that SandRidge will acquire Arena through the merger of Merger Sub, a Nevada corporation and a direct wholly owned subsidiary of SandRidge, with and into Arena, with Arena remaining as the surviving entity after the merger. In certain circumstances, however, Arena may be merged with and into Merger Sub, with Merger Sub remaining as the surviving entity after the merger. In either case, the surviving entity will be a wholly owned subsidiary of SandRidge.

Q:	When will the merger be completed?

A:	The merger will be completed when the conditions described below under “The Merger Agreement—Conditions to the Completion of the Merger” are satisfied (or, where permitted, waived). SandRidge and Arena believe that the merger can be completed during the second or third quarter of 2010. There can be no guarantee, however, as to when all conditions to the merger will be satisfied (or, where permitted, waived) and the completion of the merger will occur, if at all. See “Risk Factors—Risks Relating to the Merger” beginning on page 27.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please fill out and sign your proxy card and vote by mail, or vote by telephone or on the Internet according to the instructions provided on the proxy card. Please mail your signed proxy card in the enclosed return envelope, or vote by phone or on the Internet, as soon as possible so that your shares may be represented at the applicable special meeting. Your proxy will instruct the persons named on the proxy card to vote your shares at the applicable special meeting as you direct on the card.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting. You can do this in several ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, if you vote by telephone or on the Internet, you may change your vote by telephone or on the Internet by following the instructions given to you when you call or visit the Internet site. Fourth, you can attend the special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. Further information about these procedures is contained in “The SandRidge Special Meeting” beginning on page 45 and “The Arena Special Meeting” beginning on page 48.

Q:	May I vote in person if my shares are held in “street name”?

A:	Yes. Holding in “street name” means that a stockholder’s shares are held in the name of a broker, bank or other record holder. SandRidge stockholders whose shares are held in “street name” can vote in person at the SandRidge special meeting. Arena stockholders whose shares are held in “street name” can vote in person at the Arena special meeting. To vote in person, stockholders must obtain a proxy from the broker, bank or other record holder of their shares.

Q:	If my shares are held in “street name,” will the broker, bank or other record holder of my shares vote the shares for me?

A:	The record holder of your shares will not vote your shares for or against approval of the merger agreement, the issuance of SandRidge common stock pursuant to the merger agreement or the amendment to the SandRidge certificate of incorporation unless you instruct them how to vote. You should follow the directions provided by your broker, bank or other record holder regarding how to instruct them to vote your shares. Without instructions, your shares will not be voted.

Q:	Do I have dissenters’ rights of appraisal?

A:	No. Neither SandRidge stockholders nor Arena stockholders will have dissenters’ rights of appraisal as a result of the merger.

For SandRidge Stockholders

Q:	When and where is the special meeting of the SandRidge stockholders?

A:	The SandRidge special meeting will take place on June 8, 2010 at 10:00 a.m., local time. The location of the special meeting is the SandRidge Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma.

Q:	On what are SandRidge stockholders voting and why?

A:	SandRidge stockholders are voting on proposals to (i) approve the issuance of shares of SandRidge common stock to stockholders of Arena in connection with the merger, and (ii) amend the certificate of incorporation to increase the number of authorized shares of SandRidge common stock to 800,000,000. Approval of the issuance of shares is required under the rules of the New York Stock Exchange because the aggregate number of shares of SandRidge common stock to be issued to Arena stockholders in the merger will exceed 20% of the total number of shares of SandRidge common stock issued and outstanding immediately prior to the completion of the merger. Passage of the amendment to the certificate of incorporation is being sought because, after taking into account the shares of SandRidge common stock already issued and reserved for issuance, the 400,000,000 shares of SandRidge common stock currently authorized by the certificate of incorporation is not sufficient for SandRidge to consummate the merger and continue to run its business in the ordinary course after the merger. Approval of the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock and approval of the issuance of SandRidge common stock in connection with the merger are conditions to the consummation of the merger.

Q:	How will SandRidge stockholders be affected by the merger and share issuance?

A:	After the merger, each SandRidge stockholder will have the same number of shares of SandRidge common stock that such stockholder held immediately prior to the merger. However, because SandRidge will be issuing new shares of SandRidge common stock to Arena stockholders in the merger, each outstanding share of SandRidge common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of SandRidge common stock outstanding after the merger. As a result of the merger, each SandRidge stockholder will own the same number of shares, but in a larger company with more assets.

Q:	What vote of SandRidge stockholders is required to approve the share issuance?

A:	The issuance of shares of SandRidge common stock in connection with the merger requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the SandRidge special meeting.

Q:	What vote of SandRidge stockholders is required to approve the amendment to the certificate of incorporation?

A:	The amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock requires the affirmative vote of a majority of the outstanding shares of SandRidge common stock entitled to vote at the SandRidge special meeting.

Q:	What will happen if I abstain from voting?

A:	Neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of shares of SandRidge common stock in connection with the merger, since they will not be counted as votes either for or against the proposal. However, an abstention or failure to vote will be equivalent to a vote cast against the proposal to amend the certificate of incorporation.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and the combined company’s operations following the merger in “Risk Factors” beginning on page 27.

Q:	Who should I contact if I have questions?

A:	If you have any questions about the merger agreement, the merger, the issuance of shares of SandRidge common stock in connection with the merger or the amendment to the certificate of incorporation, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact SandRidge Energy, Inc., Attn: Corporate Secretary, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

For Arena Stockholders

Q:	When and where is the special meeting of the Arena stockholders?

A:	The Arena special meeting will take place on June 8, 2010, at 9:00 a.m. local time. The location of the special meeting is the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma.

Q:	On what are the Arena stockholders voting and why?

A:	Arena stockholders are voting on a proposal to approve the merger agreement. The approval of the merger agreement by the Arena stockholders is a condition to the consummation of the merger.

Q:	What will Arena stockholders receive in the merger?

A:	At the effective time of the merger, each issued and outstanding share of common stock of Arena will be cancelled and converted into the right to receive 4.7771 shares of SandRidge common stock, plus $2.50 in cash, subject to adjustment as described under “The Merger—Merger Consideration.”

Q:	How will SandRidge pay the cash component of the merger consideration?

A:	SandRidge’s obligation to complete the merger is not conditioned upon its obtaining financing. SandRidge anticipates that approximately $98.3 million will be required to pay the aggregate cash portion of the merger consideration to the Arena stockholders. SandRidge intends to fund the cash component of the transaction through draws under its revolving credit facility and/or, to the extent available, internal cash resources. For a more complete discussion of sources of funding for the merger and related costs, see “The Merger—Source of Funding for the Merger” beginning on page 79.

Q:	What will happen to options to purchase Arena common stock and shares of Arena restricted stock in the merger?

A:	SandRidge will not assume any outstanding options to purchase shares of Arena common stock in the merger. No later than 30 days prior to the scheduled or anticipated closing date of the merger, Arena will send a notice to all holders of options notifying them that (i) SandRidge will not assume any Arena options following the effective time of the merger or substitute new options therefore, and (ii) all unvested options will become vested and fully exercisable immediately prior to the effective time of the merger and contingent upon the consummation of the merger. Any options that are “in-the-money” as of the effective time of the merger and that are not exercised prior to the effective time of the merger will be deemed automatically exercised by the holder thereof, and the holder will be entitled to receive a number of shares of SandRidge common stock equal to the value (based on the merger consideration) of the net number of Arena shares resulting from the deemed exercise. Fractions resulting from such conversion will be rounded down. Any options that are not in-the-money as of the effective time of the merger will be canceled. Holders of options that become fully vested only as of and effective immediately prior to the effective time of the merger will be permitted to exercise such fully vested options effective as of and contingent upon the consummation of the merger. For a more complete discussion of the treatment of Arena stock options, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Each award of restricted stock that is outstanding at the effective time of the merger will be (i) assumed by SandRidge, in accordance with the terms of the applicable Arena stock plan and award agreement by which it is evidenced, except as provided in the immediately succeeding sentence, and (ii) converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the number of shares of Arena common stock underlying such award multiplied by (B) the conversion ratio, which is the exchange ratio of 4.7771 plus a fraction equal to $2.50 divided by the closing price of the SandRidge common stock on the closing date of the merger. Fractions resulting from such conversion will be rounded down. For any employee of Arena whose primary work location is at the Tulsa office, the vesting provisions of each such award of restricted SandRidge common stock will be modified, such that each such award will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the transition period (as defined in the Severance Plan described in “Interests of Certain Persons in the Merger”) with respect to the applicable employee and (z) the termination date (as defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of Arena, each such award of restricted SandRidge common stock will vest pursuant to the terms of the applicable original award agreement. For a more complete discussion of the treatment of Arena restricted stock, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Q:	What are the tax consequences of the merger?

A:

SandRidge and Arena intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, Arena stockholders will recognize gain (but not loss) for U.S. federal income tax purposes in an amount not to exceed the cash received as part of the merger consideration (other than cash in lieu of fractional shares of SandRidge common stock). Arena stockholders will generally recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of SandRidge common stock. This treatment may not be available to certain non-U.S. holders of more than 5% of Arena’s common stock. For a full description of the material tax consequences of the merger for Arena stockholders, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

Q:	What vote of Arena stockholders will be required to approve the merger agreement?

A:	The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of shares of Arena common stock issued and outstanding and entitled to vote at the Arena special meeting.

Q:	What will happen if I abstain from voting on the merger agreement and the merger?

A:	An abstention or failure to vote shares of Arena common stock will have the same effect as a vote against the approval of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and the combined company’s operations following the merger in “Risk Factors” beginning on page 27.

Q:	Who should I contact if I have questions?

A:	If you have any questions about the merger agreement or the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Arena Resources, Inc., Attn: Secretary, 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, (918) 747-6060.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

SandRidge and Arena have made certain forward-looking statements in this joint proxy statement/prospectus and in the documents referred to in this joint proxy statement/prospectus which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of SandRidge, Arena and the combined company and may be preceded by, followed by, or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. These statements occur in, among other places:

•	“Questions and Answers About the Merger;”

•

“Summary—Selected Historical Financial Data of SandRidge;” “—Selected Historical Financial Data of Arena;” “—Selected Unaudited Pro Forma Financial Information;” “—Summary Pro Forma Combined Oil and Natural Gas Reserve and Production Data;” “—Comparative Per Share Information;” and “—Comparative Per Share Market Price and Dividend Information;”

•	“Risk Factors;”

•

“The Merger—Background of the Merger;” “—SandRidge’s Considerations Relating to the Merger and the Share Issuance;” “—Recommendation of the SandRidge Board of Directors;” “—Arena’s Considerations Relating to the Merger;” and “—Recommendation of the Arena Board of Directors;”

•	“The Merger—Opinion of SandRidge’s Financial Advisor;” and “—Opinion of Arena’s Financial Advisor;”

•	“Unaudited Pro Forma Condensed Combined Financial Information;” and

•	Statements contained elsewhere in this document concerning SandRidge’s and Arena’s plans for the combined company’s growth and future operations or financial position.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of SandRidge, Arena and the combined company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond SandRidge’s and Arena’s ability to control or predict. Stockholders of Arena and SandRidge are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this joint proxy statement/prospectus. Except for their ongoing obligations to disclose material information as required by the Federal securities laws, SandRidge and Arena do not have any intention or obligation to update forward-looking statements after they distribute this joint proxy statement/prospectus. For those statements, which include all statements in this document and in documents referred to herein that are not historical facts, SandRidge and Arena claim the protection of the safe harbor for forward-looking statements set forth in the Private Securities Litigation Reform Act of 1995.

You should understand that various factors, in addition to those discussed elsewhere in this joint proxy statement/prospectus and in the documents referred to in this joint proxy statement/prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger;

•	the possibility that the merger may not occur or that SandRidge and Arena may be required to modify some aspect of the merger or their businesses to obtain regulatory approvals;

•	adverse changes in general economic conditions or in the markets served by SandRidge and Arena, including changes in the prices of oil and gas;

•	the success of the combined company’s oil and gas exploration, development and production programs;

•	the amount, nature and timing of capital expenditures, including future development costs, required to develop the West Texas Overthrust, referred to as the WTO, and other undeveloped areas;

•	the concentration of operations in the WTO and the Permian Basin;

•	the economic viability of WTO gas production with high CO2 content;

•	uncertainties about estimates of reserves or in interpreting seismic data;

•	the ability of SandRidge and Arena to retain certain employees key to the ongoing success of the combined company;

•	the financial resources of competitors;

•	changes in laws and regulations, including environmental laws, or changes in the administration of such laws and regulations;

•	the quality of future opportunities that may be presented to or pursued by SandRidge, Arena or the combined company;

•	the ability to generate cash flows or obtain financing to fund growth and the cost of such financing;

•	the ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures;

•	the effect of various litigation that arise from time to time in the ordinary course of business;

•	the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events;

•	terrorist activities or other armed conflict; and

•	the ability to respond to changes in political or economic conditions, or trade or regulatory matters.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you. See “Where You Can Find More Information” on page 127. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

(page 43)

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

SandRidge Energy, Inc. is an independent oil and natural gas company headquartered in Oklahoma City, Oklahoma concentrating on exploration, development and production activities related to the exploitation and development of its significant holdings in West Texas. Its primary areas of focus are the West Texas Overthrust, referred to as the WTO, and the Permian Basin. The WTO is a natural gas-prone geological region in Pecos County and Terrell County, Texas where SandRidge has operated since 1986 and currently has over 500,000 net acres under lease. The WTO includes the Piñon gas field. In the Permian Basin, SandRidge controls approximately 125,000 net acres in West Texas and New Mexico. SandRidge also operate interests in the Mid-Continent, the Cotton Valley Trend in East Texas, the Gulf Coast area and the Gulf of Mexico.

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, Oklahoma 74136

(918) 747-6060

Arena Resources, Inc. is engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Oklahoma, Texas, New Mexico and Kansas. Arena has a portfolio of oil and natural gas reserves, with approximately 86% of its proved reserves consisting of oil and approximately 14% consisting of natural gas. Of those reserves approximately 33% of Arena’s proved reserves are classified as proved developed producing, approximately 5% of its proved reserves are classified as proved developed behind pipe, and approximately 62% are classified as proved undeveloped.

The Merger

(pages 51-85)

How the Merger is Structured

It is contemplated that SandRidge will acquire Arena through the merger of Merger Sub, a Nevada corporation and a direct wholly owned subsidiary of SandRidge, with and into Arena, with Arena remaining as the surviving entity after the merger. In certain circumstances, however, Arena may be merged with and into Merger Sub, with Merger Sub remaining as the surviving entity after the merger. In either case, the surviving entity will be a wholly owned subsidiary of SandRidge.

What Arena Stockholders Will Receive in the Merger

In the merger, holders of shares of Arena common stock will receive 4.7771 shares of SandRidge common stock, plus $2.50 in cash for each share of Arena common stock that they own immediately prior to the effective time of the merger. The ratio of 4.7771 shares of SandRidge common stock for each share of Arena common stock is referred to as the exchange ratio. Arena stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

Immediately prior to the effective time of the merger, any outstanding options to purchase shares of Arena common stock that are “in the money” and that have not been exercised will be automatically exercised and converted into the right to receive a number of shares of SandRidge common stock equal to the value (based on the merger consideration) of the net number of Arena shares resulting from the deemed exercise. Fractions resulting from such conversion will be rounded down. Any outstanding options to purchase shares of Arena common stock that are not “in the money” and that have not been exercised will be canceled at the effective time of the merger. SandRidge will not assume any Arena options in connection with the merger. For a more complete discussion of the treatment of Arena stock options, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Each of the then outstanding awards of Arena restricted stock will be assumed by SandRidge at the effective time of the merger and converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the number of shares of Arena common stock underlying such award multiplied by (B) the conversion ratio, which is the exchange ratio of 4.7771 plus a fraction equal to $2.50 divided by the closing price of the SandRidge common stock on the closing date of the merger. Fractions resulting from such conversion will be rounded down. The vesting schedules for certain of the awards of restricted stock will be altered, as described under “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock—Arena Restricted Stock.” All other assumed awards of restricted stock will generally have the same terms and be subject to the same restrictions (including with respect to transfer and vesting) applicable to the award immediately prior to the effective time of the merger. For a more complete discussion of the treatment of Arena restricted stock, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Ownership of SandRidge Following the Merger

Based on the number of outstanding shares of Arena common stock on the record date relating to the Arena special meeting, we anticipate that Arena stockholders will receive approximately 188.9 million shares of SandRidge common stock in the merger. Based on that number and on the number of outstanding shares of SandRidge common stock on the record date relating to the SandRidge special meeting, following the merger, former Arena stockholders will own approximately 47.3% of the outstanding shares of SandRidge common stock (including approximately 2.5 million shares of SandRidge common stock that will be issued in respect of Arena restricted stock) and therefore will have the ability to exercise approximately 47.3% of the total voting power of the SandRidge common stock. These numbers do not give effect to shares of SandRidge common stock that may be issued upon the exercise of outstanding SandRidge options or upon the conversion of Arena shares that may be issued prior to the closing of the merger upon the exercise of outstanding Arena options. See “—What Arena Stockholders Will Receive in the Merger” above.

The Special Meetings and Voting

(pages 45-50)

The Special Meetings

The special meeting of SandRidge stockholders will be held at the SandRidge Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, at 10:00 a.m., local time, on June 8, 2010. At the special meeting, stockholders will be asked to approve the amendment to the SandRidge certificate of incorporation and the issuance of the shares of SandRidge common stock in connection with the merger.

The special meeting of Arena stockholders will be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, at 9:00 a.m., local time, on June 8, 2010. At the special meeting, stockholders will be asked to approve the merger agreement.

Record Date; Voting Power

SandRidge stockholders are entitled to vote at the SandRidge special meeting if they owned shares as of the close of business on May 5, 2010, referred to as the SandRidge record date. On May 3, 2010, there were 211,152,778 shares of SandRidge common stock outstanding and entitled to vote. Stockholders will have one vote at the special meeting for each share of SandRidge common stock they owned on the SandRidge record date.

Arena stockholders are entitled to vote at the Arena special meeting if they owned shares as of the close of business on May 5, 2010, referred to as the Arena record date. On May 3, 2010, there were 38,693,684 shares of Arena common stock outstanding and entitled to vote. Stockholders will have one vote at the special meeting for each share of Arena common stock they owned on the Arena record date.

Vote Required

At the SandRidge special meeting, assuming a quorum is present, (i) to approve the issuance of the shares of SandRidge common stock in connection with the merger, the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the SandRidge special meeting is required and (ii) to approve the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock, the affirmative vote of a majority of the outstanding shares of SandRidge common stock entitled to vote at the SandRidge special meeting is required.

As of May 3, 2010, shares representing approximately 13.58% of the total outstanding shares of SandRidge common stock were held by SandRidge’s directors, executive officers and their respective affiliates.

At the Arena special meeting, assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Arena common stock issued and outstanding and entitled to vote at the Arena special meeting is required to approve the merger agreement.

As of May 3, 2010, shares representing approximately 3.06% of the total outstanding shares of Arena common stock were held by Arena’s directors, executive officers and their respective affiliates.

Quorum; Abstentions and Broker Non-Votes

A quorum must be present to transact business at each of the meetings. If a SandRidge stockholder or an Arena stockholder submits a properly executed proxy card, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the SandRidge special meeting or the Arena special meeting, as applicable.

A quorum at the SandRidge special meeting and the Arena special meeting requires the presence, whether in person or by proxy, of a majority of the SandRidge common stock or the Arena common stock, respectively, issued and outstanding as of the applicable record date and entitled to vote at the SandRidge special meeting or the Arena special meeting, respectively.

Shares held in “street name” by brokers and other record holders but not voted at the special meetings because such brokers have not received voting instructions from the underlying owners are called “broker non-votes.” An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” each proposal to be voted on by the SandRidge and Arena stockholders, respectively.

At the SandRidge special meeting, abstentions and broker non-votes will be counted in determining whether a quorum is present. Neither abstentions nor broker non-votes will affect the outcome of the vote regarding the issuance of SandRidge common stock pursuant to the merger agreement, since they will not be counted as votes either for or against the proposal. With respect to the proposal to amend the certificate of incorporation, abstentions and broker non-votes will have the same effect as a vote against such proposal.

At the Arena special meeting, both abstentions and broker non-votes will be counted in determining whether a quorum is present. Abstentions and broker non-votes at the Arena special meeting will have the same effect as a vote against the approval of the merger agreement.

Matters to be Considered in Deciding How to Vote

Board of Directors’ Recommendations to Stockholders (pages 56 and 58)

The SandRidge board of directors believes that the merger agreement and the transactions contemplated thereby, including the amendment to the certificate of incorporation and the consummation of the merger, are fair to, and in the best interests of, SandRidge and its stockholders and unanimously recommends that the SandRidge stockholders vote “FOR” approval of the issuance of shares of SandRidge common stock in connection with the merger and “FOR” the amendment to the certificate of incorporation to increase the authorized number of shares of SandRidge common stock.

The Arena board of directors believes that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Arena and its stockholders and unanimously recommends that the Arena stockholders vote “FOR” approval of the merger agreement.

To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see “Risk Factors,” “The Merger—General” and “The Merger—Background of the Merger.”

Opinions of Financial Advisors (pages 58-78)

SandRidge’s Financial Advisor. Deutsche Bank Securities Inc., referred to as Deutsche Bank, delivered a written opinion to the SandRidge board of directors as to the fairness, from a financial point of view, to SandRidge of the merger consideration provided for in the merger. The full text of Deutsche Bank’s written opinion, dated April 3, 2010, is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, and qualifications and limitations of the review undertaken. Deutsche Bank’s opinion was provided to the SandRidge board of directors in connection with its consideration of the merger, and does not constitute a recommendation to any stockholder of SandRidge as to whether to vote for or against the issuance of the shares of SandRidge common stock in connection with the merger.

Arena’s Financial Advisor. In connection with the merger, Tudor, Pickering, Holt & Co. Securities, Inc., referred to as TudorPickering, delivered a written opinion to the Arena board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders (excluding specified holders) of the outstanding shares of Arena. Arena retained TudorPickering solely to provide its opinion. The full text of TudorPickering’s written opinion, dated April 3, 2010, is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. TudorPickering’s opinion was provided to the Arena board of directors in connection with the board’s consideration of the merger, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of interests in Arena should vote or act with respect to the merger or any other matter.

Interests of Arena and SandRidge Directors and Officers in the Merger (pages 94-99)

In considering the recommendation of the Arena board of directors with respect to the merger agreement and the recommendation of the SandRidge board of directors with respect to the issuance of shares of SandRidge common stock, Arena and SandRidge stockholders, respectively, should be aware that certain executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other stockholders of Arena and SandRidge generally.

Material U.S. Federal Income Tax Consequences of the Merger (pages 80-83)

SandRidge and Arena intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Holders of Arena common stock generally will recognize any gain (but not loss) for U.S. federal income tax purposes in an amount not to exceed the cash received as part of the merger consideration (other than cash received instead of a fractional share of SandRidge common stock). Arena stockholders will generally recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of SandRidge stock. This treatment may not be available to certain non-U.S. holders of more than 5% of Arena’s common stock. Holders of SandRidge common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Dissenters’ Rights of Appraisal (page 80)

Holders of SandRidge common stock and Arena common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Accounting Treatment of the Merger (page 78)

The merger will be accounted for using the purchase method of accounting.

Regulatory Matters (page 84)

U.S. antitrust laws prohibit SandRidge and Arena from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. SandRidge and Arena each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on April 19, 2010. SandRidge requested early termination of the applicable waiting period, which was granted effective April 30, 2010.

Market Price Information (page 26)

SandRidge’s and Arena’s common stock are each listed on the New York Stock Exchange. On April 1, 2010, the last full trading day on the New York Stock Exchange prior to the public announcement of the proposed merger, SandRidge common stock closed at $7.85 per share and Arena common stock closed at $34.26 per share. Based on the exchange ratio of 4.7771 shares of SandRidge common stock, plus $2.50 cash for each share of Arena common stock, the pro forma equivalent per share value of the Arena common stock on April 1, 2010 was approximately $40.00.

On May 4, 2010, SandRidge common stock closed at $7.36 per share and Arena common stock closed at $36.41 per share. Based on the foregoing assumptions, the pro forma equivalent per share value of the Arena common stock on April 29, 2010 was approximately $37.66 per share.

Material Differences in the Rights of Stockholders (pages 117-123)

The rights of Arena stockholders are governed by Nevada law and by Arena’s articles of incorporation and bylaws. Upon completion of the merger, Arena stockholders’ rights as stockholders of SandRidge will be governed by Delaware law and by SandRidge’s certificate of incorporation and amended and restated bylaws. Nevada law and Arena’s articles of incorporation and bylaws differ from Delaware law and SandRidge’s certificate of incorporation and bylaws in some material respects. For more information on these differences, see “Comparison of Rights of SandRidge Stockholders and Arena Stockholders.”

The Merger Agreement

(pages 100-114)

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. We encourage you to read the merger agreement. It is the principal document governing the merger.

Consideration to be Received in the Merger

The merger consideration to be received by Arena stockholders is described above under “—What Arena Stockholders Will Receive in the Merger.” For a full description of the merger consideration to be received in the merger by Arena stockholders, see “The Merger—Merger Consideration” beginning on page 78.

Arena Stock Options and Restricted Stock

SandRidge will not assume any outstanding options to purchase shares of Arena common stock in the merger. No later than 30 days prior to the scheduled or anticipated closing date of the merger, Arena will send a notice to all holders of options notifying them that (i) SandRidge will not assume any Arena options following the effective time of the merger or substitute new options therefore, and (ii) all unvested options will become vested and fully exercisable immediately prior to the effective time of the merger and contingent upon the consummation of the merger. Any options that are “in-the-money” as of the effective time of the merger and that are not exercised prior to the effective time of the merger will be deemed automatically exercised by the holder thereof, and the holder will be entitled to receive a number of shares of SandRidge common stock equal to the value (based on the merger consideration) of the net number of Arena shares resulting from the deemed exercise. Fractions resulting from such conversion will be rounded down. Any options that are not in-the-money as of the effective time of the merger will be canceled. Holders of options that become fully vested only as of and effective immediately prior to the effective time of the merger will be permitted to exercise such fully vested options effective as of and contingent upon the consummation of the merger. For a more complete discussion of the treatment of Arena stock options, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Each award of restricted stock that is outstanding at the effective time of the merger will be (i) assumed by SandRidge, in accordance with the terms of the applicable Arena stock plan and award agreement by which it is evidenced, except as provided in the immediately succeeding sentence, and (ii) converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the number of shares of Arena common stock underlying such award multiplied by (B) the conversion ratio, which is the exchange ratio of 4.7771 plus a fraction equal to $2.50 divided by the closing price of the SandRidge common stock on the closing date of the merger. Fractions resulting from such conversion will be rounded down. For any employee of Arena whose primary work location is at the Tulsa office, the vesting provisions of each such award of restricted SandRidge common stock will be modified, such that each such award will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the transition period (as defined in the Severance Plan described in “Interests of Certain Persons in the Merger”) with respect to the applicable employee and (z) the termination date (as defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of Arena, each such award of restricted SandRidge common stock will vest pursuant to the terms of the applicable original award agreement. For a more complete discussion of the treatment of Arena restricted stock, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

To the extent legally required, as soon as reasonably practicable following the effective time of the merger, SandRidge will cause the shares of restricted stock to be assumed as described above to be registered on Form S-8 (or any successor form promulgated by the Securities and Exchange Commission), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed restricted stock remains outstanding. As soon as reasonably practicable following the effective time of the merger, SandRidge will also deliver to each holder of an assumed restricted stock a notice setting forth such holder’s rights pursuant to such restricted stock.

Conditions to the Merger

SandRidge and Arena will be obligated to complete the merger only if certain conditions are satisfied or, in some cases, waived, including the following:

•	the receipt of the requisite approval of the SandRidge and Arena stockholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

the declaration of effectiveness by the Securities and Exchange Commission of SandRidge’s registration statement on Form S-4 registering the SandRidge common stock issuable to Arena stockholders, with no stop orders suspending the effectiveness thereof having been issued;

•	the approval for listing on the New York Stock Exchange of the SandRidge common stock to be issued in connection with the merger;

•

no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the merger illegal or otherwise prevent the consummation thereof;

•	the accuracy of each company’s representations and warranties and compliance by each company with its agreements contained in the merger agreement;

•

the delivery to SandRidge by Covington & Burling LLP, and to Arena by Johnson & Jones, P.C., of opinions stating that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•

demonstration by each of SandRidge and Arena that it has good and defensible title to oil and gas leases and other properties covering not less than 90% of its estimated reserves as of December 31, 2009, free and clear of any liens except certain permitted liens.

No Solicitation of Takeover Proposals

The merger agreement contains detailed provisions prohibiting each of SandRidge and Arena from seeking an alternative transaction. These “no solicitation” provisions prohibit SandRidge and Arena and their respective officers, directors, employees and representatives from taking any action to solicit a takeover proposal. These provisions also prohibit such persons from recommending, participating in discussions regarding, or furnishing information with respect to any takeover proposal, although this is subject to some exceptions, including some exceptions that permit the directors of SandRidge or Arena (as applicable) to comply with their fiduciary duties, after following specified procedures. In specified circumstances, the merger agreement permits the board of directors of SandRidge or Arena (as applicable) to accept an alternative takeover proposal it determines to be superior to the merger, and to terminate the merger agreement in such event.

Termination of the Merger Agreement

The merger agreement can be terminated in the following circumstances:

(1) SandRidge, Merger Sub and Arena can jointly agree in writing to terminate the merger agreement at any time without completing the merger.

(2) SandRidge or Arena can terminate the merger agreement if:

•

SandRidge and Arena do not complete the merger by September 30, 2010, or such other date agreed upon by the parties except that if either SandRidge or Arena has breached the merger agreement and the breach has caused the merger not to occur by September 30, 2010, then the breaching party may not exercise the right to terminate;

•

any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof will be in effect and will have become final and nonappealable;

•	the holders of a majority of the issued and outstanding shares of Arena common stock entitled to vote at the Arena special meeting do not approve the merger agreement; or

•

a majority of the votes cast, in person or by proxy, at the SandRidge special meeting are not voted in favor of the issuance of the shares of SandRidge common stock in connection with the merger or a majority of the outstanding shares of SandRidge common stock are not voted in favor of the amendment to the certificate of incorporation.

(3) SandRidge can terminate the merger agreement if:

•

prior to the SandRidge special meeting, SandRidge has not breached the no-solicitation provisions of the merger agreement, the SandRidge board of directors authorizes SandRidge to enter into an agreement concerning a superior alternative proposal and Arena does not make, within three business days of receipt of notice from SandRidge of its intention to enter into such agreement, an offer to SandRidge that the SandRidge board of directors determines is at least as favorable to SandRidge’s stockholders from a financial point of view as the superior alternative proposal, and, prior to such termination, SandRidge pays the termination fee described below under “—Termination Fees.”

•

the board of directors of Arena has withdrawn, modified or amended in any respect adverse to SandRidge its adoption of or recommendation in favor of the merger agreement or has failed to make such a favorable recommendation;

•

the board of directors of Arena or any committee thereof has recommended to Arena stockholders any alternative takeover proposal or shall have resolved to, or publicly announced its intention to, do so;

•	Arena has breached the no-solicitation provisions of the merger agreement in any respect; or

•

Arena has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement which breach or failure to perform would result in the conditions related to the accuracy of Arena’s representations and warranties or Arena’s compliance with its obligations contained in the merger agreement not being satisfied, and which is incapable of being cured or has not been cured by Arena within 20 calendar days after SandRidge sends written notice to Arena of that breach or failure to perform.

(4) Arena can terminate the merger agreement if:

•

prior to the Arena special meeting, Arena has not breached the no-solicitation provisions of the merger agreement, the Arena board of directors authorizes Arena to enter into an agreement concerning a superior alternative takeover proposal and SandRidge does not make, within three business days of receipt of notice from Arena of its intention to enter into such agreement, an offer to Arena that the Arena board of directors determines is at least as favorable to Arena’s stockholders from a financial point of view as the superior proposal, and, prior to such termination, Arena pays the termination fee described below under “—Termination Fees;”

•

the board of directors of SandRidge has withdrawn, modified or amended in any respect adverse to Arena its recommendation in favor of the share issuance and the amendment to the SandRidge charter or has failed to make such a favorable recommendation;

•

the board of directors of SandRidge or any committee thereof has recommended to SandRidge stockholders any alternative superior proposal or shall have resolved to, or publicly announced its intention to, do so;

•	SandRidge has breached the no-solicitation provisions of the merger agreement in any respect; or

•

SandRidge has breached or failed to perform in any material respect any of its representations, warranties covenants or other agreements under the merger agreement which breach or failure to perform would result in the conditions related to the accuracy of SandRidge’s representations and warranties or SandRidge’s or Merger Sub’s compliance with their agreements contained in the merger agreement not being satisfied, and which is incapable of being cured or has not been cured by SandRidge within 20 calendar days after Arena sends written notice to SandRidge of that breach or failure to perform.

Termination Fees

Under the merger agreement, the following termination fees are payable by Arena:

•	Arena must pay SandRidge a termination fee of $50 million if:

(1) SandRidge terminates the merger agreement for the reasons described in any of the second, third or fourth bullet points of paragraph (3) above under “—Termination of the Merger Agreement,”

(2) Arena terminates the merger agreement for the reason described in the first bullet point of paragraph (4) above under “—Termination of the Merger Agreement,” or

(3) an alternative takeover proposal in respect of Arena is publicly announced or is proposed or offered or made to Arena or to the Arena stockholders prior to the approval of the merger agreement by the Arena stockholders, the merger agreement is terminated by SandRidge or Arena because of the failure to complete the merger by September 30, 2010, and within 12 months following such termination, Arena consummates or enters into an agreement with the proponent of the alternative takeover proposal.

•

Arena must pay SandRidge a termination fee of $20 million if the merger agreement is terminated pursuant to the third bullet point under paragraph (2) above under “—Termination of the Merger Agreement,” and will be required to pay an additional termination fee of $30 million if within 12 months following such termination Arena consummates or enters into an agreement with the proponent of an alternative takeover proposal.

Under the merger agreement, the following termination fees are payable by SandRidge:

•	SandRidge must pay Arena a termination fee of $50 million if:

(1) Arena terminates the merger agreement for the reasons described in any of the second, third or fourth bullet points of paragraph (4) above under “—Termination of the Merger Agreement,”

(2) SandRidge terminates the merger agreement for the reason described in the first bullet point in paragraph (3) above under “—Termination of the Merger Agreement,” or

(3) an alternative takeover proposal in respect of SandRidge is publicly announced or is proposed or offered or made to SandRidge or to the SandRidge stockholders prior to the approval of SandRidge’s share issuance and amendment to its certificate of incorporation in connection with the merger by the SandRidge stockholders, the merger agreement is terminated by SandRidge or Arena because of the failure to complete the merger by September 30, 2010, and within 12 months following such termination, SandRidge consummates or enters into an agreement with the proponent of the alternative takeover proposal.

•

SandRidge must pay Arena a termination fee of $20 million if the merger agreement is terminated pursuant to the fourth bullet point under paragraph (2) above under “—Termination of the Merger Agreement,” and will be required to pay an additional termination fee of $30 million if within 12 months following such termination SandRidge consummates or enters into an agreement with the proponent of an alternative takeover proposal.

Expenses

Each of SandRidge and Arena will bear all expenses it incurs in connection with the merger. If the merger agreement is terminated and any termination fee described above is payable as a result thereof, the party obligated to pay such fee will reimburse the other party for all documented and reasonable out of pocket fees and expenses incurred by such other party in connection with the merger, up to a maximum of $7.5 million.

Selected Historical Financial Data of SandRidge

Set forth below is selected consolidated financial data of SandRidge as of and for each of the years in the five-year period ended December 31, 2009. The information is derived from audited financial statements of SandRidge for the years 2005 through 2009. This information should be read together with SandRidge’s consolidated financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in SandRidge’s reports on file with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find Other Information” on page 127.

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$591,044	$1,181,814	$677,452	$388,242	$287,693
Expenses:
Production	169,285	159,004	106,192	35,149	16,195
Production taxes	4,010	30,594	19,557	4,654	3,158
Drilling and services	30,899	26,186	44,211	98,436	52,122
Midstream and marketing	78,684	186,655	94,253	115,076	141,372
Depreciation and depletion—natural gas and oil	176,027	290,917	173,568	26,321	9,313
Depreciation, depletion and amortization—other	50,865	70,448	53,541	29,305	14,893
Impairment	1,707,150	1,867,497	—	—	—
General and administrative	100,256	109,372	61,780	55,634	11,908
(Gain) loss on derivative contacts	(147,527)	(211,439)	(60,732)	(12,291)	4,132
Loss (gain) on sales of assets	26,419	(9,273)	(1,777)	(1,023)	547

Total operating expenses	2,196,068	2,519,961	490,593	351,261	253,640

(Loss) income from operations	(1,605,024)	(1,338,147)	186,859	36,981	34,053

Other income (expense):
Interest income	375	3,569	4,694	991	206
Interest expense	(185,691)	(147,027)	(117,185)	(16,904)	(5,277)
Income (loss) from equity investments	1,020	1,398	4,372	967	(384)
Other income, net	7,272	1,454	729	118	—

Total other (expense) income	(177,024)	(140,606)	(107,390)	(14,828)	(5,455)

(Loss) income before income taxes	(1,782,048)	(1,478,753)	79,469	22,153	28,598
Income tax (benefit) expense	(8,716)	(38,328)	29,524	6,236	9,968

(Loss) income from continuing operations	(1,773,332)	(1,440,425)	49,945	15,917	18,630
Income from discontinued operations, net of tax	—	—	—	—	229

Net (loss) income	(1,773,332)	(1,440,425)	49,945	15,917	18,859
Less: net income (loss) attributable to noncontrolling interest	2,258	855	(276)	296	737

Net (loss) income attributable to SandRidge Energy, Inc.	(1,775,590)	(1,441,280)	50,221	15,621	18,122
Preferred stock dividends and accretion	8,813	16,232	39,888	3,967	—

(Loss applicable) income available to SandRidge Energy, Inc., common stockholders	$(1,784,403)	$(1,457,512)	$10,333	$11,654	$18,122

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)
Earnings Per Share Information:
Basic and Diluted
Net (loss) income attributable to SandRidge Energy, Inc.	$(10.15)	$(9.26)	$0.46	$0.21	$0.31
Income from discontinued operations, net of income tax	—	—	—	—	0.01
Preferred stock dividends	(0.05)	(0.10)	(0.37)	(0.05)	—

(Loss) income per share (applicable) available to SandRidge Energy, Inc. common stockholders	$(10.20)	$(9.36)	$0.09	$0.16	$0.32

Weighted average number of SandRidge Energy, Inc., common shares outstanding(1):
Basic	175,005	155,619	108,828	73,727	56,559

Diluted	175,005	155,619	110,041	74,664	56,737

	As of December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,861	$636	$63,165	$38,948	$45,731
Property, plant and equipment, net	2,433,643	3,175,559	3,337,410	2,134,718	337,881
Total assets	2,780,317	3,655,058	3,630,566	2,388,384	458,683
Long-term debt	2,578,938	2,375,316	1,067,649	1,066,831	43,133
Redeemable convertible preferred stock(2)	—	—	450,715	439,643	—
Total (deficit) equity	(195,905)	793,551	1,771,563	694,910	297,179
Total liabilities and equity	2,780,317	3,655,058	3,630,566	2,388,384	458,683

(1)	The number of shares has been adjusted to reflect a 281.562-to-1 stock split in December 2005.
(2)	On May 7, 2008, SandRidge Energy, Inc. converted all of its then outstanding redeemable convertible preferred stock into shares of SandRidge common stock.

Selected Historical Financial Data of Arena

Set forth below is selected consolidated financial data of Arena as of and for each of the years in the five-year period ended December 31, 2009. The information is derived from audited financial statements of Arena for the years 2005 through 2009. This information should be read together with Arena’s consolidated financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in Arena’s reports on file with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find Other Information” on page 127.

	Years Ended December 31,
	2009	2008	2007	2006	2005
Statement of Operations Data:
Revenues	$126,240,777	$208,858,645	$100,089,698	$59,760,117	$25,843,077
Cost of revenues	21,999,046	28,351,514	17,156,338	9,960,178	5,772,225
Realized loss (gain) on oil derivative	(14,884,846)	4,275,330	932,361	—	—
Depreciation, depletion and amortization	38,957,641	29,789,794	17,968,062	7,900,099	2,781,504
Accretion	410,926	309,402	190,904	127,132	102,585
General and administrative	13,453,384	13,557,202	7,815,721	3,617,309	1,365,590
Net income	42,294,179	83,617,201	34,441,939	23,267,968	9,460,683
Basic income per common share	$1.10	$2.28	$1.07	$0.83	$0.42
Diluted income per common share	1.09	2.20	1.02	0.77	0.38

	As of December 31,
	2009	2008	2007	2006	2005
Balance Sheet Data:
Current assets	$80,171,888	$89,530,137	$30,823,214	$14, 674,345	$7,673,860
Oil and gas properties subject to amortization	661,453,134	548,714,235	339,887,859	171,708,200	69,770,685
Total assets	657,070,934	591,684,775	350,980,663	176,312,978	74,421,907
Total current liabilities	18,571,593	19,789,547	19,216,475	14,995,870	6,590,196
Total long-term liabilities	115,832,611	89,599,767	73,953,223	41,273,056	9,102,956
Total Stockholder Equity	522,666,730	482,295,461	257,810,965	120,044,052	58,728,755

Selected Unaudited Pro Forma Financial Information

SandRidge and Arena are providing the following selected unaudited pro forma financial information to present a summary of the results of operations and financial position of the combined company after giving effect to (i) the merger, absent any operational or other changes, had SandRidge’s and Arena’s businesses been combined for the periods and at the dates indicated, and (ii) SandRidge’s December 2009 acquisition of Permian Basin properties from Forest Oil Corporation.

The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma financial information is presented for illustrative purposes only and is based on the estimates and assumptions set forth below and in the notes accompanying the unaudited pro forma condensed combined financial information. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as necessarily being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The selected unaudited pro forma financial information (i) has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 86 and (ii) should be read in conjunction with the consolidated financial statements of SandRidge and Arena incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 127.

The unaudited pro forma condensed combined financial information was prepared based on the following assumptions:

•

SandRidge issued an aggregate of approximately 189.9 million shares of SandRidge common stock and paid $98.3 million in cash for all the outstanding shares of common stock of Arena (including shares of restricted stock expected to vest prior to the merger). The shares of SandRidge common stock to be issued in the merger also includes shares issued in respect of outstanding options to purchase Arena common stock that are in-the-money, which, for purposes of the pro forma financial information, are all currently outstanding options with an exercise price less than $34.26 per share (the closing price of Arena common stock on April 1, 2010). The actual number of shares issued in exchange for outstanding Arena options will depend on the number of unexercised options outstanding at closing and will be determined based upon Arena’s closing price on the closing date of the merger.

•	SandRidge drew $98.3 million under its senior credit facility to fund the cash component of the merger consideration.

•	SandRidge’s profesional services costs and other costs directly related to the transaction were $15.0 million.

•

The unaudited pro forma balance sheet has been prepared as if the merger occurred on December 31, 2009. The unaudited pro forma statements of operations have been prepared as if the merger and SandRidge’s acquisition of the Permian Basin assets occurred on January 1, 2009.

•	The merger was accounted for as a purchase of Arena by SandRidge.

•

Cost savings (or associated costs to achieve those savings) from operating efficiencies, synergies or other restructuring that could result from the merger have not been reflected as an adjustment to the historical data.

As of and for the Year Ended December 31, 2009
(In thousands, except per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$808,834
Total operating expenses	2,370,619

Loss (income) from operations	(1,561,785)
Total other (expense) income	(217,920)
(Loss) income before income taxes	(1,779,705)
Income tax (benefit) expense	(8,716)
Net (loss) income	(1,770,989)

(Loss applicable) income available to common stockholders	(1,793,693)

Pro forma net (loss) income per common share:
Basic	$(4.61)
Diluted	$(4.61)

Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$56,496
Property, plant and equipment, net	3,896,709
Total assets	4,807,794
Long-term debt (excluding current maturities)	2,665,245
Total equity	1,706,124
Total liabilities and equity	4,807,794

Summary Pro Forma Combined Oil and Natural Gas Reserve and Production Data

The following table sets forth summary pro forma information with respect to SandRidge’s and Arena’s combined estimated oil and natural gas reserves as of December 31, 2009. This pro forma information gives effect to the merger as if it occurred on December 31, 2009. The SandRidge and Arena oil and natural gas reserve data presented below was derived from each company’s 2009 Annual Report on Form 10-K, which are incorporated by reference in this joint proxy statement/prospectus. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil and natural gas for the year ended December 31, 2009. Because of the relatively high volumes of CO2 produced with natural gas in certain areas of the WTO, the natural gas reserve volumes reported for SandRidge are reported net of CO2 volumes removed at the gas plants. The gas plant fees for removing CO2 for high CO2 natural gas have been included in SandRidge’s lease operating expenses as treating and gathering fees. All natural gas delivered to sales points with CO2 levels within pipeline specifications is included in reported reserves.

	Estimated Quantities of Oil and Natural Gas Reserves as of December 31, 2009
	SandRidge Historical	Arena Historical	SandRidge Pro Forma Combined
Estimated Proved Reserves:
Oil (MBbls)(1)	105,349	59,715	165,064
Natural Gas (MMcf)	680,075	57,215	737,290
Total (MMcfe)(2)	1,312,169	415,505	1,727,674

Estimated Proved Developed Reserves:
Oil (MBbls)(1)	38,327	21,145	59,472
Natural Gas (MMcf)	592,777	28,302	621,079
Total (MMcfe)(2)	822,739	155,172	977,911

Estimated Proved Undeveloped Reserves:
Oil (MBbls)(1)	67,022	38,570	105,592
Natural Gas (MMcf)	87,298	28,913	116,211
Total (MMcfe)(2)	489,430	260,333	749,763

(1)	Includes natural gas liquids.
(2)	Assumes a ratio of 6 mcf of natural gas per barrel of oil.

The following table sets forth summary pro forma information with respect to SandRidge’s and Arena’s combined oil and natural gas production for the year ended December 31, 2009. This pro forma information gives effect to the merger as if it occurred on January 1, 2009. The SandRidge and Arena oil and natural gas production data presented below was derived from each company’s 2009 Annual Report on Form 10-K, which are incorporated by reference in this joint proxy statement/prospectus. SandRidge’s pro forma production data also gives effect to its acquisition of assets from Forest Oil Corporation, which was consummated on December 21, 2009, as if such transaction occurred on January 1, 2009.

	Production for the Year Ended December 31, 2009
	SandRidge Historical	SandRidge Pro Forma for Forest Acquisition	Arena Historical	SandRidge Pro Forma Combined
Oil (MBbls)(1)	2,894	4,448	2,004	6,452
Natural Gas (MMcf)	87,461	93,526	2,173	95,699
Total (MMcfe)(2)	104,825	120,214	14,197	134,411

(1)	Includes natural gas liquids.
(2)	Assumes a ratio of 6 mcf of natural gas per barrel of oil.

Comparative Per Share Information

The following tables set forth historical per share information for SandRidge common stock and Arena common stock and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting.

The unaudited pro forma condensed combined per share information does not purport to represent what the results of operations or financial position of SandRidge, Arena or the combined company would actually have been had the merger occurred at the beginning of the period shown or to project SandRidge’s, Arena’s or the combined company’s results of operations or financial position for any future period or date. Such pro forma information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 86.

The historical per share information is derived from, and should be read in conjunction with, the financial statements for each of SandRidge and Arena, which are contained in the reports and other information that have been filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 127.

Year Ended December 31, 2009
SandRidge Historical Per Common Share Data:
Income from continuing operations:
Basic(a)	$(10.20)
Diluted(b)	$(10.20)
Cash dividends	—
Book value(c)	$(0.79)

Arena Historical Per Common Share Data:
Income from continuing operations:
Basic(a)	$1.10
Diluted(b)	$1.09
Cash dividends	—
Book value(c)	$12.91

Pro Forma Combined Company Per Common Share Data:
Income from continuing operations:
Basic(d)	$(4.61)
Diluted(d)	$(4.61)
Cash dividends	—
Book value(e)	$3.76

Pro Forma Arena Equivalent Per Common Share Data:
Income from continuing operations:
Basic(f)	$(22.02)
Diluted(f)	$(22.02)
Cash dividends(f)	—
Book value(f)	$17.96

(a)	Based on the weighted average number of shares of common stock outstanding for SandRidge and Arena, respectively, for such period.
(b)	Based on the weighted average number of shares of common stock outstanding plus the potential dilution that would occur if interests in securities (such as the outstanding options and convertible perpetual preferred stock) were exercised and converted into common stock of SandRidge or Arena for such period.

(c)	Computed by dividing stockholders’ equity (excluding noncontrolling interests) by the number of shares of common stock at the end of such period plus the dilutive effect of interests in securities (such as the outstanding options and convertible perpetual preferred stock).
(d)	Based on the pro forma net income from the “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 86 which gives effect to the merger under the purchase method of accounting.
(e)	Computed by dividing stockholders’ equity by the number of outstanding shares of SandRidge common stock at the end of such period, adjusted to include the estimated number of shares of SandRidge common stock to be issued in the merger plus the dilutive effect of interests in securities (such as the outstanding options and convertible perpetual preferred stock) at the end of such period.
(f)	Based on the assumed conversion of each share of Arena common stock into 4.7771 shares of SandRidge common stock in the merger.

Comparative Per Share Market Price and Dividend Information

SandRidge common stock is listed for trading on the New York Stock Exchange under the symbol “SD.” Arena common stock is listed for trading on the New York Stock Exchange under the symbol “ARD.” The following table sets forth, for the periods indicated, the high and low sale prices per share of SandRidge and Arena common stock on the New York Stock Exchange. For current price information, you should consult publicly available sources. Arena has neither declared nor paid any cash dividends on its common stock in the past three years. SandRidge has neither declared nor paid any cash dividends on its common stock, and does not anticipate declaring any dividends on its common stock in the foreseeable future.

SandRidge Common Stock

	High	Low
2010
Second Quarter (through May 4, 2010)	$8.03	$6.92
First Quarter	$11.08	$7.13

2009
Fourth Quarter	$14.08	$7.97
Third Quarter	$15.00	$7.44
Second Quarter	$11.84	$6.31
First Quarter	$8.79	$4.49

2008
Fourth Quarter	$19.54	$4.85
Third Quarter	$69.41	$17.46
Second Quarter	$69.00	$37.88
First Quarter	$41.05	$28.50

Arena Common Stock

	High	Low
2010
Second Quarter (through May 4, 2010)	$38.24	$33.68
First Quarter	$45.15	$30.81

2009
Fourth Quarter	$45.72	$32.25
Third Quarter	$36.65	$26.52
Second Quarter	$38.75	$24.80
First Quarter	$32.79	$18.59

2008
Fourth Quarter	$39.03	$17.63
Third Quarter	$56.59	$32.47
Second Quarter	$57.60	$38.00
First Quarter	$44.17	$29.25

The following table sets forth the closing prices per share of SandRidge and Arena common stock, as well as the equivalent per share of Arena common stock price, on April 1, 2010, the last full trading day prior to the public announcement of the merger, and May 4, 2010, the last full trading day that this information could practicably be calculated prior to the date of this joint proxy statement/prospectus.

	SandRidge Common Stock	Arena Common Stock	Equivalent per share of Arena Common Stock
April 1, 2010	$7.85	$34.26	$40.00
May 4, 2010	$7.36	$36.41	$37.66

RISK FACTORS

In addition to the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” on page 6, the information included in this joint proxy statement/prospectus and the other documents attached to or incorporated by reference in this joint proxy statement/prospectus, you should consider the following risk factors carefully in determining whether to vote in favor of the proposals described herein.

Risks Relating to the Merger

Because the exchange ratio is fixed, the value of SandRidge common stock issued to the Arena stockholders will depend on the market price of SandRidge common stock when the merger is completed.

Arena stockholders will receive a fixed number of shares of common stock of SandRidge, rather than a number of shares with a particular fixed market value. The market values of SandRidge and Arena common stock at the time of the merger may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Arena stockholders vote on the merger. Because the exchange ratio will not be adjusted to reflect any changes in the market value of SandRidge or Arena common stock, the market value of the SandRidge common stock issued in the merger and the Arena common stock surrendered in the merger may be higher or lower than the values of such shares on such earlier dates. Stock price changes may result from a variety of factors that are beyond the control of SandRidge and Arena, including changes in their businesses, operations and prospects, regulatory considerations, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, and general and oil and gas specific market and economic conditions. Arena is not permitted to “walk away” from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock.

Merger-related charges will be incurred.

SandRidge and Arena estimate that, as a result of the merger, the combined company will incur cash severance expenses of approximately $0.2 million and make certain retention incentive payments in cash in an aggregate amount of approximately $2.4 million. In addition, SandRidge and Arena expect to incur other merger-related cash expenses of approximately $15.0 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing amounts are preliminary estimates and the actual amounts may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of SandRidge’s and Arena’s businesses.

Directors and executive officers of Arena and SandRidge may have interests in the merger that are different from those of Arena and SandRidge stockholders.

Certain directors and executive officers of Arena and SandRidge who recommend that you vote in favor of the approval of the merger transaction have compensation or benefit arrangements that provide them with interests in the merger that may be different than yours. The receipt of compensation or other benefits in connection with the merger (including severance and other payments, acceleration of the vesting of stock options, termination of employment or service as a director, the lapsing of restrictions on restricted stock as a result of the merger, and acceleration of vesting of deferred compensation benefits), or the continuation of indemnification arrangements for current directors and executive officers of Arena following completion of the merger, may influence these directors and executive officers in making their recommendation that you vote in favor of the merger. See “Interests of Certain Persons in the Merger.” You should consider these interests in connection with your vote on the merger, including whether these interests may have influenced these directors and executive officers to recommend or support the merger.

Failure to retain key employees could adversely affect the combined company after the merger.

The performance of Arena as a subsidiary of SandRidge after the merger could be adversely affected if the combined company cannot retain selected key employees. As part of its retention and severance plan, Arena has implemented an employee retention program designed to help the combined company retain selected key employees for a transition period after the merger, but no assurance can be given as to whether this program will cause key employees to remain with the combined company after the transition period.

Obtaining required approvals necessary to satisfy closing conditions may delay or prevent completion of the merger. The government could bring an antitrust action before or after completion of the merger.

Completion of the merger is conditioned upon the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act. SandRidge and Arena are pursuing all required approvals in accordance with the merger agreement. These approvals may impose conditions on or require divestitures relating to the operations or assets of SandRidge or Arena. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 100 for a discussion of the conditions to the completion of the merger and “The Merger—Regulatory Filings and Approvals Required to Complete the Merger” on page 84 for a description of the regulatory approvals necessary in connection with the merger.

Further, the Antitrust Division of the Department of Justice and the Federal Trade Commission could challenge the merger on antitrust grounds either before or after expiration of the waiting period prescribed by the HSR Act. Accordingly, at any time before or after the completion of the merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. There can be no assurance that an antitrust challenge to the merger will not be made or that, if a challenge is made, the parties would prevail.

Risks Relating to the Combined Company’s Operations After the Consummation of the Merger

The integration of SandRidge and Arena following the merger will present significant challenges.

Upon consummation of the merger, the integration of the operations of Arena and of SandRidge and the consolidation of such operations in SandRidge will require the dedication of management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating operations and systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. The failure to successfully integrate SandRidge and Arena or to successfully manage the challenges presented by the integration process may result in SandRidge and Arena not achieving the anticipated potential benefits of the merger.

Oil and natural gas prices are volatile, and a decline in oil and natural gas prices could significantly affect the combined company’s financial results and impede its growth.

The combined company’s revenues, profitability and cash flow depend upon the prices and demand for oil and natural gas. The markets for these commodities are very volatile. Even relatively modest drops in prices can significantly affect the combined company’s financial results and impede its growth. Changes in oil and natural gas prices have a significant impact on the value of the combined company’s reserves and on its cash flow. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas and a variety of additional factors that are beyond the combined company’s control, such as:

•	the domestic and foreign supply of oil and natural gas;

•	the price of foreign imports;

•	worldwide economic conditions;

•	political and economic conditions in oil producing regions, including the Middle East and South America;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the level of consumer product demand;

•	weather conditions, including hurricanes and tropical storms in and around the Gulf of Mexico;

•	technological advances affecting energy consumption;

•	availability of pipeline infrastructure, treating, transportation and refining capacity;

•	domestic and foreign governmental regulations and taxes; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices, such as those experienced in recent periods, may not only decrease the combined company’s revenues on a per share basis, but also may reduce the amount of oil and natural gas that it can produce economically and, therefore, could have a material adverse effect on the combined company’s financial condition and results of operations. This also may result in the combined company’s having to make substantial downward adjustments to its estimated proved reserves.

Volatility in the capital markets could affect the value of certain assets as well as the combined company’s ability to obtain capital.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including significant write-offs in the financial services sector and current weak economic conditions. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial and/or operating strength. As a result, for many companies, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt on similar terms or at all and reduced, or in some cases ceased, to provide funding to borrowers. In addition, lending counterparties under existing revolving credit facilities and other debt instruments may be unwilling or unable to meet their funding obligations. These factors may adversely affect the value of certain of the combined company’s assets and the combined company’s ability to draw on SandRidge’s senior credit facility. If the current credit conditions of U.S. and international capital markets persist or deteriorate, the combined company may be required to impair the carrying value of assets associated with derivative contracts to account for non-performance by counterparties to those contracts. Moreover, government responses to the disruptions in the financial markets may not restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

If financial institutions that have extended credit commitments to SandRidge or Arena are adversely affected by the current conditions of the U.S. and international capital markets, they may become unable to fund borrowings under their credit commitments to the combined company, which could have a material adverse effect on the combined company’s financial condition and its ability to borrow additional funds, if needed, for working capital, capital expenditures and other corporate purposes.

Future price declines may result in further reductions of the asset carrying values of the combined company’s oil and natural gas properties.

SandRidge and Arena have utilized, and the combined company will utilize, the full cost method of accounting for costs related to their oil and natural gas properties. Under this accounting method, all costs for both productive and nonproductive properties are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, the amount of these costs that can be carried as capitalized assets is subject to a ceiling, which limits such pooled costs to the aggregate of the present value of future net revenues of proved oil and natural gas reserves attributable to proved properties, discounted at 10%, plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the most recent 12-month average prices for oil and natural gas, adjusted for the impact of derivatives accounted for as cash flow hedges. In the event any of the combined company’s derivatives are accounted for as cash flow hedges, the impact of these derivative contracts will be included in the determination of its full cost ceiling.

SandRidge’s ceiling limitation as of December 31, 2009 resulted in a non-cash impairment charge of $388.9 million. Further declines in oil and natural gas prices, without other mitigating circumstances, could result in additional losses of future net revenues to the combined company, including losses attributable to quantities that cannot be economically produced at lower prices, which could cause us to make additional write-downs of capitalized costs of the combined company’s oil and natural gas properties and non-cash charges against future earnings. The amount of such future write-downs and non-cash charges could be substantial.

The combined company has a substantial amount of indebtedness, which may adversely affect its cash flow and ability to operate its business.

As adjusted for the merger, at December 31, 2009, the combined company’s total indebtedness was $2.7 billion, and the combined company had preferred stock outstanding with an aggregate liquidation preference of $465.0 million. The combined company’s substantial level of indebtedness and preferred stock outstanding increases the possibility that it may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of its indebtedness. The combined company’s substantial indebtedness, combined with certain leases and other financial obligations and contractual commitments, could have other important consequences to the combined company. For example, it could:

•	make the combined company more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•

require the combined company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•

place the combined company at a disadvantage compared to its competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that its indebtedness prevents it from pursuing; and

•

limit the combined company’s ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its business strategy or other purposes.

Any of the above listed factors could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present value of its reserves. The combined company’s current estimates of reserves could change, potentially in material amounts, in the future.

The process of estimating oil and natural gas reserves is complex and inherently imprecise. It requires interpretations of available technical data and many assumptions, including assumptions relating to production rates and economic factors such as oil and natural gas prices, drilling and operating expenses, capital expenditures and availability of funds. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in SandRidge’s or Arena’s respective Annual Report on Form 10-K for the period ended December 31, 2009.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from the combined company’s estimates. Any significant variance could materially affect the estimated quantities and present value of reserves reported by the combined company, which in turn could have a negative effect on the value of the combined company’s assets. In addition, from time to time in the future, the combined company may adjust estimates of proved reserves, potentially in material amounts, to reflect production history, results of exploration and development, oil and natural gas prices and other factors, many of which are beyond the combined company’s control.

The present value of future net cash flows from the combined company’s proved reserves will not necessarily be the same as the current market value of its estimated oil and natural gas reserves.

The combined company will base the estimated discounted future net cash flows from its proved reserves on 12-month average prices and costs. Actual future net cash flows from the combined company’s oil and natural gas properties also will be affected by factors such as:

•	actual prices the combined company receives for oil and natural gas;

•	the accuracy of its reserve estimates;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production;

•	supply of and demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

The timing of both the combined company’s production and incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the combined company will use a 10% discount factor when calculating discounted future net cash flows, which may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the combined company or the oil and gas industry in general.

Unless the combined company replaces its oil and natural gas reserves, its reserves and production will decline, which would adversely affect the combined company’s business, financial condition and results of operations.

The combined company’s future oil and natural gas reserves and production, and therefore its cash flow and income, are highly dependent on its success in efficiently developing and exploiting current reserves and economically finding or acquiring additional recoverable reserves. The combined company may not be able to develop, find or acquire additional reserves to replace current and future production at acceptable costs.

The combined company’s potential drilling location inventories are scheduled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

As of December 31, 2009, 610 of SandRidge’s approximately 12,100 identified potential future well locations and 992 of Arena’s approximately 4,302 identified potential future well locations, respectively, were attributed to proved undeveloped reserves. These potential drilling locations, including those without proved undeveloped reserves, represent a significant part of the combined company’s growth strategy. The combined company’s ability to drill and develop these locations is subject to a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, oil and natural gas prices, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations the combined company has will ever be drilled or if the combined company will be able to produce natural gas or oil from these or any other potential drilling locations. As such, the combined company’s actual drilling activities may materially differ from its current expectations, which could adversely affect its business.

The combined company will not know conclusively prior to drilling whether natural gas or oil will be present in sufficient quantities to be economically viable.

A prospect is a property on which the combined company has identified what its geoscientists believe, based on available seismic and geological information, to be indications of natural gas or oil. The combined company’s prospects and drilling locations are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. The use of seismic data and other technologies and the study of producing fields in the same area will not enable the combined company to know conclusively prior to drilling whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to be economically viable. Even if sufficient amounts of natural gas or oil exist, the combined company may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from the well or abandonment of the well.

During 2009, SandRidge participated in drilling a total of 160 gross wells, of which four were identified as dry wells, while Arena participated in drilling a total of 182 gross wells, of which one was identified as a dry well. If the combined company drills additional wells that it identifies as dry wells in its current and future prospects, the combined company’s drilling success rate may decline and materially harm its business. In summary, the cost of drilling, completing and operating any well is often uncertain, and new wells may not be productive.

Properties that the combined company buys may not produce as projected, and the combined company may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them.

The combined company’s reviews of properties it acquires will be inherently incomplete because an in-depth review of every individual property involved in each acquisition generally is not feasible. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as soil or ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the combined company may assume certain environmental and other risks and liabilities in connection with acquired properties, and such risks and liabilities could have a material adverse effect on the combined company’s results of operations and financial condition.

The development of the proved undeveloped reserves in West Texas and other areas of operation may take longer and may require higher levels of capital expenditures than the combined company anticipates.

Approximately 35.5% of the estimated proved reserves that SandRidge owned or had under lease in West Texas as of December 31, 2009 were proved undeveloped reserves and 37.3% of its total reserves were proved undeveloped reserves. Approximately 52% of the estimated proved reserves that Arena owned or had under lease in West Texas as of December 31, 2009 were proved undeveloped reserves and 62% of its total reserves were proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than SandRidge or Arena currently anticipates. Therefore, ultimate recoveries from these fields may not match current expectations. Delays in the development of the combined company’s reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of the combined company’s estimated proved undeveloped reserves and future net revenues estimated for such reserves.

A significant portion of the combined company’s operations will be located in West Texas, making the combined company vulnerable to risks associated with operating in one major geographic area.

As of December 31, 2009, approximately 69.7% of SandRidge’s proved reserves and 64.5% of its production and approximately 80% of Arena’s proved reserves and 86% of its production were located in the WTO and Permian Basin in West Texas. In addition, a substantial portion of the combined company’s WTO natural gas contains a high concentration of CO2 and requires treating. As a result, the combined company may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation and treatment capacity constraints, curtailment of production or treatment plant closures for scheduled maintenance or unanticipated occurrences. Such delays or interruptions could have a material adverse effect on the combined company’s financial condition and results of operations.

Many of the combined company’s prospects in the WTO may contain natural gas that is high in CO2 content, which can negatively affect its economics.

The reservoirs of many of the combined company’s prospects in the WTO may contain natural gas that is high in CO2 content. The natural gas produced from these reservoirs must be treated for the removal of CO2 prior to marketing. If the combined company cannot obtain sufficient capacity at treatment facilities for natural gas with a high CO2 concentration, or if the cost to obtain such capacity significantly increases, the combined company could be forced to delay production and development or experience increased production costs. The combined company will not know the amount of CO2 it will encounter in any well until it is drilled. As a result, the combined company may encounter CO2 levels in a well that is higher than expected. Since the treatment expenses are incurred on a Mcf basis, the combined company will incur a higher effective treating cost per MMBtu of natural gas sold for natural gas with a higher CO2 content. As a result, high CO2 gas wells must produce at much higher rates than low CO 2 gas wells to be economic, especially in a low natural gas price environment.

Furthermore, when the combined company treats the gas for the removal of CO2, some of the methane will be used to run the treatment plant as fuel gas and other methane and heavier hydrocarbons, such as ethane, propane and butane, cannot be separated from the CO2 and is lost. This is known as plant shrink. Historically SandRidge’s plant shrink has been approximately 14% in the WTO. After giving effect to plant shrink, as many as 4 Mcf of high CO2 natural gas must be produced to sell one MMBtu of natural gas. SandRidge currently reports, and the combined company plans to report, its volumes of natural gas reserves and production net of CO2 volumes that are removed and/or lost to shrinkage prior to sales.

All of the combined company’s consolidated drilling and services revenues will be derived from companies in the oil and gas industry.

Companies to which the combined company will provide drilling and related services are affected by the oil and gas industry risks mentioned above. Market prices of oil and natural gas, limited access to capital and reductions in capital expenditures could result in oil and gas companies canceling or curtailing their drilling programs, which could reduce the demand for the combined company’s drilling and related services. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and natural gas prices or otherwise, could impact the combined company’s drilling and services segment by negatively affecting:

•	revenues, cash flow and profitability;

•	the combined company’s ability to retain skilled rig personnel whom it would need in the event of an upturn in the demand for drilling and related services; and

•	the fair value of the combined company’s rig fleet.

A significant decrease in natural gas production in the combined company’s areas of operations, due to declines in production from existing wells, depressed commodity prices or otherwise, would adversely affect the combined company’s ability to satisfy certain contractual obligations and revenues and cash flow from its midstream gas services segment.

In June 2009, SandRidge sold an entity, Piñon Gathering Company, LLC, referred to as PGC, holding SandRidge’s gathering and compression assets located in the Piñon Field, which is part of the WTO in Pecos County, Texas, to an unaffiliated third party. In conjunction with the sale, SandRidge entered into a gas gathering agreement pursuant to which it dedicated its Piñon Field acreage to PGC for gathering services for 20 years. During that period, SandRidge has minimum throughput and delivery obligations to PGC. In addition, SandRidge continues to construct and acquire its own gathering and compression assets in the Piñon Field. Most of the reserves supporting SandRidge’s contractual obligations to PGC and its own midstream assets are operated by SandRidge’s exploration and production segment. A material decrease in natural gas production in SandRidge’s areas of operation would result in a decline in the volume of natural gas delivered to PGC’s and SandRidge’s pipelines and facilities for gathering, transporting and treating. The combined company will have no control over many factors affecting production activity, including prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital. The combined company will be responsible for maintaining SandRidge’s throughput and delivery obligations to PGC, and the combined company may not satisfy them if it do not connect new wells to PGC’s gathering systems or if there is a decline in natural gas that the combined company produces from the Piñon Field; however, the combined company would still be obligated to pay fees under the gas gathering agreement. Failure to connect new wells to the combined company’s own gathering systems would result in the amount of natural gas it gathers, transports and treats being reduced substantially over time and could, upon exhaustion of the current wells, cause the combined company to abandon its gathering systems and, possibly cease gathering, transporting and treating operations.

The combined company will use 2-D and 3-D seismic data, which is subject to interpretation and may not accurately identify the presence of oil and natural gas. In addition, the use of such technology requires greater predrilling expenditures, which could adversely affect the results of the combined company’s drilling operations.

A significant aspect of the combined company’s exploration and development plan will involve seismic data. Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are present in those structures. Other geologists and petroleum professionals, when studying the same seismic data, may have significantly different interpretations than the combined company’s professionals.

In addition, the use of 2-D and 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and the combined company could incur losses due to such expenditures. As a result, the combined company’s drilling activities may not be geologically successful or economical, and its overall drilling success rate or its drilling success rate for activities in a particular area may not improve.

The combined company may often gather 2-D and 3-D seismic data over large areas. The interpretation of seismic data delineates for the combined company those portions of an area that we believe are desirable for drilling. Therefore, the combined company may choose not to acquire option or lease rights prior to acquiring seismic data, and in many cases, may identify hydrocarbon indicators before seeking option or lease rights in the location. If the combined company is not able to lease those locations on acceptable terms, it will have made substantial expenditures to acquire and analyze 2-D and 3-D data without having an opportunity to attempt to benefit from those expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s drilling and operating activities are subject to many risks, including the risk that the combined company will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable if dry wells are drilled and if productive wells do not produce sufficient revenues to return a profit. In addition, the combined company’s drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	unusual or unexpected geological formations and miscalculations;

•	pressures;

•	fires;

•	blowouts;

•	loss of drilling fluid circulation;

•	title problems;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	shortages of skilled personnel;

•	shortages or delivery delays of equipment and services;

•	compliance with environmental and other regulatory requirements; and

•	adverse weather conditions.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and regulatory fines or penalties.

Insurance against all operational risks will not be available to the combined company. Additionally, the combined company may elect not to obtain insurance if it believes that the cost of available insurance is excessive relative to the perceived risks presented. The combined company could incur losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not covered in full or in part by insurance could have a material adverse impact on the combined company’s business activities, financial condition and results of operations.

The combined company’s development and exploration operations require substantial capital, and it may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in the combined company’s oil and natural gas reserves.

The oil and natural gas industry is capital intensive. SandRidge and Arena have made, and the combined company will continue to make, substantial capital expenditures in its business and operations for the exploration, development, production and acquisition of oil and natural gas reserves. Historically, SandRidge and Arena have financed capital expenditures primarily with proceeds from the sale of equity, debt and cash generated by operations. The combined company will finance future capital expenditures with the sale of equity and debt securities, cash flow from operations, asset sales and current and new financing arrangements. The combined company’s cash flow from operations and access to capital are subject to a number of variables, including:

•	the combined company’s proved reserves;

•	the level of oil and natural gas the combined company is able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	the combined company’s ability to acquire, locate and produce new reserves.

If the combined company’s revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, it may have limited ability to obtain the capital necessary to sustain its operations at current levels. In order to fund capital expenditures, the combined company may seek additional financing. SandRidge’s senior credit facility and senior note indentures, which will remain in place following the merger, contain covenants restricting the combined company’s ability to incur additional indebtedness without the consent of the lenders. The lenders may withhold this consent at their sole discretion.

Continuing disruptions in the global financial and capital markets also could adversely affect the combined company’s ability to obtain debt or equity financing on favorable terms, or at all. The failure to obtain additional financing could result in a curtailment of the combined company’s operations relating to exploration and development of prospects, which in turn could lead to a possible loss of properties and a decline in the combined company’s oil and natural gas reserves.

The high cost or unavailability of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect the combined company’s ability to execute its exploration and development plans on a timely basis and within budget.

The combined company will operate in an industry that is cyclical and where, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs of rigs, equipment, supplies and personnel are substantially greater and their availability may be limited. Additionally, these services may not be available on commercially reasonable terms.

Market conditions or operational impediments may hinder the combined company’s access to oil and natural gas markets or delay its production.

Market conditions or a lack of satisfactory oil and natural gas transportation arrangements may hinder the combined company’s access to oil and natural gas markets or delay its production. The availability of a ready market for the combined company’s oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. The combined company’s ability to market its production will depend, in substantial part, on the availability and capacity of gathering systems, pipelines and treating facilities. For example, in 2009, SandRidge experienced capacity limitations on high CO2 gas treating in the Piñon Field in the WTO. The combined company’s failure to obtain such services on acceptable terms in the future or expand midstream assets could have a material adverse effect on the combined company’s business. The combined company may be required to shut in wells for a lack of a market or because access to natural gas pipelines, gathering system capacity or treating facilities may be limited or unavailable. The combined company would be unable to realize revenue from any shut-in wells until production arrangements were made to deliver the production to market.

The agreements governing the combined company’s existing indebtedness have restrictions, financial covenants and borrowing base redeterminations which could adversely affect operations.

SandRidge’s senior credit facility and the indentures governing its senior notes, which will remain in place following the merger, will restrict the combined company’s ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. The combined company will also be required to comply with certain financial covenants and ratios. The combined company’s ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from its operations and events or circumstances beyond its control. If commodity prices decline, this could adversely affect the combined company’s ability to meet covenants. The combined company’s failure to comply with any of the restrictions and covenants under SandRidge’s senior credit facility, senior notes or other debt financing could result in a default under those instruments, which could cause all of the combined company’s existing indebtedness to be immediately due and payable.

SandRidge’s senior credit facility limits the amounts the combined company can borrow to a borrowing base amount. The borrowing base is subject to review semi-annually; however, the lenders reserve the right to have one additional re-determination of the borrowing base per calendar year. Unscheduled re-determinations may be made at the combined company’s request, but are limited to two requests per year. The borrowing base is determined based upon proved developed producing reserves, proved developed non-producing reserves and proved undeveloped reserves. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or the combined company must pledge other oil and natural gas properties as additional collateral. Because of this, the combined company may not have the financial resources in the future to make any mandatory principal prepayments under the senior credit facility, which are required, for example, when the committed line of credit is exceeded, proceeds of asset sales in new oil and natural gas properties are not reinvested or indebtedness that is not permitted by the terms of the senior credit facility is incurred. If the indebtedness under SandRidge’s senior credit facility and senior notes were to be accelerated, the combined company’s assets may not be sufficient to repay such indebtedness in full.

The combined company’s derivative activities could result in financial losses and could reduce its earnings.

To achieve a more predictable cash flow and to reduce exposure to adverse fluctuations in the prices of oil and natural gas, SandRidge and Arena currently have, and the combined company may in the future, enter into derivative contracts for a portion of the combined company’s oil and natural gas production, including collars, basis swaps and fixed-price swaps.

The combined company does not plan to designate any of its derivative contracts as hedges for accounting purposes and, as a result, it will record all derivative contracts on its balance sheet at fair value. Changes in the fair value of the combined company’s derivative contracts will be recognized in current period earnings. Accordingly, the combined company’s earnings may fluctuate significantly as a result of changes in fair value of its derivative contracts. Derivative contracts also expose the combined company to the risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counterparty to the derivative contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the derivative contract and actual prices received.

In addition, these types of derivative contracts limit the benefit the combined company would receive from increases in the prices for oil and natural gas.

The combined company may elect to designate its derivative contracts as hedges in the future.

Repercussions from terrorist activities or armed conflict could harm the combined company’s business.

Terrorist activities, anti-terrorist efforts or other armed conflict involving the United States or its interests abroad may adversely affect the United States and global economies and could prevent the combined company from meeting its financial and other obligations. If events of this nature occur and persist, the attendant political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on prevailing oil and natural gas prices and causing a reduction in the combined company’s revenues. Oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and or operations could be adversely impacted if infrastructure integral to the combined company’s operations is destroyed by such an attack. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Competition in the oil and gas industry is intense, which may adversely affect the combined company’s ability to succeed.

The oil and gas industry is intensely competitive, and the combined company will compete with companies that have greater resources than it has. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or identify, evaluate, bid for and purchase a greater number of properties and prospects than the combined company’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. The combined company’s larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than it can, which would adversely affect the combined company’s competitive position. The combined company’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because the combined company has fewer financial and human resources than many companies in its industry, it may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Downturns in oil and natural gas prices can result in decreased oil field activity which, in turn, can result in an oversupply of service providers and drilling rigs. This oversupply can result in severe reductions in prices received for oil field services or a complete lack of work for crews and equipment.

The combined company is subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting its operations.

The combined company’s oil and natural gas exploration, production, transportation and treatment operations are subject to complex and stringent laws and regulations. In order to conduct its operations in compliance with these laws and regulations, the combined company will have to obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. The combined company may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, the costs of compliance may increase if existing laws and regulations are revised, or if new laws and regulations become applicable to the combined company’s operations. For instance, the combined company may be unable to obtain all necessary permits, approvals and certificates for proposed projects. Alternatively, the combined company may have to incur substantial expenditures to obtain, maintain or renew authorizations to conduct existing projects. If a project is unable to function as planned due to changing requirements or public opposition, it may suffer expensive delays, extended periods of non-operation or significant loss of value in a project. Such costs may have a negative effect on the combined company’s business and results of operations.

The combined company’s business will be subject to federal, state and local laws and regulations as interpreted and enforced by governmental agencies and other bodies vested with authority relating to the exploration for, and the development, production and transportation of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on the combined company. For instance, the Minerals Management Service of the United States Department of the Interior may suspend or terminate the combined company’s operations on federal leases for failure to pay royalties or comply with safety and environmental regulations.

The combined company’s operations expose it to potentially substantial costs and liabilities with respect to environmental, health and safety matters.

The combined company may incur substantial costs and liabilities as a result of environmental, health and safety requirements applicable to oil and natural gas exploration, development, production, transportation, treatment, and other activities. These costs and liabilities could arise under a wide range of environmental, health and safety laws that cover, among other things, emissions into the air and water, habitat and endangered species protection, the containment and disposal of hazardous substances, oil field waste and other waste materials, the use of underground injection wells, and wetlands protection. These laws and regulations are complex, change frequently and have tended to become increasingly strict over time. Failure to comply with environmental, health and safety laws or regulations may result in assessment of administrative, civil, and criminal penalties, imposition of cleanup and site restoration costs and liens and the issuance of orders enjoining or limiting the combined company’s current or future operations. Compliance with these laws and regulations will also increase the cost of the combined company’s operations and may prevent or delay the commencement or continuance of a given operation. Specifically, the combined company may incur increased expenditures in the future in order to maintain compliance with laws and regulations governing emissions of air pollutants from its natural gas treatment plants.

Certain environmental laws impose strict joint and several liability that may require the combined company to pay for or incur the costs to remediate contaminated properties regardless of whether such contamination resulted from the conduct of others or from consequences of its own actions that were or were not in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons, property or natural resources may result from environmental and other impacts of the combined company’s operations. Moreover, new or modified environmental, health or safety laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. Therefore, the costs to comply with environmental, health or safety laws or regulations or the liabilities incurred in connection with such compliance could significantly and adversely affect the combined company’s business, financial condition or results of operations.

In addition, many countries as well as several states and regions of the United States have begun implementing legal measures to reduce emissions of greenhouse gases, including carbon dioxide and methane, a primary component of natural gas, in response to scientific studies suggesting that these gases may be contributing to the warming of the Earth’s atmosphere. On the U.S. federal level, Congress is currently considering and President Obama has expressed support for legislation to restrict or regulate emissions of greenhouse gases. The EPA’s Final Mandatory Reporting of Greenhouse Gases Rule, which requires reporting of certain greenhouse gas emissions, became effective December 29, 2009. Regulation of greenhouse gases could adversely impact some of the combined company’s operations and demand for some of its services or products in the future.

SandRidge’s Century Plant may not be completed as planned, or operate or perform as intended.

There are significant risks associated with the construction, operation and performance of SandRidge’s Century Plant project. There are a limited number of firms and individuals with the expertise and experience necessary to complete construction projects of this size and nature. There is no assurance that the materials necessary to complete the construction of the plant will be in ready supply when needed or delivered on a timely basis. Accordingly, the combined company may not be able to complete the Century Plant within the time frame anticipated, and could experience cost overruns that will not be covered by other parties. Finally, there is no guarantee that, once the Century Plant is constructed, the combined company will be able to find, produce and deliver enough high CO2 gas to satisfy the combined company’s delivery obligations or that the Century Plant will operate at its designed capacity or otherwise perform as anticipated. For more information about the Century Plant project, please refer to SandRidge’s Annual Report on Form 10-K for the period ended December 31, 2009.

The combined company may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt its business and management.

SandRidge has in the past, and the combined company may in the future, acquire other companies or large asset packages. The combined company may not realize the anticipated benefits of an acquisition and each acquisition has numerous risks. These risks include:

•	difficulty in assimilating the operations and personnel of the acquired company;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of the combined company’s ongoing business and distraction of its management and employees from other opportunities and challenges;

•	difficulty integrating the acquired company’s accounting, management information, human resources and other administrative systems;

•	inability to retain key personnel of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	inability to take advantage of anticipated tax benefits;

•	potential failure of the due diligence processes to identify significant problems, liabilities or other shortcomings or challenges of an acquired business;

•

exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to, claims from terminated employees, customers, former stockholders or other third-parties;

•	potential inability to assert that internal controls over financial reporting are effective; and

•	potential incompatibility of business cultures.

If the combined company fails to maintain an adequate system of internal control over financial reporting, it could adversely affect its ability to accurately report its results.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. The combined company’s internal control over financial reporting will consist of a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in an issuer’s internal control over financial reporting that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal controls will be necessary for the combined company to provide reliable financial reports and effectively prevent material fraud. If the combined company cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. Efforts to develop and maintain internal controls for the combined company may not be successful, and the combined company may be unable to maintain adequate controls over its financial processes and reporting in the future, including future compliance with the obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation, including those related to acquired businesses, or other effective improvement of the combined company’s internal controls could harm its operating results. Ineffective internal controls could also cause investors to lose confidence in the combined company’s reported financial information.

Certain U.S. federal income tax deductions currently available to the combined company with respect to its oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2011 Budget included proposed legislation that would, if enacted into law, make significant changes to U.S. tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could negatively affect the combined company’s financial condition and results of operations.

The adoption of new derivatives legislation or regulation could adversely affect the combined company’s ability to hedge risks associated with its business.

Congress is currently considering legislation to impose restrictions on certain transactions involving derivatives, which could affect the use of derivatives in hedging transactions. The Wall Street Reform and Consumer Protection Act of 2009, which was approved by the U.S. House of Representatives on December 11, 2009, would subject over-the-counter, referred to as OTC, derivative dealers and major OTC derivative market participants to substantial supervision and regulation, including by imposing conservative capital and margin requirements and strict business conduct standards. Derivative contracts that are not cleared through central clearinghouses or exchanges may be subject to substantially higher capital and margin requirements.

Additionally, the American Clean Energy and Security Act of 2009, also known as the Waxman-Markey cap-and-trade legislation or ACESA, which was approved by the U.S. House of Representatives on June 26, 2009, contains provisions that would prohibit private OTC energy commodity derivative and hedging transactions. ACESA would expand the power of the Commodity Futures Trading Commission, referred to as the CFTC, to regulate derivative transactions related to energy commodities, including oil and natural gas, and to mandate clearance of such derivative contracts through registered derivative clearing organizations. Under ACESA, the CFTC’s expanded authority over energy derivatives would terminate upon the adoption of general legislation covering derivative regulatory reform.

On January 14, 2010, the CFTC proposed rules to establish position limits on derivatives that reference major energy commodities, including oil and natural gas. The proposed all-months-combined position limits would be 10% of the first 25,000 contracts of open interest and 2.5% of open interest beyond 25,000 contracts. The CFTC’s proposal includes an exemption for bona fide hedges relating to inventory or anticipatory purchases or sales of the commodity. The CFTC also is evaluating whether position limits should be applied consistently across all markets and participants.

Although it is not possible at this time to predict the specific content of any derivatives legislation that may ultimately be enacted, any such laws or regulations that are adopted that subject the combined company to additional capital or margin requirements relating to, or to additional restrictions on, the combined company’s trading and commodity positions could have an adverse effect on its ability to hedge risks associated with its business or on the cost of its hedging activity.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process and impose additional regulatory burdens on the combined company’s industry. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, these bills, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase the combined company’s costs of compliance and doing business.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the gas and oil that the combined company produces.

On December 7, 2009, the EPA announced its findings that emissions of carbon dioxide, methane and other greenhouse gases endanger human health and the environment because emissions of such gases, according to the EPA, contribute to warming the Earth’s atmosphere and other climate changes. These findings by the EPA allow it to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed two sets of regulations in anticipation of finalizing its findings. The proposed regulations would require a reduction in emissions of greenhouse gases from motor vehicles and also could require permits for emitting greenhouse gas from certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring annual reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, beginning in 2011 for emissions occurring in 2010. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, the combined company’s equipment and operations could require it to incur costs to reduce emissions of greenhouse gases associated with the combined company’s operations or could adversely affect demand for the gas and oil it produces.

Also, on June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, referred to as the ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases, including carbon dioxide and methane, that may contribute to warming of the Earth’s atmosphere and other climate changes. The ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases. The net effect of the ACESA would be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions, and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict whether or when the United States Senate may act on this or other climate change legislation or how any bill passed by the United States Senate would be reconciled with the ACESA, any federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require the combined company to incur increased operating costs and could adversely affect demand for the gas and oil it produces.

THE COMPANIES

SandRidge

SandRidge Energy, Inc. is an independent oil and natural gas company headquartered in Oklahoma City, Oklahoma concentrating on exploration, development and production activities related to the exploitation and development of its significant holdings in West Texas. Its primary areas of focus are the West Texas Overthrust, referred to as the WTO, and the Permian Basin. The WTO is a natural gas-prone geological region in Pecos County and Terrell County, Texas where SandRidge has operated since 1986 and currently has over 500,000 net acres under lease. The WTO includes the Piñon gas field. In the Permian Basin, SandRidge controls approximately 125,000 net acres in West Texas and New Mexico. SandRidge also operate interests in the Mid-Continent, the Cotton Valley Trend in East Texas, the Gulf Coast area and the Gulf of Mexico.

SandRidge has assembled an extensive oil and natural gas property base on which its has identified approximately 12,100 potential drilling locations as of December 31, 2009, including approximately 5,500 locations in the WTO and approximately 2,600 locations in the Permian Basin. As of December 31, 2009, SandRidge’s estimated proved reserves were 1,312.2 Bcfe (billion cubic feet equivalent), of which 52% were natural gas. The reports covering approximately 95% of these estimated proved reserves were prepared by third-party engineers. As of December 31, 2009, SandRidge had 3,373 gross (2,721.2 net) producing wells, substantially all of which it operates, and had 1,720,909 gross (1,262,115 net) acres under lease. As of December 31, 2009, the company had eight rigs drilling in the WTO, four rigs drilling in the Permian Basin, two rigs drilling in East Texas and one rig drilling in the Mid-Continent. SandRidge’s 2010 production guidance as of February 25, 2010 was 130 Bcfe, based on 2010 capital expenditure guidance of $860.0 million.

SandRidge also operates businesses that are complementary to its primary exploration, development and production activities which businesses provide operational flexibility and an advantageous cost structure. The company owns related gas gathering and treating facilities, a gas marketing business and an oil field services business, including a wholly owned drilling rig business. As of December 31, 2009, SandRidge’s drilling rig fleet consisted of 31 rigs, 30 of which were operational. The company also captures and transports CO2 to the Permian Basin.

In December 2009, SandRidge purchased oil and natural gas properties located in the Permian Basin from Forest Oil Corporation and one of its subsidiaries, collectively referred to as Forest, for $800.0 million, subject to purchase price and post-closing adjustments. The assets consist primarily of six operated areas in the Central Basin Platform and greater Permian Basin area of western Texas and eastern New Mexico. These properties are characterized by multiple producing horizons including the Spraberry, Wolfcamp, Grayburg, San Andres and Wichita-Albany formations. Additionally, there are significant undeveloped properties in the Clear Fork formation. Approximately 98% of the production is operated and the subject properties cover over 90,000 net acres of which nearly 80% is held by production.

Arena

Arena Resources, Inc. is engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Oklahoma, Texas, New Mexico and Kansas. The company’s focus has been on developing its existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential. From the company’s inception in 2000 through December 31, 2009, Arena increased its proved reserves to approximately 69.3 million Boe (barrels of oil equivalent). As of December 31, 2009, Arena’s estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $1.12 billion and a Standardized Measure of Discounted Future Net Cash Flows of approximately $754.2 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which it believes is useful to those who may review this joint proxy statement/prospectus when comparing the company’s asset base and performance to other comparable oil and gas exploration and production companies. Arena spent approximately $485.6 million on acquisitions and capital projects during 2007, 2008 and 2009.

Arena has a portfolio of oil and natural gas reserves, with approximately 86% of its proved reserves consisting of oil and approximately 14% consisting of natural gas. Of those reserves approximately 33% of the company’s proved reserves are classified as proved developed producing, approximately 5% of its proved reserves are classified as proved developed behind pipe and approximately 62% are classified as proved undeveloped.

For the year ended December 31, 2009, Arena’s oil production was 2,004,498 Bbls (barrels of oil), its natural gas production was 2,172,790, and its total production, measured in barrels of oil equivalent, was 2,366,630. This amounts to a daily production of 6,484 barrels of oil equivalent per day.

THE SANDRIDGE SPECIAL MEETING

SandRidge is furnishing this joint proxy statement/prospectus to its common stockholders in connection with the solicitation of proxies by the SandRidge board of directors for use at the special meeting of its stockholders.

The board of directors of SandRidge unanimously:

(i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SandRidge and its stockholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has approved the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock; and

(iv) recommends that the stockholders of SandRidge vote “FOR” approval of the issuance of shares of SandRidge common stock in connection with the merger and “FOR” the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock.

Date; Place and Time

The special meeting is scheduled to be held at the SandRidge Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, on June 8, 2010, at 10:00 a.m. local time.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon the issuance of the shares of SandRidge common stock and the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock in connection with the merger pursuant to the merger agreement, dated as of April 3, 2010, by and among SandRidge, Arena and Merger Sub, a direct wholly owned subsidiary of SandRidge, and, to the extent permitted under the merger agreement, such other matters as may be appropriate for consideration at the special meeting. Approval of both of these proposals is a condition to the consummation of the merger.

Record Date; Stock Entitled to Vote; Quorum

Owners of record of shares of common stock of SandRidge at the close of business on May 5, 2010, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. SandRidge’s common stock is the only class of voting securities of SandRidge. On May 3, 2010, approximately 211,152,778 shares of common stock were issued and outstanding and entitled to vote.

Owners of record of SandRidge common stock on the record date are each entitled to one vote per share with respect to both the issuance of shares of SandRidge common stock pursuant to the merger agreement and the amendment of the certificate of incorporation.

A quorum of SandRidge stockholders is necessary to have a valid meeting of stockholders. The holders of at least a majority of the shares of SandRidge common stock issued and outstanding and entitled to vote at the SandRidge special meeting must be represented in person or by proxy at the special meeting in order for a quorum to be established. Both abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote at the SandRidge special meeting is required to approve the issuance of the shares of SandRidge common stock in connection with the merger. The affirmative vote of a majority of the shares outstanding and entitled to vote at the SandRidge special meeting is required to approve the amendment to the certificate of incorporation to increase the number of authorized shares of SandRidge common stock. Abstentions may be specified with respect to each proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or Internet voting. Abstentions, broker non-votes and failures to vote will not affect the outcome of the vote to issue shares of SandRidge common stock in the merger, since they will not be counted as votes either for or against such proposal. However, abstentions, broker non-votes and failures to vote will be equivalent to votes against the amendment to the certificate of incorporation.

Share Ownership of SandRidge Directors, Executive Officers and Significant Stockholders

At the close of business on May 3, 2010 and excluding shares underlying options, SandRidge’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote, 28,665,564 shares of SandRidge common stock, representing approximately 13.58% of the then outstanding shares of SandRidge common stock. SandRidge believes that each of its directors and executive officers intends to vote “FOR” the approval of the issuance of shares of SandRidge common stock in connection with the merger.

Voting of Proxies

Shares of SandRidge common stock represented by properly executed physical proxies or proxies properly effected by telephone or on the Internet and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” both proposals presented at the special meeting.

SandRidge stockholders whose shares are held in “street name” (that is, in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote in person at the special meeting.

Revocation of Proxy

A SandRidge stockholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•

delivering, prior to the special meeting, to SandRidge Energy, Inc., Attn: Corporate Secretary, at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, a written notice of revocation bearing a later date or time than the revoked proxy;

•	as to physical proxies, completing and submitting a new later-dated proxy card;

•

as to proxies effected by telephone or on the Internet, by calling the telephone voting number or connecting to the Internet voting site and following the instructions for revoking or changing a vote; or

•	attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a stockholder must vote in person at the meeting. If a broker has been instructed to vote a stockholder’s shares, the stockholder must follow directions received from the broker in order to change the stockholder’s vote.

Expenses of Solicitation

SandRidge will bear the costs of printing and mailing this joint proxy statement/prospectus to its stockholders and the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of SandRidge, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and SandRidge will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

In addition, SandRidge has retained MacKenzie Partners, Inc., referred to as MacKenzie, to assist SandRidge in the solicitation of proxies from stockholders in connection with the special meeting. MacKenzie will receive a fee of up to $30,000 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. SandRidge has agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with its engagement.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason SandRidge believes that additional time should be allowed for the solicitation of proxies, SandRidge may adjourn the special meeting with or without a vote of the stockholders. If SandRidge proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of SandRidge common stock for which they have voting authority in favor of an adjournment. Proxies voted against either proposal will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

THE ARENA SPECIAL MEETING

Arena is furnishing this joint proxy statement/prospectus to its common stockholders in connection with the solicitation of proxies by the Arena board of directors for use at the special meeting for its stockholders.

The board of directors of Arena unanimously:

(i) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Arena and its stockholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has directed that the merger agreement be submitted to a vote of the Arena stockholders at the special meeting; and

(iv) recommends that the stockholders of Arena vote “FOR” approval of the merger agreement.

Date; Place and Time

The special meeting is scheduled to be held at the Doubletree Hotel, Warren Place, 6110 South Yale, Tulsa, Oklahoma, on June 8, 2010, at 9:00 a.m. local time.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon the merger agreement, dated as of April 3, 2010, by and among SandRidge, Arena and Merger Sub, a wholly owned subsidiary of SandRidge, pursuant to which Merger Sub will be merged with and into Arena (or, in certain circumstances, pursuant to which Arena will be merged with and into Merger Sub), and, to the extent permitted under the merger agreement, such other matters as may be appropriate for consideration at the special meeting. Approval of this proposal is a condition to the consummation of the merger.

Record Date; Stock Entitled to Vote; Quorum

Owners of record of shares of common stock of Arena at the close of business on May 5, 2010, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Arena’s common stock is the only class of voting securities of Arena. On May 3, 2010, approximately 38,693,684 shares of common stock were issued and outstanding and entitled to vote.

Owners of record of Arena common stock on the record date are each entitled to one vote per share with respect to the approval of the merger agreement.

A quorum of Arena stockholders is necessary to have a valid meeting of stockholders. The holders of at least a majority of the shares of Arena common stock issued and outstanding and entitled to vote at the Arena special meeting must be represented in person or by proxy at the Arena special meeting in order for a quorum to be established. Abstentions and broker non-votes count as present for purposes of establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

The affirmative vote of the holders of at least a majority of the shares of Arena common stock issued and outstanding and entitled to vote at the Arena special meeting is required to approve the merger agreement. Abstentions may be specified with respect to the proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or Internet voting. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the proposal.

Share Ownership of Arena Directors, Executive Officers and Significant Stockholders

At the close of business on May 3, 2010 and excluding shares underlying options, Arena’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote, 1,182,606 shares of Arena common stock, representing approximately 3.06% of the then outstanding shares of Arena common stock. Arena believes that each of its directors and executive officers intends to vote “FOR” the approval of the merger agreement.

Voting of Proxies

Shares of Arena common stock represented by properly executed physical proxies or proxies properly effected by telephone or on the Internet and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposal presented at the special meeting.

Arena stockholders whose shares are held in “street name” (that is, in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

Revocation of Proxy

An Arena stockholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•

delivering, prior to the special meeting, to Arena Resources, Inc., Attention: Secretary, 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, a written notice of revocation bearing a later date or time than the revoked proxy;

•	as to physical proxies, completing and submitting a new later-dated proxy card;

•

as to proxies effected by telephone or on the Internet, by calling the telephone voting number or connecting to the Internet voting site and following the instructions for revoking or changing a vote; or

•	attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a stockholder must vote in person at the meeting. If a broker has been instructed to vote a stockholder’s shares, the stockholder must follow directions received from the broker in order to change the stockholder’s vote.

Expenses of Solicitation

Arena will bear the costs of printing and mailing this joint proxy statement/prospectus to its stockholders and the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of Arena, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Arena will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

In addition, Arena has retained Innisfree M&A Incorporated, referred to as Innisfree, to assist Arena in the solicitation of proxies from stockholders in connection with the special meeting. Innisfree will receive a fee of $25,000 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. Arena has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason Arena believes that additional time should be allowed for the solicitation of proxies, Arena may adjourn the special meeting with or without a vote of the stockholders. If Arena proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Arena common stock for which they have voting authority in favor of an adjournment.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting. Proxies voted against the proposal related to the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Holders of Arena common stock should not send their stock certificates with their proxy cards. If the merger is completed, a separate letter of transmittal will be mailed to stockholders which will enable each of them to receive the appropriate consideration.

THE MERGER

The following discussion summarizes the material terms of the merger and the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

General

SandRidge, its direct wholly owned subsidiary, Merger Sub and Arena have entered into a merger agreement pursuant to which SandRidge will acquire Arena through the merger of Merger Sub with and into Arena. Arena will be the surviving entity in the merger and, after the effective time of the merger, will continue as a direct wholly owned subsidiary of SandRidge.

The merger is conditioned, in part, on the delivery to SandRidge by Covington & Burling LLP, and to Arena by Johnson & Jones, P.C., of opinions stating that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the value of SandRidge common stock at the effective time of the merger is less than a certain amount, in order for counsel to be able to deliver these opinions to SandRidge and Arena, SandRidge’s acquisition of Arena would have to be accomplished pursuant to a merger of Arena with and into Merger Sub in which Merger Sub would be the surviving entity. As a result, the merger agreement provides that, in the event the opinions of Covington & Burling LLP and Johnson & Jones, P.C. cannot be delivered at the effective time of the merger unless the merger consists of Arena merging with and into Merger Sub, then Arena will merge with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of SandRidge.

Each holder of Arena common stock will be entitled to receive 4.7771 shares of SandRidge common stock, plus $2.50 in cash for each share of Arena common stock held by the holder immediately prior to the effective time of the merger. The ratio of 4.7771 shares of SandRidge common stock for each share of Arena common stock is referred to as the exchange ratio.

Background of the Merger

SandRidge’s management and board of directors have discussed from time to time the benefits of acquiring oil and gas reserves, and exploration and development prospects through a merger or acquisition, and in particular increasing the proportion of oil reserves in the overall company reserves of oil and natural gas.

Arena’s management and board of directors periodically review business development strategies, including strategic business combinations that could enhance Arena’s core business.

On January 19, 2010, representatives of SunTrust Robinson Humphrey, Inc., referred to as SunTrust, met with Tom Ward, Chairman and Chief Executive Officer, and Dirk Van Doren, Chief Financial Officer, of SandRidge, to discuss possible transaction opportunities. Because of SunTrust’s familiarity with the businesses of both SandRidge and Arena, in the course of the discussion the possibility of a business combination between SandRidge and Arena arose. Following the meeting, on February 4, 2010, a representative of SunTrust contacted Lloyd T. Rochford, Chairman of Arena, to inquire if Mr. Rochford would be interested in meeting Mr. Ward to entertain discussions regarding a possible business combination. On February 10, 2010, representatives of SunTrust contacted Mr. Ward and Mr. Van Doren, and indicated that Mr. Rochford was agreeable to meet. On February 24, 2010, a representative of SunTrust, introduced Mr. Ward to Mr. Rochford and facilitated the initial discussions about a potential business combination between the companies at a meeting in Los Angeles.

SandRidge and Arena entered into a mutual confidentiality agreement dated March 3, 2010, which allowed for the provision of nonpublic information for each party’s use in evaluating a potential transaction, and included a “standstill” provision pursuant to which each party generally agreed to refrain from otherwise acquiring an interest in, and taking certain other actions with respect to, the other party, except in connection with a negotiated transaction.

On separate conference calls on March 4 and March 8, 2010, representatives of SunTrust discussed the potential transaction with Mr. Rochford and Mr. Ward, respectively. On March 12, 2010, Arena retained SunTrust as its financial advisor in connection with the potential transaction, in part due to SunTrust’s familiarity with both Arena and SandRidge.

On March 13, 2010, representatives of SandRidge and representatives of Arena and SunTrust met in SandRidge’s offices in Oklahoma City to discuss, among other things, the assets, operations and reserves of the respective companies. Commencing on March 15, 2010 through April 3, 2010, representatives of SandRidge, and of Deutsche Bank, financial advisor to SandRidge, and Covington & Burling LLP and Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., legal advisors to SandRidge, conducted a review of certain assets, business, accounting and legal matters regarding Arena. During the same period, representatives of Arena, and of SunTrust and Tudor, Pickering, Holt & Co. Securities, Inc., referred to as TudorPickering (which financial advisor Arena engaged for the sole purpose of providing a fairness opinion, if requested), and Johnson & Jones P.C., legal advisors to Arena, conducted a review of certain assets, business, accounting and legal matters regarding SandRidge.

On March 18, 2010, Richard Gognat, General Counsel of SandRidge, sent to representatives of SunTrust a draft merger agreement. Between March 22 and April 2, the companies, their respective legal counsel, and Deutsche Bank and SunTrust negotiated the specific terms of the merger agreement, including provisions regarding non-solicitation of other potential offers and fees payable by the respective parties upon certain terminations.

On March 18, 2010, Mr. Ward met with the board of directors of Arena and representatives of SunTrust to discuss the strategic rationale of the potential transaction. Mr. Ward also proposed that SandRidge pay consideration in the form of common stock of SandRidge with an exchange ratio based solely on the calculation of the actual trading day volume weighted average prices of SandRidge and Arena common stock and with no additional premium factored into the calculation.

On March 19, 2010, at the direction of the Arena board of directors, representatives of SunTrust met with Mr. Ward in Phoenix for an extended period to discuss the valuation of the respective companies and Arena’s view that SandRidge would need to propose an exchange ratio that resulted in a premium in order for discussions to continue.

Between March 20 and March 23, 2010, Mr. Ward, Mr. Rochford and representatives of SunTrust negotiated by way of numerous telephone conversations, ultimately increasing the exchange ratio so that it would result in an approximate 10% premium to Arena stockholders. During these conversations, the parties further discussed a range of the volume weighted average price of Arena common stock of between 7 and 20 days, that was still to be negotiated.

On March 22, SandRidge and Arena entered into an agreement under which the parties agreed to negotiate exclusively with the other party though April 7, 2010. On March 24, representatives of SunTrust and TudorPickering met in Oklahoma City with representatives of SandRidge and its financial advisor as part of the due diligence review of SandRidge. On March 25, representatives of Deutsche Bank met in Tulsa with representatives of Arena and its financial advisors as part of the due diligence review of Arena. Among the due diligence items reviewed with respect to each company were information regarding reserves and other assets of the other company based on an exchange of non-public information.

Between March 24 and March 31, several conversations among Mr. Ward, representatives of SunTrust, and Mr. Rochford took place, principally concerning valuation issues.

On March 30, 2010, the board of directors of Arena met telephonically, together with representatives of SunTrust, TudorPickering and Johnson & Jones, for several hours to receive an update on the status of operational, financial and legal due diligence, and to consider the preliminary analysis of TudorPickering regarding the proposed transaction.

On March 31, 2010, Mr. Ward communicated by telephone to representatives of SunTrust that the board of directors of SandRidge had approved the terms of the merger agreement offer, which included an exchange ratio of 4.67 shares of common stock of SandRidge for each share of common stock of Arena, which would be an approximate 10% premium to the ten trading day volume weighted average price of Arena common stock.

On the evening of March 31, 2010, the board of directors of Arena met, together with representatives of SunTrust, TudorPickering and Johnson & Jones, to consider the merger transaction. During the meeting, representatives of Johnson & Jones provided guidance to the board of directors regarding their fiduciary duties in connection with their consideration of the transaction and provided a detailed summary of the terms of the merger agreement. The board of directors then received from TudorPickering an updated analysis. Following these presentations, the representatives of SunTrust and TudorPickering were excused from the meeting. After lengthy discussion, the board of directors invited the SunTrust representatives to rejoin the meeting and indicated that the board of directors had determined that the proposed exchange ratio was not sufficient. The representatives of SunTrust stated that, in their opinion, the potential merger with SandRidge presented certain unique synergies which were unlikely to be present in any other business combination opportunity. The board of directors of Arena reconfirmed its earlier determination that the proposed exchange ratio was not sufficient, and authorized representatives of SunTrust to communicate such determination to representatives of Deutsche Bank that evening.

On April 1, Mr. Ward discussed with representatives of SunTrust the possibility of increasing the price to approximately $40 per share through a combination of stock and cash consideration, which discussions resulted in a proposed exchange ratio of 4.7771 shares of common stock of SandRidge plus cash of $2.50 for each share of common stock of Arena, representing an approximate 17% premium to the closing price of Arena common stock on April 1, 2010, and an approximate 23% premium to the ten day volume weighted average price of Arena common stock. On April 1, 2010, Mr. Rochford and a representative of SunTrust contacted Mr. Ward by telephone and advised that Mr. Rochford would take the revised proposal to the Arena board of directors with a recommendation of acceptance.

On April 2, 2010, following further discussion among the board and a presentation from representatives of TudorPickering regarding the transaction, TudorPickering gave an oral fairness opinion as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration provided for in the merger agreement to be paid to the holders of Arena common stock (excluding specified holders) (which opinion was subsequently confirmed in writing), and the Arena board of directors approved the merger agreement including the consideration of 4.7771 shares of common stock of SandRidge plus cash of $2.50 for each share of common stock of Arena. On the following day, the board of directors of SandRidge approved the merger agreement, following which the parties entered into the merger agreement. At 3:00 p.m. Central Daylight Time on April 4, 2010, SandRidge and Arena issued a joint press release announcing the merger.

SandRidge’s Considerations Relating to the Merger and the Share Issuance

In reaching its decision to approve entering into the merger agreement and to recommend the approval by the SandRidge stockholders of the issuance of shares of SandRidge common stock in connection with the merger and the amendment to the certificate of incorporation to provide for and permit the share issuance, the SandRidge board of directors consulted with SandRidge management and Covington & Burling LLP and Deutsche Bank, legal and financial advisors, respectively, to SandRidge, and considered a variety of factors with respect to the merger, including the following:

•

Complementary High Quality Assets. The combined company provides a balance of oil and gas assets, encompassing each company’s oil assets in the Permian Basin and SandRidge’s natural gas assets in the WTO. A significant part of Arena’s assets, particularly on the CBP, are complementary to existing SandRidge assets. This is expected to facilitate the integration of SandRidge and Arena’s businesses. The realization of expected synergies and economies of scale will result in cost savings and improved operating efficiencies.

•

Increase in Reserves; Increase in Proportion of Oil Reserves. The merger is expected to increase SandRidge’s proved reserves by approximately 32%, predominantly from increases in proved oil reserves. The combination with Arena will increase SandRidge’s total proved oil reserves from approximately 48% to approximately 57% of total proved reserves. All reserve and production figures are based on year end SEC 2009 12-month average price.

•

Large Inventory of Shallow Low-Risk Oil Drilling Locations. SandRidge believes that Arena’s existing properties contain approximately 4,200 additional drilling locations, all of which are located in the Furhman-Mascho Field on the CBP in the Permian Basin.

•

Improved Balance Sheet Leverage. The merger is expected to improve a number of SandRidge’s financial ratios commonly used to assess a company’s credit rating. This improved balance sheet leverage is expected to ensure compliance by the combined company with certain financial covenants under SandRidge’s senior credit facility.

•

Financial Hedges. SandRidge plans to hedge a significant amount of its oil production (more than $3.0 billion of oil revenues, inclusive of existing hedges) following the closing of the merger through 2013 as a result of the increase of its proportion of oil assets to total assets.

•	Application of SandRidge Expertise. SandRidge expects to benefit from sharing with Arena SandRidge’s extensive expertise in operating in the Permian Basin.

•	Potential Cost Savings. SandRidge believes it can achieve substantial annual pre-tax cost savings due to G&A reductions subsequent to the merger.

•

Combined Company will be Significantly Larger. The combined company will be significantly larger than either Arena or SandRidge on a standalone basis. As a result of the larger size, SandRidge should have greater exploration, production and marketing strengths, should have greater liquidity in the market for its securities and should be able to consider future strategic transactions that would not otherwise be possible.

The SandRidge board of directors also considered the following factors:

•

Financial Information; Market Conditions. Information concerning the financial condition, results of operations, prospects and businesses of SandRidge and Arena, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock and the ratio of SandRidge’s common stock price to Arena’s common stock price over various periods, as well as current industry, economic and market conditions.

•	Due Diligence Investigations. The results of business, legal and financial due diligence investigations of Arena conducted by SandRidge’s management and legal and financial advisors.

•

Opinion of Financial Advisor. The presentation and opinion of Deutsche Bank described elsewhere in this proxy statement/prospectus to the effect that, as of the date of the opinion and based on the assumptions, limitations, qualifications and conditions stated in the opinion letter, from a financial point of view, the merger consideration was fair to SandRidge.

SandRidge’s board of directors recognized that there are risks associated with the merger and considered, among others, the following risks:

•

Potential Dilution of SandRidge Stockholders. Because SandRidge will be issuing new shares of common stock to Arena stockholders in the merger, each outstanding share of SandRidge common stock immediately prior to the merger will represent a smaller percentage of SandRidge’s total shares of common stock after the merger.

•	Effects of Public Announcement. A public announcement concerning the merger could affect the price of SandRidge’s common stock and its ability to attract and retain key employees.

•

Integration Risks. In most public company mergers there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated. There are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated. Successful integration of SandRidge and Arena will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined companies. Risks could also include unanticipated liabilities and unanticipated costs. Because the value of Arena is concentrated in one area, which is adjacent to SandRidge’s current operations in the Central Basin Platform, these risks should be lessened in this transactions.

•

Conversion of Probable and Possible Reserves. SandRidge expects to allocate a portion of the total purchase price for Arena to Arena’s probable and possible reserves. There is always uncertainty in converting probable and possible reserves into proved reserves and their successful development.

•

Capital Requirements. The capital requirements necessary to achieve the expected growth in the combined company’s businesses will be significant. In addition, the combined company will have total long-term debt of approximately $2.7 billion on a pro forma basis as of December 31, 2009, consisting of historical SandRidge debt and incremental draws to fund the cash portion of the merger consideration. There can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows.

•

Interim Restrictions on the Operation of the Business. SandRidge has agreed under the merger agreement that, between the signing of the merger agreement and the closing of the merger, it will operate its business in the ordinary and usual course and will not take certain specified actions without Arena’s prior written consent (not to be unreasonably withheld or delayed). This may have the effect of restricting SandRidge from taking certain actions in conducting its business that it would otherwise be inclined to take.

•

Merger Related Costs. SandRidge estimates that, as a result of the merger, the combined company will incur certain severance expenses and make certain retention incentive payments. In addition, SandRidge expects to incur other merger-related expenses, consisting of investment banking, legal and accounting fees and financial printing and other related charges.

•

Potential Payment of a Termination Fee under Certain Circumstances. Pursuant to the merger agreement, if the merger agreement is terminated in certain specified circumstances, SandRidge would be required to pay Arena a termination fee of up to $50 million (depending on the reason for the termination) and reimburse Arena for reasonable expenses incurred by Arena in connection with the merger agreement and the transactions contemplated thereby, up to a maximum $7.5 million. The payment of these fees would decrease the available cash flow for SandRidge.

•

Effect of Failure to Complete the Transaction. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement. Neither SandRidge nor Arena is obligated to consummate the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived.

The foregoing discussion of the factors considered by the SandRidge board of directors in making its decision is not exhaustive, but includes the material factors considered by the SandRidge board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the SandRidge board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, the SandRidge board of directors made its determination based on the totality of the information presented to it.

The above description of the SandRidge board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the SandRidge Board of Directors

At its meeting on April 3, 2010, after due consideration, the SandRidge board of directors unanimously adopted resolutions (i) approving the merger agreement, the share issuance and the amendment to the certificate of incorporation (ii) directing that the issuance of shares of SandRidge common stock and payment of cash in the merger and the amendment to the certificate of incorporation be submitted to a vote of the SandRidge stockholders at the SandRidge special meeting and (iii) recommending that SandRidge stockholders vote “FOR” the approval of the issuance of shares of SandRidge common stock in connection with the merger and “FOR” the approval of the amendment of the certificate of incorporation to increase the number of authorized shares of SandRidge common stock.

Arena’s Considerations Relating to the Merger

In reaching its decision to approve and adopt the merger agreement and approve the merger, approve the terms of and transactions contemplated by the merger agreement and recommend that Arena stockholders vote to approve the merger agreement, the Arena board of directors consulted with Arena’s management and legal and financial advisors and considered a variety of factors with respect to the merger, including the following:

•

the Arena board of directors’ belief in the growth potential of SandRidge’s existing high quality property base and the quality of SandRidge management, its knowledge of Arena’s core assets and its demonstrated success in the operating environments in which both Arena’s and SandRidge’s properties are located;

•	the complementary nature of the two companies’ respective asset bases, and the stable base of SandRidge’s proven reserves with a projected production over an extended period of time;

•	the upside potential to Arena stockholders from the development of SandRidge’s conventional natural gas reserves, especially in the event of increases in the commodity price levels of natural gas;

•	information concerning the financial condition, results of operations, prospects and businesses of SandRidge and Arena, and the improved balance sheet of SandRidge following the merger with Arena;

•

the proposed merger consideration represented a premium of approximately 17% on the last trading date prior to execution of the merger agreement and approximately 23% of the volume weighted average price of Arena’s common stock over the 10-trading day period ending on such date;

•

if it remained a stand-alone company, Arena would, in the future, need to pursue other acquisition opportunities to diversify its current reserves, and SandRidge provides a unique blend of operational and asset synergies which can potentially be captured by a merger;

•

the combined companies’ larger market capitalization and access to capital markets, if needed, which Arena’s board of directors believe will enhance the ability to finance production of the combined companies’ assets;

•	the Arena board of directors’ belief that the merger would maximize the value and development potential of Arena’s properties in the Permian Basin region of New Mexico and West Texas;

•	the financial and business prospects for the combined businesses, including general information relating to possible synergies, cost reductions and operating efficiency and consolidations;

•

the Arena board of directors’ consideration of Arena’s current and anticipated stature in the market, prospects for growth, performance, staffing, and other factors that related to timing and advisability of Arena’s continuing as a stand-alone entity versus combining with SandRidge in a business combination transaction;

•

current industry, economic and market conditions and the Arena board of directors’ understanding of the present and anticipated environment in the independent exploration and production sector of the energy industry, including the continued consolidation within the sector;

•	the opinion of Arena’s outside legal counsel that the merger could be accomplished on a tax-free basis;

•	presentations by, and discussions with, senior executives of Arena and representatives of its outside legal counsel regarding the terms and conditions of the merger agreement;

•	the results of the business, engineering, legal and financial due diligence investigations of SandRidge conducted by Arena’s management and outside advisors;

•	discussions and financial presentation of representatives of SunTrust Robinson Humphrey, Inc., who was engaged by Arena to provide financial advice and assistance in connection with the transaction;

•

the financial presentation to the Arena board of directors of TudorPickering, who was engaged by Arena solely to render an opinion, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration provided for in the merger agreement to be paid to the holders of Arena common stock (excluding specified holders), and the rendering of such opinion to Arena’s board of directors orally on April 2, 2010, and confirmed in writing on April 3, 2010, as more fully described below under the caption “—Opinion of Arena’s Financial Advisor;” and

•	the fact that at the time the transaction was being considered by Arena’s board of directors, the holders of a majority of Arena’s common stock were also stockholders in SandRidge.

The Arena board of directors also considered certain risks associated with the merger including, among others, the following risks:

•	that the merger might not be completed as a result of a failure to satisfy one or more conditions to the merger;

•	that the operations of the two companies may not be successfully integrated;

•	that the anticipated synergies may not be fully realized;

•

that the amount of the premium represented by the merger consideration on the date the merger agreement was signed might be reduced at the time the merger is consummated as a result of market fluctuations in SandRidge’s share price;

•	that the potential upside to Arena stockholders of the combined companies may not be as great in the event natural gas commodity prices are depressed for a substantial period;

•

the overall debt associated with the combined companies could have a depressive effect on stock prices, and it could also impact SandRidge’s ability to secure, on terms it believes favorable, the necessary capital required to develop the properties of the combined companies;

•

that the merger agreement generally prohibits Arena from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding or furnishing information with respect to a takeover proposal, except in each case in limited circumstances, including those which permit the directors of Arena to comply with their fiduciary duties;

•

that in the event of the termination of the merger agreement in certain instances Arena would be responsible for payment to SandRidge of a termination fee of $50 million and up to an additional $7.5 million in expense reimbursement, and in the event that the merger agreement is not approved by Arena stockholders, then Arena would be responsible for payment to SandRidge of a $20 million termination fee and up to an additional $7.5 million of expense reimbursement and an additional $30 million termination fee if, within one year following such termination, Arena consummates or enters into an agreement with respect to a takeover proposal; and

•	other matters described under the caption “Risk Factors.”

The foregoing discussion of the factors considered by the Arena board of directors in making its decision is not exhaustive, but includes the material factors considered by the Arena board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Arena board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, the Arena board of directors made its determination based on the totality of the information presented to it.

The above description of the Arena board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under “Cautionary Statement Concerning Forward-Looking Statements.”

In approving and adopting the merger agreement and approving the merger, the Arena board of directors was aware of the interests of certain directors and officers of Arena in the merger, as discussed below under “Interests of Certain Persons in the Merger.”

Recommendation of the Arena Board of Directors

At its meeting on April 2, 2010, after due consideration, the Arena board of directors unanimously adopted resolutions (i) determining that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable and in the best interests of Arena and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Arena stockholders at the Arena special meeting and (iv) recommending that the Arena stockholders vote “FOR” the approval of the merger agreement.

Opinion of SandRidge’s Financial Advisor

Pursuant to an engagement letter dated March 26, 2010, Deutsche Bank acted as SandRidge’s financial advisor in connection with the merger. At the meeting of the SandRidge board of directors on April 3, 2010, Deutsche Bank rendered its oral opinion, subsequently confirmed in writing, to the SandRidge board of directors to the effect that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions described in the Deutsche Bank opinion, the merger consideration consisting of 4.7771 shares of common stock of SandRidge and $2.50 in cash in exchange for each share of Arena common stock was fair, from a financial point of view, to SandRidge.

The full text of the written opinion of Deutsche Bank, dated April 3, 2010, which sets forth the assumptions, limitations, qualifications and conditions relating to the review undertaken by Deutsche Bank in rendering its opinion, is included as Annex B to this joint proxy statement/prospectus. SandRidge encourages its stockholders to read the opinion carefully in its entirety. The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the SandRidge board of directors and does not express an opinion or recommendation as to how any holder of SandRidge common stock should vote with respect to the transactions contemplated by the merger agreement. The summary of the Deutsche Bank opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion included as Annex B.

In connection with its role as SandRidge’s financial advisor, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial and other information concerning SandRidge and Arena;

•	reviewed certain internal analyses, financial forecasts and other information relating to SandRidge prepared by management of SandRidge;

•	reviewed certain internal analyses, financial forecasts and other information relating to Arena prepared by management of Arena;

•	reviewed certain analyses and financial forecasts relating to Arena prepared by management of SandRidge;

•

held discussions with certain senior officers and other representatives and advisors of SandRidge and Arena regarding the businesses and prospects of SandRidge and Arena, respectively, and the businesses and prospects of the combined company after giving effect to the transactions contemplated by the merger agreement;

•	reviewed the reported prices and trading activity for both the SandRidge common stock and the Arena common stock;

•

to the extent publicly available, compared certain financial and stock market information for SandRidge and Arena with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning SandRidge or Arena, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with SandRidge’s permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of SandRidge or Arena or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of SandRidge or Arena under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with SandRidge’s permission that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SandRidge and Arena as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based.

For purposes of rendering its opinion, Deutsche Bank assumed with SandRidge’s permission that, in all respects material to its analysis, the transactions contemplated by the merger agreement will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by SandRidge and its advisors with respect to such issues.

The following is a summary of the material financial analyses used by Deutsche Bank in preparing its opinion for SandRidge’s board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Deutsche Bank and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. In performing its analyses, Deutsche Bank made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SandRidge and Arena. None of SandRidge, Arena, Deutsche Bank or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses could actually be sold.

Summary of Analyses

In assessing the fairness, from a financial point of view, of the merger consideration to SandRidge, Deutsche Bank considered, among other things, the results of the following valuation methodologies (without assigning relative weights to each):

•	net asset valuation analysis;

•	comparable company analysis;

•	comparable transaction analysis;

•	analysis of equity research analyst price targets;

•	contribution analysis; and

•	historical stock trading analysis.

Each of these methodologies was used to generate reference enterprise or equity value ranges for each of SandRidge and Arena. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet assets and liabilities in order to arrive at implied equity value ranges (in aggregate dollars) for each company. The implied equity value ranges were then divided by diluted shares outstanding, comprising outstanding common shares and incorporating the dilutive effect of outstanding options and restricted stock, as appropriate, in order to derive implied equity value ranges per share for each company.

The implied equity value ranges per share of Arena common stock were compared to the value of the merger consideration to be received by Arena’s stockholders, which was determined to be $40.00 per Arena share. The value of the merger consideration to be received by Arena’s stockholders was, for each valuation methodology, calculated as the product of (i) the closing price of SandRidge’s common stock of $7.85 per share on the New York Stock Exchange on April 1, 2010, the last trading day before the announcement of the proposed merger, multiplied by the exchange ratio of 4.7771 SandRidge shares per Arena share, plus (ii) cash consideration of $2.50 per Arena share.

The implied equity value ranges per share derived using the various valuation methodologies listed above supported the conclusion that the consideration to be paid by SandRidge in the merger was fair, from a financial point of view, to SandRidge.

The following summary does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank.

Net Asset Valuation Analysis

Deutsche Bank estimated the present value of the future cash flows expected to be generated from each company’s proved developed, proved undeveloped, probable and possible reserves, based on reserve, production and capital cost estimates as provided by SandRidge, in addition to the value of non-reserve assets and liabilities for each company. The net asset value was determined using a range of discount rates and applying certain risk adjustments to certain categories of reserves as deemed appropriate by Deutsche Bank and SandRidge management. The net asset valuation analysis utilized a combination of realized prices and NYMEX commodity prices as of April 1, 2010 as adjusted for commodity price differentials based on SandRidge management estimates. The resultant realized commodity price assumptions were as follows:

	SandRidge		Arena
Year	Oil ($ /Bbl)	Gas ($ / MMcf)	Oil ($ / Bbl)	Gas ($ / MMcf)
2010	$81.46	$4.18	$78.70	$5.65
2011	$84.43	$4.97	$82.02	$6.44
2012	$84.16	$5.33	$82.10	$6.81
2013+	$83.82	$5.55	$82.28	$7.07

The net asset valuation analysis yielded valuations for SandRidge that implied an equity value range of $4.11 to $8.73 per share based on the range of discount rates, as compared to SandRidge’s closing stock price of $7.85 per share on April 1, 2010. The net asset valuation analysis yielded valuations for Arena that implied an equity value range of $33.13 to $39.94 per share based on the range of discount rates, as compared to Arena’s closing stock price of $34.26 per share on April 1, 2010.

On a combined company basis, and after adjusting for the cash component of the merger consideration, the net asset value analysis yielded implied exchange ratios of 4.29 to 7.46 SandRidge shares per Arena share, as compared to the agreed upon exchange ratio of 4.7771 SandRidge shares per Arena share.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Deutsche Bank reviewed and compared specific financial and operating data relating to SandRidge and Arena with selected companies that Deutsche Bank deemed comparable to SandRidge and Arena, based on its experience in the exploration and production industry.

With respect to Arena, Deutsche Bank reviewed the public stock market trading multiples for the following exploration and production companies, which Deutsche Bank selected because of their generally similar size, regional focus and relatively comparable reserve portfolios:

•	Concho Resources Inc.;

•	Continental Resources, Inc.;

•	Denbury Resources Inc.;

•	Gulfport Energy Corporation;

•	Pioneer Natural Resources Company;

•	Resolute Energy Corporation; and

•	Whiting Petroleum Corporation.

Using publicly available information, Deutsche Bank calculated and analyzed enterprise value multiples of each comparable company’s estimated EBITDA, proved reserves and daily production, adjusted for recent acquisition and divestiture activity. Deutsche Bank also analyzed recent price to estimated cash flow multiples for each comparable company. The results of the Arena comparable company analysis are summarized below.

	Multiple Range of Comparable Companies of Arena
	Low	Median	High
Total enterprise value divided by:
2010 Estimated EBITDA(a)	6.1x	8.4x	11.1x
2011 Estimated EBITDA(a)	4.6x	6.1x	8.6x
12/31/2009 Proved Reserves ($/BOE)	$11.31	$24.51	$31.35
Daily Production ($/BOE/d)(b)	$95,547	$122,160	$213,677
2011 Estimated Annualized Daily Production ($/BOE/d)(a)	$77,105	$94,228	$160,321
Price to 2010 Estimated Cash Flow(a)	4.9x	6.9x	11.0x
Price to 2011 Estimated Cash Flow(a)	4.0x	5.2x	8.7x

(a)	Based on research analyst consensus estimates.
(b)	Reflects fourth quarter 2009 annualized production.

The following tables set forth the estimates of SandRidge management and selected research analysts for Arena for estimated EBITDA, proved reserves, daily production and estimated cash flows, adjusted for recent acquisition and divestiture activity:

	SandRidge Management Estimates(a)		Consensus Estimates(b)
	Arena @ April 1, 2010	Arena @ Merger Consideration	Arena @ April 1, 2010	Arena @ Merger Consideration
Total enterprise value divided by:
2010 Estimated EBITDA	5.8x	6.8x	8.2x	9.7x
2011 Estimated EBITDA	3.9x	4.6x	6.8x	8.0x
12/31/2009 Proved Reserves ($/BOE)	$18.80	$22.17	$18.80	$22.17
Daily Production ($/BOE/d)	$144,660	$170,595	$153,169	$180,631
2011 Estimated Annualized Daily Production ($/BOE/d)	$84,615	$99,785	$127,182	$149,984
Price to 2010 Estimated Cash Flow	5.9x	6.9x	8.6x	10.1x
Price to 2011 Estimated Cash Flow	4.0x	4.7x	6.9x	8.0x

(a)	Based on SandRidge management estimates.
(b)	Based on research analyst consensus estimates.

Deutsche Bank selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of Arena. However, because of the inherent differences between the businesses, operations and prospects of Arena and those of the selected comparable companies, Deutsche Bank believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Deutsche Bank also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Arena and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, reserve profiles, profitability levels and degrees of operational risk between Arena and the selected companies included in the comparable company analysis. Based upon these judgments, Deutsche Bank selected enterprise value multiple ranges of (i) $18.00 to $25.00 per proved barrel of oil equivalent, (ii) $100,000 to $160,000 per barrel of oil equivalent of daily production, (iii) 6.5x to 9.0x for 2010 estimated EBITDA, and (iv) 5.0x to 6.5x for 2011 estimated EBITDA. In addition, Deutsche Bank selected price to cash flow multiples of 6.0x to 8.0x for 2010 and 4.0x to 6.0x for 2011. Deutsche Bank then applied these ranges, as appropriate, to SandRidge management estimates and research analyst consensus estimates for Arena to arrive at an average valuation range of $30.40 to $41.71 per Arena share.

With respect to SandRidge, Deutsche Bank reviewed the public stock market trading multiples for the following exploration and production companies, which Deutsche Bank selected because of their generally similar size, regional focus and relatively comparable reserve portfolios:

•	Cabot Oil & Gas Corporation;

•	Cimarex Energy Co.;

•	EXCO Resources, Inc.;

•	Forest Oil Corporation;

•	Newfield Exploration Company;

•	Plains Exploration & Production Company; and

•	St. Mary Land & Exploration Company.

Using publicly available information, Deutsche Bank calculated and analyzed enterprise value multiples of each comparable company’s estimated EBITDA, proved reserves and daily production, adjusted for recent acquisition and divestiture activity. Deutsche Bank also analyzed recent price to estimated cash flow multiples for each comparable company. The results of the SandRidge comparable company analysis are summarized below.

	Multiple Range of Comparable Companies of SandRidge
	Low	Median	High
Total enterprise value divided by:
2010 Estimated EBITDA(a)	5.0x	6.5x	9.0x
2011 Estimated EBITDA(a)	4.4x	5.6x	6.7x
12/31/2009 Proved Reserves ($/BOE)	$12.97	$19.37	$31.27
Daily Production ($/BOE/d)(b)	$57,428	$79,279	$118,060
2011 Estimated Annualized Daily Production ($/BOE/d)(a)	$51,118	$60,724	$68,912
Price to 2010 Estimated Cash Flow(a)	4.8x	5.3x	8.4x
Price to 2011 Estimated Cash Flow(a)	4.3x	4.7x	6.8x

(a)	Based on research analyst consensus estimates.
(b)	Reflects fourth quarter 2009 annualized production.

The following tables set forth the estimates of SandRidge management and selected research analysts for SandRidge for estimated EBITDA, proved reserves, daily production and estimated cash flows, adjusted for recent acquisition and divestiture activity:

	SandRidge Management Estimates(a)	Consensus Estimates(b)
Total enterprise value divided by:
2010 Estimated EBITDA	6.7x	6.5x
2011 Estimated EBITDA	6.3x	6.0x
12/31/2009 Proved Reserves ($/BOE)	$21.50	$21.50
Daily Production ($/BOE/d)	$92,667	$92,667
2011 Estimated Annualized Daily Production ($/BOE/d)(c)	$64,372	$62,278
Price to 2010 Estimated Cash Flow	3.7x	3.2x
Price to 2011 Estimated Cash Flow	3.4x	2.7x

(a)	Based on SandRidge management estimates.
(b)	Based on research analyst consensus estimates.
(c)	Reflects September 30, 2009 production adjusted through December 31, 2009 to reflect the pro forma impact of a full quarter contribution of the Forest Permian acquisition, which closed effective December 21, 2009.

Deutsche Bank selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of SandRidge. However, because of the inherent differences between the businesses, operations and prospects of SandRidge and those of the selected comparable companies, Deutsche Bank believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Deutsche Bank also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SandRidge and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, reserve profiles, profitability levels and degrees of operational risk between SandRidge and the selected companies included in the comparable company analysis. Based upon these judgments, Deutsche Bank selected enterprise value multiple ranges of (i) $15.00 to $21.00 per proved barrel of oil equivalent, (ii) $65,000 to $100,000 per barrel of oil equivalent of daily production, (iii) 5.50x to 7.25x for 2010 estimated EBITDA, and (iv) 4.75x to 6.25x for 2011 estimated EBITDA. In addition, Deutsche Bank selected price to cash flow multiples of 4.75x to 6.25x for 2010 and 4.25x to 5.25x for 2011. Deutsche Bank then applied these ranges, as appropriate, to SandRidge management estimates and research analyst consensus estimates for SandRidge to arrive at an average valuation range of $5.96 to $10.89 per SandRidge share.

Comparable Transaction Analysis

Deutsche Bank reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Deutsche Bank deemed relevant, based on its experience with merger and acquisition transactions. Deutsche Bank chose such transactions based on, among other things, the similarity of the applicable target in each transaction to Arena with respect to size, location of assets, reserve portfolio and other characteristics that Deutsche Bank deemed relevant.

The following list sets forth the transactions analyzed based on such characteristics:

•	Denbury Resources Inc.’s acquisition of Encore Acquisition Company;

•	Apollo Global Management’s acquisition of Parallel Petroleum Corporation;

•	Concho Resources Inc.’s acquisition of Henry Petroleum Corporation;

•	XTO Energy Inc.’s acquisition of assets from Headington Oil Company;

•	Plains Exploration & Production Company’s acquisition of Pogo Producing Company;

•	Pogo Producing Company’s acquisition of Latigo Petroleum; and

•	Cimarex Energy Co.’s acquisition of Magnum Hunter Resources Corp.

Using publicly available information for comparable transactions, Deutsche Bank calculated and analyzed, where available, enterprise value multiples of estimated EBITDA for the one-year and two-year periods following the announcement of the transaction and enterprise value multiples of recent proved reserve and production data, in each case at the time of the announcement. Deutsche Bank also analyzed then-current equity value as a multiple of cash flow for the one-year and two-year periods following the announcement of the transaction. The results of the comparable transaction analysis are summarized below.

	Median
Total enterprise value divided by:
Estimated EBITDA for Year 1 following announcement	5.9x
Estimated EBITDA for Year 2 following announcement	4.7x
Proved Reserves ($/BOE)	$16.69
Daily Production ($/BOE/d)	$99,395
Price to Estimated Cash Flow Multiple for Year 1 following announcement	3.8x
Price to Estimated Cash Flow Multiple for Year 2 following announcement	4.5x	(a)

(a)	The price to estimated cash flow multiples for Year 2 following announcement were determined not to be meaningful by Deutsche Bank given limited available data.

The following tables set forth enterprise value multiples of estimated EBITDA, proved reserves and production for Arena based on information provided by SandRidge management and published by selected equity research analysts. For purposes of determining Arena’s equity value, Deutsche Bank used Arena’s closing price of $34.26 per share on the New York Stock Exchange on April 1, 2010 and an assumed implied value of the merger consideration of $40.00 per Arena share.

	SandRidge Management Estimates				Consensus Estimates
	Arena @ April 1, 2010		Arena @ Merger Consideration		Arena @ April 1, 2010		Arena @ Merger Consideration
Total enterprise value divided by:
Estimated EBITDA for Year 1 after following announcement	5.8x		6.8x		8.2x		9.7x
Estimated EBITDA for Year 2 following announcement	3.9x		4.6x		6.8x		8.0x
12/31/2009 Proved Reserves ($/BOE)	$18.80		$22.17		$18.80		$22.17
Daily Production ($/BOE/d)	$144,660	(a)	$170,595	(a)	$153,169	(b)	$180,631	(b)
Price to Estimated Cash Flow Multiple for Year 1 following announcement	5.9x		6.9x		8.6x		10.1x
Price to Estimated Cash Flow Multiple for Year 2 following announcement	4.0x		4.7x		6.9x	(c)	8.0x	(c)

(a)	Based on Arena management estimates of daily production as of April 1, 2010.
(b)	Based on Arena’s publicly disclosed estimates of daily production.
(c)	The price to estimated cash flow multiples for Year 2 following announcement were determined not to be meaningful by Deutsche Bank given limited available data.

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse, and there are inherent differences between the businesses, operations, financial conditions and prospects of Arena and the companies and assets included in the comparable transaction analysis. Accordingly, Deutsche Bank believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the merger. Deutsche Bank, therefore, made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the merger which would affect the acquisition values of the selected target companies and Arena. Based upon these judgments, Deutsche Bank selected enterprise value multiple ranges of (i) $15.00 to $21.00 per proved barrel of oil equivalent, (ii) $75,000 to $115,000 per barrel of oil equivalent of daily production, (iii) 5.5x to 7.5x for estimated EBITDA for year 1 following the announcement, and (iv) 4.5x to 6.5x for estimated EBITDA for year 2 following the announcement. In addition, Deutsche Bank selected price to estimated cash flow multiples of 4.5x to 6.0x for year 1 following the announcement. Deutsche Bank then applied these ranges, as appropriate, to SandRidge management estimates and research analyst estimates for Arena to arrive at an average valuation range of $26.21 to $36.02 per Arena share.

Research Analyst Price Targets

Deutsche Bank evaluated the publicly available price targets for SandRidge and Arena published by independent equity research analysts, as reported on Bloomberg and independent equity research analysts as of April 1, 2010. For SandRidge, Deutsche Bank reviewed twelve-month price targets published by eleven independent equity research analysts associated with various Wall Street firms. Research analyst price targets attributed a twelve-month target share price range for SandRidge of $9.00 to $15.00, with a median of $13.00 per share. After discounting these price targets for SandRidge’s estimated cost of equity, Deutsche Bank arrived at an implied share price range for SandRidge of $7.72 per share to $12.57 per share, as compared to SandRidge’s closing stock price of $7.85 per share on April 1, 2010. For Arena, Deutsche Bank reviewed twelve-month price targets published by thirteen independent equity research analysts associated with various Wall Street firms. Research analyst price targets attributed a twelve-month target share price range for Arena of $36.00 to $50.00 per share, with a median of $44.00 per share. After discounting these price targets for Arena’s estimated cost of equity, Deutsche Bank arrived at an implied share price range for Arena of $32.49 per share to $45.96 per share, as compared to Arena’s closing stock price of $34.26 per share on April 1, 2010.

Contribution Analysis

Deutsche Bank performed a contribution analysis in which it analyzed and compared the relative implied contribution of SandRidge and Arena to the combined company on a percentage basis based on:

•	EBITDA for the year ended December 31, 2009 and as estimated for calendar years ending December 31, 2010, 2011 and 2012;

•	Proved reserves for the year ended December 31, 2009; and

•	Production for the year ended December 31, 2009, latest publicly disclosed production and production estimates for calendar years ending December 31, 2010, 2011 and 2012.

For purposes of this analysis, Deutsche Bank reviewed the enterprise values of SandRidge and Arena based upon the fully diluted outstanding number of shares of common stock calculated with the treasury stock method, derived using a weighted average trading valuation multiple of SandRidge and Arena as of April 1, 2010. Deutsche Bank also adjusted the respective contribution percentages resulting from EBITDA, proved reserves and production based metrics to reflect the relative capital structures for each of SandRidge and Arena as reported on December 31, 2009 and after adjusting for the cash component of the merger consideration. The contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The following table summarizes the results of this analysis:

	Contribution %(a)		Implied % of Combined Equity(b)		Implied Exchange Ratio
	SandRidge	Arena	SandRidge	Arena
EBITDA
2009A	84.7%	15.3%	72.6%	27.4%	2.30x
2010E	75.6%	24.4%	51.9%	48.1%	4.90x
2011E	68.8%	31.2%	38.1%	61.9%	8.59x
2012E	70.3%	29.7%	41.2%	58.8%	7.55x

Proved reserves(c)
2009A	70.2%	29.8%	41.0%	59.0%	7.62x

Production(c)
2009A	80.0%	20.0%	62.0%	38.0%	3.75x
As of April 1, 2010	77.7%	22.3%	56.1%	43.9%	4.14x
2010E	76.8%	23.2%	54.3%	45.7%	4.45x
2011E	74.2%	25.8%	49.0%	51.0%	5.51x
2012E	74.4%	25.6%	49.4%	50.6%	5.41x

(a)	Based on SandRidge management estimates.
(b)	Based on relative equity value contribution as adjusted for differing capital structures for each of SandRidge and Arena as reported on December 31, 2009, after adjusting for the cash component of the merger consideration, and derived using a weighted average trading valuation multiple of SandRidge and Arena as of April 1, 2010.
(c)	Reflects a 15.4 to 1 gas to oil conversion based on the average oil price benchmark for 2010 – 2014 divided by the gas price benchmark for 2010 – 2014.

Historical Stock Trading Analysis

Deutsche Bank noted that the low and high closing prices per share of Arena common stock during the 52-week period commencing April 1, 2009 ranged from a low of $25.48 to a high of $45.24. Deutsche Bank also analyzed the implied exchange ratios based on historical trading levels for both the SandRidge and Arena common shares, which ranged from 2.67 SandRidge shares for each Arena share (average since SandRidge’s initial public offering in November 2007) to a high of 4.47 SandRidge shares for each Arena share (average over three months ending April 1, 2010). Based on the pre-announcement trading prices of SandRidge and Arena, the implied exchange ratio on April 1, 2010 was 4.36 SandRidge shares for each Arena share.

General

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the SandRidge board of directors, and was not a recommendation to the stockholders of SandRidge to approve the issuance of SandRidge common stock or the amendments to SandRidge’s charter, in each case as contemplated by the merger agreement. The opinion was limited to the fairness, from a financial point of view, to SandRidge of the merger consideration consisting of 4.7771 shares of common stock of SandRidge and $2.50 in cash in exchange for each share of Arena common stock. Deutsche Bank’s opinion was subject to the assumptions, limitations, qualifications and other conditions contained in the opinion and was necessarily based on the economic, market and other conditions, and information made available to Deutsche Bank, as of the date of the opinion. SandRidge did not ask Deutsche Bank to, and its opinion did not, address the fairness of the transactions contemplated by the merger agreement, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of SandRidge, nor did it address the fairness of the contemplated benefits of the transactions contemplated by the merger agreement. Deutsche Bank did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated thereby. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which it becomes aware after the date thereof. Deutsche Bank expressed no opinion as to the merits of the underlying decision by SandRidge to engage in the transactions contemplated by the merger agreement or the relative merits of such transactions as compared to any alternative business strategies. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of SandRidge or Arena, or any class of such persons, in connection with the transactions contemplated by the merger agreement whether relative to the amounts to be received by any other person pursuant to the merger agreement or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which SandRidge common stock will trade following the announcement or consummation of the transactions contemplated by the merger agreement.

Deutsche Bank is an affiliate of Deutsche Bank AG. Deutsche Bank or one or more of its affiliates have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to SandRidge or its affiliates for which it has received compensation, including customary fees. During the two years preceding the date of the opinion letter, Deutsche Bank AG and its affiliates had not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Arena or its affiliates. Deutsche Bank AG and its affiliates may provide investment and commercial banking services to SandRidge, Arena or their respective affiliates in the future for which Deutsche Bank would expect Deutsche Bank AG and its affiliates to receive compensation. In the ordinary course of business, Deutsche Bank AG and its affiliates may actively trade in the securities and other instruments and obligations of Arena, SandRidge, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, Deutsche Bank AG and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

The SandRidge board of directors engaged Deutsche Bank as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to its engagement letter with SandRidge, Deutsche Bank will be paid a transaction fee for its services as financial advisor to SandRidge in connection with the merger in the amount of approximately $3.0 million, a portion of which was paid upon delivery of its opinion and a substantial portion of which is payable contingent upon completion of the merger. SandRidge also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement

Opinion of Arena’s Financial Advisor

Arena retained Tudor, Pickering, Holt & Co. Securities, Inc., referred to as TudorPickering, solely to provide an opinion to the board of directors of Arena in connection with the merger. Arena instructed TudorPickering to evaluate the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid to the holders of Arena common stock in the merger other than Arena, SandRidge, the surviving company or any of their affiliates. At a meeting of the board of directors of Arena held on April 2, 2010, TudorPickering rendered its opinion orally to the board of directors of Arena that, as of April 2, 2010, based upon and subject to the factors and assumptions set forth in the opinion and based upon such other matters as TudorPickering considered relevant, the Merger Consideration (as defined below) to be paid to the holders of Arena common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Upon execution of the merger agreement on April 3, 2010, TudorPickering confirmed its opinion in writing to the board.

The opinion speaks only as of the date it was delivered and not as of the time the merger will be completed. The opinion does not reflect changes that may occur or may have occurred after April 3, 2010, which could significantly alter the value of Arena or SandRidge or the respective trading prices of their common stock, which are factors on which TudorPickering’s opinion was based.

The full text of the TudorPickering opinion, dated April 3, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the TudorPickering opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Arena stockholders are urged to read the TudorPickering opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the board of directors of Arena in connection with its consideration of the merger. The TudorPickering opinion does not constitute a recommendation as to how any holder of interests in Arena should vote or act with respect to the merger or any other matter.

TudorPickering’s opinion and its presentation to the board of directors of Arena were among many factors taken into consideration by the board of directors of Arena in approving the merger agreement and making its recommendation regarding the merger.

In connection with rendering its opinion and performing its related financial analysis, TudorPickering reviewed, among other things:

1.	the merger agreement;

2.	annual reports to stockholders and Annual Reports on Form 10-K of Arena for the three years ended December 31, 2009;

3.	annual reports to stockholders and Annual Reports on Form 10-K of SandRidge for the three years ended December 31, 2009;

4.	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Arena and SandRidge;

5.	certain other communications from Arena and SandRidge to their respective stockholders;

6.	certain internal financial and production information and forecasts for Arena and SandRidge prepared by the respective managements of Arena and SandRidge;

7.	the estimated proved reserves and economics report for Arena effective December 31, 2009 prepared by Arena and reviewed by Williamson Petroleum Consultants, Inc.;

8.	the estimated proved, probable and possible reserves of Arena effective December 31, 2009, as estimated by Arena based on the three year NYMEX forward price strip as of March 11, 2010;

9.	the estimated proved reserves and future revenue or future net cash flow reports for specified SandRidge interests effective December 31, 2009, prepared by Lee Keeling and Associates, Inc. and Netherland, Sewell & Associates, Inc.;

10.	the estimated net proved crude oil, condensate, natural gas liquids, and natural gas reserves report for specified interests of SandRidge Tertiary, LLC, effective December 31, 2009, prepared by DeGolyer and MacNaughton;

11.	the estimated proved, probable and possible reserves of SandRidge effective December 31, 2009, as estimated by SandRidge based on the three year NYMEX forward price strip as of March 11, 2010 (including a unique case assuming an accelerated capital expenditure program);

12.	certain cost savings and other synergies projected by the management of SandRidge to result from the merger; and

13.	certain publicly available research analyst reports with respect to the expected future financial performance of Arena and SandRidge, which it discussed with the senior managements of Arena and SandRidge.

TudorPickering also held discussions with members of the senior management of Arena and SandRidge regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective entities. In addition, TudorPickering reviewed the reported price and trading activity for the Arena common stock and SandRidge common stock, compared certain financial and stock market information for Arena and SandRidge with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream sector of the energy industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of its opinion, TudorPickering assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available, and has not independently verified such information. In that regard, TudorPickering assumed with Arena’s consent that the internal financial and production information and forecasts and synergies referenced above were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of Arena and SandRidge and that such forecasts and synergies will be realized in the amounts and the time periods contemplated thereby. TudorPickering also assumed at the direction of Arena, that the transactions contemplated by the merger agreement will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or other consents, approvals, releases and waivers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Arena, SandRidge, Merger Sub, the holders of Arena common stock or the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. In addition, TudorPickering has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Arena or any of its subsidiaries or SandRidge or any of its subsidiaries and has not been furnished with any such evaluation or appraisal. TudorPickering’s opinion does not address any legal, regulatory, tax or accounting matters, and it has assumed, at the direction of Arena, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

TudorPickering’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 3, 2010. TudorPickering has disclaimed any undertaking or obligation to update, revise or reaffirm its opinion or to advise any person of any change in any matter affecting its opinion which may be brought to its attention after the date of its opinion.

The estimates contained in TudorPickering’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TudorPickering’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TudorPickering did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TudorPickering in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TudorPickering. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TudorPickering, therefore, is based on the application of TudorPickering’s own experience and judgment to all analyses and factors considered by TudorPickering, taken as a whole. TudorPickering’s opinion was reviewed and approved by its fairness opinion committee.

TudorPickering’s opinion relates solely to the fairness, from a financial point of view, to the holders of the outstanding shares of Arena common stock (other than Arena, SandRidge, the surviving company or their affiliates) of the Merger Consideration to be paid to such holders in the merger as contemplated by the merger agreement.

TudorPickering’s opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Arena, nor does it address the underlying business decision of Arena to engage in the merger. TudorPickering does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Arena or SandRidge; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Arena or SandRidge, or any class of such persons, in connection with the merger. TudorPickering has not been asked to consider, and its opinion does not address, the price at which SandRidge common stock will trade at any time. TudorPickering is not rendering any legal or accounting advice and understands Arena is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the merger.

The data and analyses summarized herein are from TudorPickering’s presentation to the board of directors of Arena delivered on April 2, 2010, which primarily utilized market closing prices as of April 1, 2010. The analyses summarized herein include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be read with the text of each summary. For purposes of its analysis, TudorPickering defined EBITDA as net income plus income taxes, interest expense (less interest income), depreciation and amortization. Cash flow represents cash flow provided by operations.

Summary of TudorPickering’s Analysis

In the merger, holders of Arena common stock will receive 4.7771 shares of SandRidge common stock and $2.50 in cash for each share of Arena common stock, which is collectively referred to in this section as the Merger Consideration. Based on the last trading price of SandRidge common stock of $7.85 on April 1, 2010, the value of the Merger Consideration to be received by Arena shareholders was $40.00 per share.

Commodity Price Assumptions

The annual commodity price assumptions used by TudorPickering in certain of its analyses are summarized below:

NYMEX Forward Strip as of March 11, 2010

Year	Gas (per MMBtu)	Oil (per Bbl)
2010	$4.94	$82.17
2011	5.58	85.74
2012	5.94	86.94
Thereafter (Tail Price)	6.14	87.88

NYMEX Forward Strip as of April 1, 2010

Year	Gas (per MMBtu)	Oil (per Bbl)
2010	$4.61	$83.76
2011	5.44	87.38
2012	5.85	88.03
2013	6.12	88.45
2014	6.39	88.89
Thereafter (Tail Price)	6.39	88.89

Research Consensus per Bloomberg

Year	Gas (per MMBtu)	Oil (per Bbl)
2010	$6.00	$79.00
2011	6.50	86.00
2012	6.75	97.00
Thereafter (Tail Price)	7.00	90.00

10 Year Historical Monthly Average

	Gas (per MMBtu)	Oil (per Bbl)
Average (Rounded)	$6.00	$55.00

Historical Share Exchange Ratio Analysis

TudorPickering derived implied historical share exchange ratios by dividing the average closing price of the Arena common stock by the average closing price of the SandRidge common stock over varying time periods. Such derived share exchange ratios were used by TudorPickering as a basis for comparison with the portion of the Merger Consideration composed of the proposed 4.7771x share exchange ratio. The following table sets forth the results of this analysis:

Share Exchange Ratio
Ratio As Of April 1, 2010	4.36x
10-Day Average	4.28x
1-Month Average	4.28x
6-Month Average	4.13x
1-Year Average	3.60x
Since SandRidge IPO	1.72x

Net Asset Valuation Analysis

TudorPickering performed an illustrative Net Asset Value analysis of Arena. TudorPickering calculated the present value of the after-tax future cash flows that Arena could be expected to generate from its existing base of estimated proved reserves, probable reserves and possible reserves as of January 1, 2010, as provided by the management of Arena. TudorPickering estimated Net Asset Value by adding (i) the present value of the cash flows generated by these estimated proved, probable and possible reserves multiplied by probability weightings ranging from 100% to 25% to reflect the relative certainty of the individual reserve categories, plus (ii) the present value of existing hedges, plus (iii) the book value or estimated market value of other assets, less (iv) the expected income taxes to be paid, less (v) other corporate adjustments including net debt (total debt less cash). All cash flows were discounted at a rate of 9 to 11%. The commodity prices utilized to derive the cash flows through 2014 were based on the NYMEX forward strip on April 1, 2010. The commodity prices utilized to derive cash flows in 2015 and beyond, referred to as the Tail Price, were based on 2014 commodity prices. TudorPickering calculated the impact of commodity price assumptions and the valuation factor applied to the proved, probable and possible reserves or Net Asset Value. For commodity price sensitivities, TudorPickering applied (i) 10 year historical monthly average prices, and (ii) research consensus prices. Taken together, the foregoing sensitivities applied to the Net Asset Value calculation resulted in an implied Arena common stock valuation range of $20.28 to $51.06 per share.

Discounted Cash Flow Analysis

TudorPickering performed a discounted cash flow analysis of Arena using financial forecasts through 2013 as provided by Arena. TudorPickering analyzed three commodity cases: NYMEX forward curve as of March 11, 2010, research consensus prices, and a 10 year historical monthly average prices. Terminal values were calculated at December 31, 2012 using a multiple range of 4.5x to 6.5x 2013E EBITDA. Discount rates of 9% to 11% were used to calculate the present value of the annual free cash flows and the terminal value. The resulting enterprise value was then adjusted by Arena’s net debt amount (total debt less cash) to calculate equity value. Taken together, the foregoing sensitivities resulted in an Arena common stock valuation range of $12.63 to $46.66 per share.

Relative Consideration Analysis

TudorPickering compared the implied value of the Merger Consideration per share received by Arena to its standalone valuation per share across a range of analyses. The implied value per share of the Merger Consideration was calculated by multiplying the SandRidge value per share for each individual analysis by the 4.7771x exchange ratio and adding the $2.50 in cash consideration.

Public information, including research analysts target prices and TudorPickering’s equity research NAV estimates, was used to compare Arena’s standalone valuation to the Merger Consideration.

Additionally, to compare the Merger Consideration to Arena’s standalone discounted cash flow valuation, TudorPickering performed a discounted cash flow analysis of SandRidge using financial forecasts through 2013 as provided by SandRidge. TudorPickering analyzed two commodity cases: NYMEX forward curve as of March 11, 2010 and research consensus prices. Terminal values for SandRidge were calculated at December 31, 2012 using a multiple of 6.5x 2013E EBITDA. A discount rate of 10% was used to discount annual free cash flows and the terminal value for both Arena and SandRidge.

To compare the Merger Consideration to Arena’s standalone Net Asset Value, TudorPickering calculated the Net Asset Value of SandRidge using a methodology consistent with that used to calculate the Net Asset Value of Arena. To calculate SandRidge’s Net Asset Value, TudorPickering calculated the present value of the after-tax future cash flows that SandRidge could be expected to generate from its existing base of estimated proved reserves, probable reserves and possible reserves as of January 1, 2010, as provided by the management of SandRidge. TudorPickering estimated Net Asset Value by adding (i) the present value of the cash flows generated by these estimated proved, probable and possible reserves multiplied by probability weightings ranging from 100% to 25% to reflect the relative certainty of the individual reserve categories, plus (ii) the present value of existing hedges, plus (iii) the book value or estimated market value of other assets less (iv) the expected income taxes to be paid, less (v) other corporate adjustments including net debt (total debt less cash). SandRidge management also provided TudorPickering an alternative reserve report with accelerated capital expenditures. For this analysis, cash flows of both Arena and SandRidge were discounted to present value using a discount rate of 10%.

The implied Merger Consideration per share was compared to the Arena stand alone value per share for each individual analysis as summarized below:

Case	Implied Merger Consideration Per Share	Arena Standalone Value Per Share
Public Information Analysis
Analyst Price Targets	$62.21	$43.50
TPH Research NAV	64.60	39.00

Discounted Cash Flow Analysis
NYMEX Strip as of 3/11/10	31.91	36.94
Research Consensus	51.46	39.05

NAV Analysis—Commodity Sensitivity
NYMEX Strip as of 4/1/10	49.90	40.80
10 Year Average	20.69	21.41
Research Consensus	73.10	41.53

NAV Analysis—Operating Cases
Accelerated Capex (NYMEX Strip as of 4/1/10)	52.74	40.80
Unrisked Case (NYMEX Strip as of 4/1/10)	68.66	47.98

Accretion / (Dilution) Analysis

TudorPickering analyzed the accretion / (dilution) to Arena stockholders on a cash flow per share basis. For purposes of the analysis, each share of Arena was converted to an equivalent number of shares of the combined company using the proposed exchange ratio and the $2.50 of cash consideration was assumed to be used to purchase shares of the combined company at the most recent closing share price of SandRidge. The analysis was performed using both management estimates and publicly available data. Public data cash flow was calculated by adjusting consensus EBITDA estimates available from FactSet by non-EBITDA cash flow items as detailed in select Wall Street research reports, which was then divided by fully diluted share count to calculate the publicly available cash flow per share.

%Accretion /(Dilution) to Arena Stockholders
Accretion / (Dilution)—Public Data
2010E CFPS	90.9%
2011E CFPS	73.2%

%Accretion / (Dilution) to Arena Stockholders
Accretion / (Dilution)—Management Estimates
2010E CFPS	91.2%
2011E CFPS	63.6%

Present Value of Future Share Price Analysis

TudorPickering analyzed the present value per share of Arena and the present value per share of the Merger Consideration. Future share prices of Arena and SandRidge were calculated by multiplying 2013E cash flow per share by select multiples. The peer multiples used for Arena and SandRidge were 5.3x and 4.9x, respectively, and the current multiples for Arena and SandRidge were 7.0x and 3.8x, respectively. An equity discount rate of 13% was then used to discount the future share prices to the present. The present value of SandRidge’s future share price was then multiplied by the 4.7771x exchange ratio and added to the $2.50 cash consideration to calculate the implied present value per share of the Merger Consideration. This implied present value per share of the Merger Consideration was then compared to the present value of Arena’s future share price.

	Arena	Merger Consideration
Peer Multiples	$35.30	$57.51
Current Multiples	46.62	45.32

Premiums Paid Analysis

TudorPickering reviewed certain transactions with stock consideration in the upstream energy industry with the following criteria: (i) greater than 50% stock consideration and (ii) announced since 2001. For each of the following transactions, TudorPickering calculated the premium of the $40.00 per share Merger Consideration (calculated by multiplying the 4.7771 exchange ratio by SandRidge’s closing price as of April 1, 2010 and adding the $2.50 of cash consideration per share) to the last trading day prior and the trading day seven days prior to the announcement of the transaction. The selected transactions and results of the analysis are summarized below:

•	Exxon Mobil Corp. / XTO Energy Inc. (2009)

•	Denbury Resources Inc. / Encore Acquisition Co. (2009)

•	Plains Exploration & Production Co. / Pogo Producing (2007)

•	Forest Oil Corp. / Houston Exploration Co. (2007)

•	Petrohawk Energy Corp. / KCS Energy Inc. (2006)

•	ConocoPhillips / Burlington Resources (2005)

•	Occidental Petroleum Corp. / Vintage Petroleum Inc. (2005)

•	Chevron Corp. / Unocal Corp. (2005)

•	Petrohawk Energy Corp. / Mission Resources Corp. (2005)

•	Cimarex Energy Co. / Magnum Hunter Resources Inc. (2005)

•	Noble Energy Inc. / Patina Oil & Gas Corp. (2004)

•	Pioneer Natural Resources Co. / Evergreen Resources, Inc. (2004)

•	Kerr-McGee Corp. / Westport Resources Corp. (2004)

•	Plains Exploration & Production Co. / Nuevo Energy Company (2004)

•	Whiting Petroleum Corp. / Equity Oil Co. (2004)

•	Evergreen Resources, Inc. / Carbon Energy Corporation (2003)

•	Devon Energy Corp. / Ocean Energy Inc. (2003)

•	Unocal Corp. / Pure Resources Inc. (2002)

•	Newfield Exploration Co. / EEX Corp. (2002)

•	Magnum Hunter Resources, Inc. / Prize Energy Corp. (2001)

•	Phillips Petroleum Company / Conoco Inc. (2001)

•	Dominion Resources Inc. / Louis Dreyfus Natural Gas Corp. (2001)

•	Westport Resources Corp. / Belco Oil & Gas Corp. (2001)

•	Williams Cos. / Barret Resources Corp. (2001)

	Range	Median	Merger Consideration
Premium to 1 Day	-4% to 61%	19%	17%
Premium to 7 Days	-9% to 66%	19%	23%

Select Corporate Transaction Statistics Analysis

TudorPickering reviewed certain corporate transactions in the upstream energy industry with the following criteria: (i) greater than 50% stock consideration and (ii) announced since 2004. TudorPickering conducted a comparable transactions analysis to assess how similar transactions were valued.

•	Exxon Mobil Corp. / XTO Energy Inc. (2009)

•	Denbury Resources Inc. / Encore Acquisition Co. (2009)

•	Plains Exploration & Production Co. / Pogo Producing (2007)

•	Petrohawk Energy Corp. / KCS Energy Inc. (2006)

•	Occidental Petroleum Corp. / Vintage Petroleum Inc. (2005)

•	Chevron Corp. / Unocal Corp. (2005)

•	Petrohawk Energy Corp. / Mission Resources Corp. (2005)

•	Cimarex Energy Co. / Magnum Hunter Resources Inc. (2005)

•	Noble Energy Inc. / Patina Oil & Gas Corp. (2004)

•	Pioneer Natural Resources Co. / Evergreen Resources, Inc. (2004)

•	Kerr-McGee Corp. / Westport Resources Corp. (2004)

•	Plains Exploration & Production Co. / Nuevo Energy Company (2004)

•	Whiting Petroleum Corp. / Equity Oil Co. (2004)

For the comparable transactions analysis, select transaction multiples were analyzed including:

•	the transaction value (defined as the equity purchase price plus assumed net debt obligations, if any) over proved reserves;

•	the transaction value over daily production; and

•	the transaction value over current year and forward year EBITDA.

The observed multiple ranges from the comparable transaction analysis as compared to the resulting implied transaction multiples resulting from the proposed Merger Consideration are summarized below:

	Comparable Transactions		Merger Consideration
	Range	Median
Ratio Of Enterprise Value Over:
Proved Reserves ($/Boe)	$4.50 to $24.36	$12.78	$22.17
Current Production ($/MBoe/d)	$19.0 to $94.9	$58.5	$221.3
FY1 EBITDA	4.9x to 10.2x	5.8x	9.9x
FY2 EBITDA	4.5x to 8.4x	5.8x	8.0x

Select Oil-Weighted Transaction Statistics Analysis

TudorPickering reviewed certain oil-weighted transactions in upstream energy industry that were characterized by similar geographic or commodity characteristics that were: (i) greater than $50 million in value, (ii) greater than 50% oil and (iii) announced since 2009. TudorPickering conducted a comparable transactions analysis to assess how similar transactions were valued.

For the comparable transactions analysis, select transaction multiples were analyzed including:

•	the transaction value (defined as the equity purchase price plus assumed net debt obligations, if any) over proved reserves; and

•	the transaction value over daily production.

The observed multiple ranges from the comparable transaction analysis as compared to the resulting implied transaction multiples resulting from the proposed Merger Consideration are summarized below:

	Comparable Transactions		Merger Consideration
	Range	Median
Ratio Of Transaction Value Over:
Proved Reserves ($/Boe)	$2.71 to $40.44	$12.23	$22.17
Q4’2009 Production ($/MBoe/d)	$170.5 to $35.4	$89.2	$221.3

Select Public Company Trading Statistics Analysis

TudorPickering reviewed and compared certain financial, operating and stock market information of Arena to corresponding information of selected publicly traded companies. Also, TudorPickering analyzed two groupings of companies: (i) companies with assets and operations most similar to Arena which included Berry Petroleum, Concho Resources, Denbury Resources, Pioneer Natural Resources and Whiting Petroleum and (ii) companies with operations that were predominately oil-focused, which included Berry Petroleum, Brigham Exploration, Clayton Williams, Concho Resources, Continental Resources, Denbury Resources, Pioneer Natural Resources, Venoco and Whiting Petroleum.

For the public trading analysis, select trading multiples were analyzed including:

•	enterprise value over proved reserves;

•	enterprise value over Q4 2009 daily production;

•	enterprise value over 2010E production;

•	enterprise value over current year and forward year EBITDA; and

•	share price over current year and forward year cash flow per share.

The observed multiple ranges from the public trading analysis as compared to the resulting implied transaction multiples resulting from the proposed Merger Consideration are summarized below:

	Arena Group		Oil Focused Group		Merger Consideration
	Range	Median	Range	Median
Ratio Of Enterprise Value Over:
Proved Reserves ($/Boe)	$10.21 to $25.99	$20.97	$10.21 to $68.73	$24.36	$22.17
Q4’2009 Production ($/MBoe/d)	$93.4 to $179.8	$101.7	$53.3 to $375.4	$101.7	$221.3
2010E Production ($/MBoe/d)	$82.1 to $142.3	$92.4	$53.1 to $263.6	$92.4	$192.0
2010E EBITDA	6.2x to 11.2x	7.7x	3.6x to 16.9x	7.7x	9.9x
2011E EBITDA	4.5x to 7.9x	6.5x	2.7x to 9.4x	6.5x	8.0x

Ratio Of Share Price Over:
2010E Cash Flow Per Share	5.2x to 8.4x	6.6x	2.0x to 17.1x	6.6x	10.3x
2011E Cash Flow Per Share	4.0x to 6.2x	5.3x	1.5x to 9.3x	5.3x	8.3x

General

TudorPickering and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with merger and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Arena, SandRidge or any of the other parties to the transactions contemplated by the merger agreement, and any of their respective affiliates and (ii) any currency or commodity that may be involved in the transactions contemplated by the merger agreement.

In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the merger, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Arena and SandRidge, other prospective purchasers and their respective affiliates. TudorPickering was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Arena or any alternative transaction. TudorPickering was not requested to, and it did not, participate in the negotiation of the terms of the merger agreement or the transactions contemplated thereby, nor was TudorPickering requested to, and it did not, provide any advice or services in connection with the merger agreement or the transactions contemplated thereby other than the delivery of its opinion. TudorPickering expresses no view or opinion as to any such matters and has assumed, with the consent of Arena, that the terms of the merger agreement are, from the perspective of Arena and its stockholders, the most beneficial that could be obtained.

Arena selected TudorPickering to provide a fairness opinion in connection with the merger because of TudorPickering’s expertise, reputation and familiarity with the oil and gas industry generally and the oil and gas services industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the merger.

TudorPickering has provided investment banking services to third parties who considered engaging in a transaction with Arena and received fees for those services. TudorPickering has also provided various investment banking services to both Arena and SandRidge in the past for which it received fees or compensation, including serving as an underwriter with respect to Arena’s common stock offering in May 2008 and SandRidge’s common stock offerings in November 2007, April 2009 and December 2009. TudorPickering and its affiliates may provide investment banking or other financial services to Arena or SandRidge in the future. In connection with such investment banking or other financial services, it may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TudorPickering in rendering its opinion to the board of directors of Arena. TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to Arena, SandRidge or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of the engagement of TudorPickering, Arena agreed to pay TudorPickering a $1.0 million fee upon delivery of its opinion. In addition, Arena has agreed to reimburse TudorPickering for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Arena has also agreed to indemnify TudorPickering, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws.

Accounting Treatment of the Merger

SandRidge intends to account for the merger under the purchase method for business combinations with SandRidge being deemed to have acquired Arena. This means that the assets and liabilities of Arena will be recorded, as of the completion of the merger, at their fair values and added to those of SandRidge.

Merger Consideration

In the merger, holders of shares of Arena common stock will receive 4.7771 shares of SandRidge common stock (referred to as the exchange ratio), plus $2.50 in cash (referred to as the per share cash consideration) for each share of Arena common stock that they own immediately prior to the effective time of the merger. The right of each holder of Arena common stock to receive the consideration described in the immediately preceding sentence is referred to as the merger consideration. If between the date of the merger agreement and the effective time of the merger, the outstanding shares of SandRidge common stock are changed into a different number or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon has been declared with a record date within such period, the exchange ratio, the conversion ratio (as defined below) and the per share cash consideration shall be correspondingly adjusted. Arena stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

SandRidge will not assume any outstanding options to purchase shares of Arena common stock in the merger. No later than 30 days prior to the scheduled or anticipated closing date of the merger, Arena will send a notice to all holders of options notifying them that (i) SandRidge will not assume any Arena options following the effective time of the merger or substitute new options therefor, and (ii) all unvested options will become vested and fully exercisable immediately prior to the effective time of the merger and contingent upon the consummation of the merger. Any options that are “in-the-money” as of the effective time of the merger and that are not exercised prior to the effective time of the merger will be deemed automatically exercised by the holder thereof, and the holder will be entitled to receive a number of shares of SandRidge common stock equal to the value (based on the merger consideration) of the net number of Arena shares resulting from the deemed exercise. Fractions resulting from such conversion will be rounded down. Any options that are not in-the-money as of the effective time of the merger will be canceled. Holders of options that become fully vested only as of and effective immediately prior to the effective time of the merger will be permitted to exercise such fully vested options effective as of and contingent upon the consummation of the merger. For a more complete discussion of the treatment of Arena stock options, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Each award of restricted stock that is outstanding at the effective time of the merger will be (i) assumed by SandRidge, in accordance with the terms of the applicable Arena stock plan and award agreement by which it is evidenced, except as provided in the immediately succeeding sentence, and (ii) converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the number of shares of Arena common stock underlying such award multiplied by (B) the conversion ratio, which is the exchange ratio of 4.7771 plus a fraction equal to $2.50 divided by the closing price of the SandRidge common stock on the day immediately prior to the closing date of the merger. Fractions resulting from such conversion will be rounded down. For any employee of Arena whose primary work location is at the Tulsa office, the vesting provisions of each such award of restricted SandRidge common stock will be modified, such that each such award will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the transition period (as defined in the Severance Plan described in “Interests of Certain Persons in the Merger”) with respect to the applicable employee and (z) the termination date (as defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of Arena, each such award of restricted SandRidge common stock will vest pursuant to the terms of the applicable original award agreement. For a more complete discussion of the treatment of Arena restricted stock, see “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

To the extent legally required, as soon as reasonably practicable following the effective time of the merger, SandRidge will cause the shares of restricted stock to be assumed as described above to be registered on Form S-8 (or any successor form promulgated by the Securities and Exchange Commission), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed restricted stock remains outstanding. As soon as reasonably practicable following the effective time of the merger, SandRidge will also deliver to each holder of an assumed restricted stock a notice setting forth such holder’s rights pursuant to such restricted stock.

Source of Funding for the Merger

SandRidge’s obligation to complete the merger is not conditioned upon its obtaining financing. As of December 31, 2009, SandRidge had $7.9 million in cash and cash equivalents. In addition, at December 31, 2009, SandRidge had $803.4 million in undrawn committed revolving credit facilities with commercial banks and $47.0 million in outstanding letters of credit, which affect the availability under the credit facilities on a dollar-for-dollar basis. The committed facilities expire on April 15, 2014 unless extended. SandRidge expects to fund approximately $98.3 million (based on the number of outstanding shares of Arena common stock at the closing of the merger) for the aggregate cash portion of the merger consideration payable to the Arena stockholders through drawdowns under its revolving credit facility and/or, to the extent available, internal cash resources. In addition, SandRidge intends to use such internal cash resources and financing as well as cash on hand of Arena following the merger, which at December 31, 2009 was $63.6 million, to pay for the estimated direct merger transaction costs and professional services of approximately $15.0 million.

Dissenters’ Rights of Appraisal

Holders of SandRidge common stock and Arena common stock are not entitled to dissenters’ rights of appraisal under either Nevada law or Delaware law in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to holders of Arena common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to as the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

Except as described below under “—Foreign Investment in Real Property Tax Act,” this discussion only applies to you if you are a U.S. Holder. For purposes of this discussion, the term U.S. Holder refers to a holder of Arena common stock that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, the term Non-U.S. Holder refers to a holder of Arena common stock (other than a partnership) who is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Arena common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Arena common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of Arena common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	an Arena stockholder subject to the alternative minimum tax provisions of the Code;

•	an Arena stockholder who received your Arena common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Arena benefit plan;

•	an Arena stockholder who holds Arena common stock as part of a hedge, straddle or a constructive sale or conversion transaction;

•	a Non-U.S. Holder who holds Arena common stock in connection with such Non-U.S. Holder’s U.S. trade or business;

•	a Non-U.S. Holder who is present in the United States for 183 days or more during the taxable year of the merger; or

•	certain U.S. expatriates.

The Merger. SandRidge and Arena have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that SandRidge and Arena each receive a legal opinion that the merger will so qualify. In addition, based on representations contained in representation letters provided by SandRidge and Arena and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth in each opinion, it is the opinion of Covington & Burling LLP, counsel to SandRidge, and Johnson & Jones, P.C., counsel to Arena, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and, accordingly, that (subject to the considerations relevant to a 5% Non-U.S. Holder described under “—Foreign Investment in Real Property Tax Act” below) the material U.S. federal income tax consequences of the merger are as follows:

•

you will recognize gain (but not loss) upon your receipt of SandRidge common stock and cash in exchange for your Arena stock pursuant to the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the SandRidge common stock and cash received by you exceeds your basis in your Arena stock and (ii) the amount of cash received by you (except with respect to any cash received instead of a fractional share of SandRidge common stock, which is discussed below under “—Cash Received Instead of a Fractional Share”);

•

your aggregate basis in the SandRidge common stock you receive in the merger (including fractional shares of SandRidge common stock deemed received and redeemed as described below) will be the same as the aggregate basis of your Arena stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of a fractional share of SandRidge common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of a fractional share of SandRidge common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Recharacterization of Gain as a Dividend”); and

•

your holding period in SandRidge common stock received in exchange for shares of Arena common stock (including fractional shares of SandRidge common stock deemed received and redeemed as described below) will include the holding period of your Arena common stock for which it is exchanged.

Taxation of Capital Gain. Except as described below under “—Recharacterization of Gain as a Dividend” below, gain that you recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if you have held (or are treated as having held) your Arena common stock for more than one year as of the date of the merger. For U.S. Holders of Arena common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. Holder of Arena common stock recognizes could be treated as dividend income rather than capital gain if (i) you are a significant stockholder of SandRidge or (ii) your percentage ownership, taking into account constructive ownership rules, in

SandRidge after the merger is not meaningfully reduced from what your percentage ownership would have been if you had received solely shares of SandRidge common stock rather than a combination of cash and shares of SandRidge common stock in the merger. This could happen, for example, because of ownership of additional shares of SandRidge common stock by you or ownership of shares of SandRidge common stock by a person related to you. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Arena common stock, including the application of certain constructive ownership rules, holders of Arena common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share. The receipt by you of cash instead of a fractional share of SandRidge common stock will be treated as if you had received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by SandRidge. As a result, you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

If you acquired different blocks of Arena common stock at different times and at different prices, your tax basis and holding period in your SandRidge common stock may be determined with reference to each block of Arena common stock.

Foreign Investment in Real Property Tax Act. Unless a Non-U.S. Holder’s shares of Arena common stock are considered U.S. real property interests, referred to as a USRPI under the Foreign Investment in Real Property Tax Act, referred to as FIRPTA, a non-U.S. Holder will generally not be subject to U.S. federal income tax on its exchange of Arena stock for SandRidge stock and cash in the merger. Under FIRPTA, dispositions of a USRPI, as described below, by a Non-U.S. Holder are generally subject to U.S. federal income taxation. In the case of a disposition of a USRPI in a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code, an exchange of shares representing a USRPI for shares of the acquiring company is eligible for the tax treatment described above under “—The Merger” only if the shares of the acquiring company received by the Non-U.S. Holder in the transaction constitute, immediately after the transaction, a USRPI in the hands of the relevant Non-U.S. Holder.

Because it is believed that Arena is a U.S. real property holding corporation (as defined below), Arena common stock held by Non-U.S. Holders who owned, directly or indirectly by attribution from related persons or entities, more than 5% of Arena common stock at any time during the five-year period ending on the date of the merger, referred to as a 5% Non-U.S. Holder, represents a USRPI. Thus, a 5% Non-U.S. Holder will be subject to U.S. federal income taxation on any gain realized with respect to the SandRidge common stock received in the merger unless the SandRidge common stock received will also constitute a USRPI in the hands of the 5% Non-U.S. Holder. In that event, the Non-U.S. Holder will be subject to U.S. federal income tax under FIRPTA in the same manner as a U.S. Holder as described above. The SandRidge common stock received in the merger will constitute a USRPI only if (1) the relevant Non-U.S. Holder will own greater than 5% of the SandRidge common stock immediately after the Merger and (2) SandRidge is a U.S. real property holding corporation. Shares of Arena common stock held by a Non-U.S. Holder who has not owned, directly or indirectly by attribution to related persons or entities, more than 5% of Arena common stock at any time during the five-year period ending on the date of the merger will not constitute a USRPI.

A U.S. real property holding corporation means any domestic corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the fair market value of the sum of (i) its U.S. real property interests; (ii) its interests in real property located outside the United States; and (iii) any other assets used or held for use in its trade or business. Although SandRidge has not performed a detailed examination of the fair market value of its assets, SandRidge believes that it is a U.S. real property holding corporation, based in part on the assumption that the standardized measure of discounted future net cash flows disclosed on its Annual Report Form 10-K for the year ended December 31, 2009 represents the fair market value of its assets. There can be no assurance, however, that the Internal Revenue Service will not take a contrary view or that, if such a contrary view were taken, the Internal Revenue Service would not prevail.

A 5% Non-U.S. Holder should consult its own tax advisor concerning the tax consequences of the merger and, in particular, the application of the rules described above with respect to the ownership of U.S. real property interests.

Closing Condition Tax Opinions. It is a condition to the closing of the merger that SandRidge and Arena will receive opinions from Covington & Burling LLP and Johnson & Jones, P.C., respectively, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by SandRidge and Arena to be delivered at the time of closing, and on customary factual assumptions. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either party does waive this condition and the tax consequences of the merger are materially different from those described in this document, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

Neither of these tax opinions will be binding on the Internal Revenue Service. SandRidge and Arena have not and do not intend to seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Backup Withholding. If you are a non-corporate holder of Arena common stock, you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in SandRidge common stock. You will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on either the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger or applicable Form W-8; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Reporting Requirements. If you receive SandRidge common stock as a result of the merger, you will be required to retain records pertaining to the merger and may be required to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, which prevents transactions subject to its requirements from being consummated until the required notification forms and attachments are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated. SandRidge and Arena each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on April 19, 2010. SandRidge requested early termination of the applicable waiting period, which was granted effective April 30, 2010.

The Department of Justice or the Federal Trade Commission, however, are not legally precluded from challenging the merger on antitrust grounds either before or after expiration of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing. There can be no assurance that a governmental or private challenge to the merger will not be made or that, if a challenge is made, the parties would prevail.

Except as otherwise described in this joint proxy statement/prospectus, we are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of the State of Delaware and the State of Nevada.

Litigation Related to the Merger

Nine shareholder lawsuits styled as class actions have been filed against Arena and its board of directors. The lawsuits are as follows:

•	Thomas Slater v. Arena Resources, Inc., et al. – filed in District Court in Tulsa County, Tulsa, Oklahoma on April 6, 2010;

•	Raymond M. Eberhardt v. Arena Resources, Inc., et al. – filed in District Court in Oklahoma County, Oklahoma City, Oklahoma on April 8, 2010;

•	City of Pontiac General Employees’ Retirement System v. Arena Resources, Inc., et al. – filed in District Court in Washoe County, Reno, Nevada on April 8, 2010;

•	West Palm Beach Police Pension Fund v. Rochford, et al. – filed in District Court in Clark County, Las Vegas, Nevada on April 12, 2010;

•	Henry Kolesnik v. Arena Resources, Inc. et al. – filed in District Court in Washoe County, Reno, Nevada on April 14, 2010;

•	Roger and Kanya Tiemchan Phillips v. Rochford, et al. – filed in District Court in Oklahoma County, Oklahoma City, Oklahoma on April 16, 2010;

•	Richard J. Erickson v. Arena Resources, Inc. et al. – filed in Tulsa County, Tulsa, Oklahoma on April 16, 2010;

•	Reinfried v. Arena Resources, Inc., et al. – filed in Oklahoma County, Oklahoma City, Oklahoma on April 20, 2010; and

•	Thomas R. Stevenson v. Rochford et al. – filed in the U.S. District Court for the Northern District of Oklahoma on April 26, 2010.

All nine lawsuits also name SandRidge as a defendant. Six of the lawsuits (Eberhardt, Pontiac, West Palm Beach, Tiemchan Phillips, Reinfried, and Stevenson) name both SandRidge and Merger Sub as additional defendants. All nine complaints generally allege that Arena’s directors breached their fiduciary duties in negotiating and approving the merger and by administering a sale process that failed to maximize shareholder value. In addition, excepting the Pontiac lawsuit, the lawsuits claim that Arena and SandRidge (and, in the case of the Eberhardt, West Palm Beach, Tiemchan Phillips, Reinfried, and Stevenson lawsuits, Merger Sub) aided and abetted the Arena directors in breaching their fiduciary duties. In the Stevenson lawsuit, the plaintiff also alleges that the defendants violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by issuing an incomplete and misleading proxy statement. The plaintiffs seek among other relief, to enjoin the merger, to rescind the merger agreement and/or to collect damages. In the Pontiac lawsuit, the plaintiff also specifically seeks an order declaring the termination fee void and unenforceable, on the ground that it allegedly impermissibly influences the vote of the Arena stockholders on the proposed transaction. Arena and SandRidge believe the lawsuits are without merit and that they have valid defenses to all claims. Arena and SandRidge intend to vigorously defend themselves in the lawsuits.

Effective Time of the Merger

The merger will become effective upon the date on which the articles of merger or other appropriate documents are filed with the Secretary of State of the State of Nevada or at such later time as SandRidge and Arena will agree and specify in the articles of merger. The articles of merger may provide for an effective date that is no more than 90 days after the date the articles of merger have been filed with the Secretary of State of the State of Nevada. If an effective date is provided for in the articles of merger, the parties may terminate the merger by filing articles of termination prior to the stated effective date.

New York Stock Exchange Listing of Common Stock to be Issued in the Merger

SandRidge common stock currently is listed on the New York Stock Exchange under the symbol “SD.” SandRidge has agreed in the merger agreement that it will use its reasonable best efforts to cause the SandRidge common stock issuable in the merger to be approved for listing on the New York Stock Exchange prior to the effective time of the merger. Listing of the shares of SandRidge common stock, subject to official notice of issuance, is a condition to closing the merger.

Delisting and Deregistration of Arena Common Stock

Upon consummation of the merger, shares of Arena common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

Federal Securities Laws Consequences; Stock Transfer Restrictions

SandRidge common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended. This joint proxy statement/prospectus does not cover resales of SandRidge common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Shares of SandRidge common stock issued in respect of Arena restricted stock will generally have the same terms and be subject to the same restrictions (including with respect to transfer and vesting) applicable to the award of Arena restricted stock immediately prior to the effective time of the merger. However, certain holders of Arena restricted stock will have their vesting schedule altered as described in “Interests of Certain Persons in the Merger—Arena Stock Options and Restricted Stock.”

Organizational Documents, Directors and Officers of Merger Sub

The merger agreement states that the articles of incorporation of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the entity surviving the merger, until thereafter amended. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the entity surviving the merger until thereafter amended. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the entity surviving the merger and the officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the entity surviving the merger.

Board of Directors and Management of SandRidge Following the Merger

SandRidge’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information reflects the historical results of SandRidge as adjusted on a pro forma basis to give effect to SandRidge’s acquisition of Arena. SandRidge’s historical results have also been adjusted to give effect to SandRidge’s December 2009 property acquisition in the Permian Basin. These acquisitions are described further below.

•

Arena Acquisition. On April 3, 2010, SandRidge entered into a merger agreement with Arena whereby SandRidge will issue 4.7771 shares of SandRidge common stock and pay $2.50 in cash for each share of Arena common stock outstanding, referred to as the Arena Acquisition. Based upon the closing price of SandRidge stock on April 1, 2010, the date used for preparation of these unaudited pro forma condensed combined financial information, the consideration to be received by Arena shareholders is valued at $40.00 per share or $1.6 billion in the aggregate. Completion of the transaction is contingent upon approval by stockholders of both companies as well as other customary closing conditions. SandRidge will be the surviving company after completion of the merger. Arena is an oil and gas exploration, development and production company with current operations in Texas, Oklahoma, Kansas and New Mexico.

•

2009 Permian Basin Acquisition. On December 21, 2009, SandRidge purchased oil and natural gas properties located in the Permian Basin, referred to as the 2009 Permian Basin Acquisition, from Forest Oil Corporation and one of its subsidiaries for $800.0 million, subject to certain purchase price and post-closing adjustments. The assets consist primarily of six operated areas in the Central Basin Platform and greater Permian Basin of western Texas and eastern New Mexico. The acquisition was financed with proceeds from the issuance of 8.75% Senior Notes due 2020, the placement of 2,000,000 new shares of 6.0% convertible perpetual preferred stock, and the public offering of 25,600,000 shares of SandRidge common stock, collectively referred to herein as the financing transactions.

The unaudited pro forma condensed combined balance sheet is based on the audited December 31, 2009 balance sheets of SandRidge and Arena and includes pro forma adjustments to give effect to the Arena Acquisition as if it occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 is based on the audited statements of operations of SandRidge and Arena and includes pro forma adjustments to give effect to SandRidge’s 2009 Permian Basin Acquisition and the Arena Acquisition as if those transactions occurred on January 1, 2009.

The pro forma adjustments reflecting the Arena Acquisition under the acquisition method of accounting are based on various preliminary estimates and assumptions and are described in the related notes. The actual adjustments to SandRidge’s consolidated combined financial statements upon consummation of the Arena Acquisition and allocation of the purchase price will depend on a number of factors, including additional financial information available at such time, changes in the fair value of SandRidge’s common stock transferred at the closing date, changes in the estimated fair value of Arena’s natural gas and oil properties as of the closing date, final appraisals of property and equipment and changes in the operating results of Arena between the date of preparation of this pro forma information and the effective date of the acquisition. Accordingly, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible these differences could be material. The pro forma statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger.

This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated, or of results that may occur in the future. This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, Annual Reports on Form 10-K for the year ended December 31, 2009 of both SandRidge and Arena and Form 8-K/A filed by SandRidge on March 8, 2010 in connection with the 2009 Permian Basin Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2009

	SandRidge Historical	Arena Historical	Pro Forma Adjustments		SandRidge Pro Forma Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,861	$63,635	$(15,000)	(a)	$56,496
Accounts receivable, net:
Trade	105,412	15,496	—		120,908
Related parties	64	—	—		64
Derivative contracts	105,994	—	—		105,994
Inventories	3,707	—	—		3,707
Costs in excess of billings	12,346	—	—		12,346
Other current assets	20,580	1,041	—		21,621

Total current assets	255,964	80,172	(15,000)		321,136
Natural gas and crude oil properties, net (full cost method of accounting)	1,971,782	566,474	886,166	(b)	3,424,422
Other property, plant and equipment, net	461,861	10,426	—	(b)	472,287
Goodwill	—	—	499,239	(b)	499,239
Restricted deposits	32,894	—	—		32,894
Deferred income taxes	—	—	16,789	(b)
			(16,789)	(d)	—
Other assets	57,816	—	—		57,816

Total assets	$2,780,317	$657,072	$1,370,405		$4,807,794

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$12,003	$—	$—		$12,003
Accounts payable and accrued expenses:
Trade	203,048	18,572	—		221,620
Related parties	860	—	—		860
Derivative contracts	7,080	—	—		7,080
Asset retirement obligation	2,553	—	—		2,553

Total current liabilities	225,544	18,572	—		244,116
Long-term debt	2,566,935	—	98,310	(b)	2,665,245
Other long-term obligations	14,099	—	1,356	(c)	15,455
Derivative contracts	61,060	—	—		61,060
Asset retirement obligation	108,584	7,210	—		115,794
Deferred income taxes	—	108,623	335,930	(b)
			(444,553)	(d)	—

Total liabilities	2,976,222	134,405	(8,957)		3,101,670

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding; aggregate liquidation preference of $265,000	3	—	—		3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding; aggregate liquidation preference of $200,000	2	—	—		2
Common stock, $0.001 par value; 400,000 shares authorized (historical); 800,000 shares authorized (pro forma); 210,581 issued and 208,715 outstanding (historical); 400,469 issued and 398,603 outstanding (pro forma)	203	39	(39)	(b)
			190	(b)	393
Additional paid-in capital	2,961,613	326,991	(326,991)	(b)
			1,490,431	(b)
			2,590	(e)	4,454,634
Treasury stock, at cost	(25,079)	—	—		(25,079)
(Accumulated deficit) retained earnings	(3,142,699)	195,637	213,181	(n)	(2,733,881)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(205,957)	522,667	1,379,362		1,696,072
Noncontrolling interest	10,052	—	—		10,052

Total (deficit) equity	(195,905)	522,667	1,379,362		1,706,124

Total liabilities and equity	$2,780,317	$657,072	$1,370,405		$4,807,794

The accompanying notes are an integral part of this financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	SandRidge Historical	SandRidge 2009 Acquisition and Financing Adjustments		SandRidge as Adjusted for 2009 Acquisition and Financing	Arena Historical	Arena Acquisition Pro Forma Adjustments		SandRidge Pro Forma Combined
	(In thousands, except per share amounts)
Revenues:
Natural gas and crude oil	$454,705	$91,549	(f)	$546,254	$126,241	$—		$672,495
Drilling and services	23,902	—		23,902	—	—		23,902
Midstream and marketing	86,028	—		86,028	—	—		86,028
Other	26,409	—		26,409	—	—		26,409

Total revenues	591,044	91,549		682,593	126,241	—		808,834
Expenses:
Production	169,285	23,638	(f)	192,923	15,543	—		208,466
Production taxes	4,010	3,937	(f)	7,947	6,456	—		14,403
Drilling and services	30,899	—		30,899	—	—		30,899
Midstream and marketing	78,684	—		78,684	—	—		78,684
Depreciation and depletion—natural gas and crude oil	176,027	54,377	(g)	230,404	39,071	32,663	(g)	302,138
Depreciation, depletion and amortization—other	50,865	—		50,865	298	—		51,163
Impairment	1,707,150	—	(h)	1,707,150	—	—	(h)	1,707,150
General and administrative	100,256	—		100,256	13,453	—		113,709
Gain on derivative contracts	(147,527)	—		(147,527)	(14,885)	—		(162,412)
Loss on sale of assets	26,419	—		26,419	—	—		26,419

Total expenses	2,196,068	81,952		2,278,020	59,936	32,663		2,370,619

(Loss) income from operations	(1,605,024)	9,597		(1,595,427)	66,305	(32,663)		(1,561,785)

Other income (expense):
Interest income	375	—		375	829	—		1,204
Interest expense	(185,691)	(39,434)	(i)	(225,125)	—	(2,291)	(m)	(227,416)
Income (loss) from equity investments	1,020	—		1,020	—	—		1,020
Other (expense) income, net	7,272	—		7,272	—	—		7,272

Total other (expense) income	(177,024)	(39,434)		(216,458)	829	(2,291)		(217,920)

(Loss) income before income tax (benefit) expense	(1,782,048)	(29,837)		(1,811,885)	67,134	(34,954)		(1,779,705)
Income tax (benefit) expense	(8,716)	—	(j)	(8,716)	24,840	(24,840)	(j)	(8,716)

Net (loss) income	(1,773,332)	(29,837)		(1,803,169)	42,294	(10,114)		(1,770,989)
Less: net income attributable to noncontrolling interest	2,258	—		2,258	—	—		2,258

Net (loss) income (applicable) attributable to SandRidge Energy, Inc.	(1,775,590)	(29,837)		(1,805,427)	42,294	(10,114)		(1,773,247)
Preferred stock dividends and accretion	8,813	11,633	(k)	20,446	—	—		20,446

(Loss) income (applicable) available to SandRidge Energy, Inc. common stockholders	$(1,784,403)	$(41,470)		$(1,825,873)	$42,294	$(10,114)		$(1,793,693)

(Loss) income per share (applicable) available to SandRidge Energy, Inc. common stockholders:
Basic	$(10.20)							$(4.61)

Diluted	$(10.20)							$(4.61)

Weighted average number of SandRidge Energy, Inc. common shares outstanding:
Basic	175,005	24,075	(l)			189,888	(b)	388,968

Diluted	175,005	24,075	(l)			189,888	(b)	388,968

The accompanying notes are an integral part of this financial information.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The historical financial information is derived from the historical consolidated financial statements of SandRidge, the historical statements of revenues and direct operating expenses of properties acquired in the 2009 Permian Basin Acquisition, and the historical consolidated financial statements of Arena. Revenues and direct operating expenses related to properties acquired in the 2009 Permian Basin Acquisition were derived from unaudited financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2009 has been prepared as if the Arena Acquisition had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 assumes that the 2009 Permian Basin Acquisition and Arena Acquisition occurred on January 1, 2009.

2. Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma condensed combined financial information.

(a)	Adjustment reflects estimated costs related to the Arena Acquisition, including professional fees and employee severance, which will be expensed. The additional expense has not been included in the accompanying pro forma condensed combined statement of operations due to its non-recurring nature.

(b)	Adjustment to reflect the elimination of the components of Arena’s historical stockholders’ equity, the estimated value of consideration to be paid by SandRidge in the merger and the adjustments to the historical book values of Arena’s assets and liabilities as of December 31, 2009 to their estimated fair values, in accordance with acquisition accounting. The following table reflects the preliminary allocation of the total purchase price of Arena to the assets acquired and the liabilities assumed and the resulting goodwill based on the preliminary estimates of fair value (in thousands, except stock price):

Purchase Price(1):
Shares of SandRidge common stock to be issued to Arena stockholders	189,888
SandRidge common stock price	$7.85

Fair value of common stock issued	1,490,621
Cash consideration to be paid to Arena stockholders(2)	98,310

Total purchase price	1,588,931

Estimated Fair Value of Liabilities Assumed:
Current liabilities	18,572
Long-term deferred tax liability(3)	444,553
Other non-current liabilities	7,210

Amount attributable to liabilities assumed	470,335

Total purchase price plus liabilities assumed	2,059,266

Estimated Fair Value of Assets Acquired:
Current assets	80,172
Natural gas and oil properties(4)	1,452,640
Other property, plant and equipment	10,426
Long-term deferred tax assets	16,789

Amount attributable to assets acquired	1,560,027

Goodwill(1)	$499,239

(1)	Under the terms of the merger agreement, consideration paid by SandRidge will consist of 4.7771 shares of SandRidge common stock plus $2.50 cash for each share of Arena common stock

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

outstanding. The total purchase price is based upon the closing price of $7.85 per share of SandRidge common stock on April 1, 2010 (the last full trading day prior to the merger agreement). Under the acquisition method of accounting, the actual purchase price will be determined based on the total cash paid and the fair value of SandRidge common stock issued in the merger on the acquisition date. Total shares to be issued consists of (i) approximately 186.4 million shares issued in exchange for 39.0 million shares of currently outstanding Arena common stock, (ii) approximately 1.5 million shares issued in exchange for restricted shares of Arena common stock expected to vest prior to consummation of the merger, and (iii) 2.0 million shares issued in exchange for currently outstanding options to purchase Arena common stock considered in-the-money (based on the closing price of $34.26 per share of Arena common stock on April 1, 2010) that would convert into shares of SandRidge common stock in accordance with the merger agreement. The actual number of shares issued in exchange for options outstanding will be determined based upon the closing price of Arena common stock on the date of the merger.

Assuming SandRidge issues 189.9 million shares of common stock to consummate the Arena Acquisition, a $1.00 increase (decrease) in the closing price of SandRidge’s common stock would increase (decrease) goodwill by approximately $189.9 million.

(2)	Pro forma presentation assumes cash to be paid to Arena stockholders will be funded through a draw on SandRidge’s senior credit facility.
(3)	SandRidge will receive carryover tax basis in Arena’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue code. Based upon the preliminary purchase price allocation, a step-up in basis related to the property to be acquired from Arena is expected to result in a SandRidge deferred tax liability of approximately $444.6 million, an increase of $335.9 million to Arena’s existing $108.6 deferred tax liability. See also (d).
(4)	Weighted average commodity prices utilized in the determination of the pro forma fair value of natural gas and oil properties were $6.98 per mcf of natural gas and $82.14 per barrel of oil, after adjustment for transportation fees and regional price differentials. An increase or decrease in commodity prices as of the closing date will result in a corresponding increase or decrease in the fair value of the properties and related deferred tax liabilities and a decrease or increase to goodwill.

(c)	Adjustment to recognize expense related to the vesting of certain employer contributions to SandRidge’s non-qualified deferred compensation plan due to change in control provisions that will trigger upon consummation of the Arena Acquisition. The additional expense has not been included in the accompanying pro forma condensed combined statement of operations due to its non-recurring nature.

(d)	Adjustment to recognize offset of newly created net deferred tax liability with existing SandRidge deferred tax assets and the resulting release of approximately $427.8 million in the current valuation allowance against those existing deferred tax assets. The release of the valuation allowance has been reflected as a credit to accumulated deficit in the accompanying pro forma condensed combined balance sheet, but has not been included in the accompanying pro forma condensed combined statement of operations due to its non-recurring nature.

(e)	Adjustment to recognize effects on additional paid-in capital and accumulated deficit of estimated stock-based compensation of $2.6 million associated with 76,000 restricted shares of Arena common stock to be granted immediately prior to and in conjunction with Arena Acquisition. This estimated additional stock-based compensation expense has not been included in the accompanying pro forma condensed combined statement of operations due to its non-recurring nature.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(f)	Adjustment to recognize revenues and direct operating expenses of the 2009 Permian Basin Acquisition properties as if the acquisition had taken place on January 1, 2009.

(g)	Adjustment to recognize accretion of asset retirement obligation attributable to the 2009 Permian Basin Acquisition properties as well as depreciation and depletion attributable to the 2009 Permian Basin Acquisition and Arena Acquisition properties, using the unit of production method under the full cost method of accounting, as if the acquisitions had taken place on January 1, 2009.

(h)	SandRidge estimates it would have incurred an additional impairment from full cost ceiling limitations of approximately $121.5 million for the year ended December 31, 2009 had the 2009 Permian Basin Acquisition occurred on January 1, 2009 and a total combined additional impairment of approximately $426.4 million had both the 2009 Permian Basin Acquisition and Arena Acquisition occurred on January 1, 2009. These additional estimated pro forma impairments have not been reflected in the pro forma condensed combined statement of operations due to their non-recurring nature.

(i)	Adjustment to recognize discount and offering cost amortization and interest expense associated with 8.75% Senior Notes due 2020 issued in December 2009. Proceeds were used to partially fund the 2009 Permian Basin Acquisition.

(j)	There was no pro forma income tax provision related to the 2009 Permian Basin Acquisition or the Arena Acquisition due to SandRidge’s net deferred tax asset position and the corresponding full valuation allowance.

(k)	Adjustment to recognize additional dividends associated with SandRidge’s 6.0% convertible perpetual preferred stock issued in December 2009. Proceeds were used to partially fund the 2009 Permian Basin Acquisition.

(l)	Impact on weighted average shares outstanding for the December 2009 underwritten offering of 25,600,000 shares of SandRidge common stock. Proceeds were used to partially fund the 2009 Permian Basin Acquisition.

(m)	Adjustment to recognize additional interest expense related to the $98.3 million drawn on SandRidge’s senior credit facility to fund the cash portion of the Arena Acquisition purchase price. Additional interest expense was calculated based upon the average annual interest rate paid on amounts outstanding under SandRidge’s senior credit facility during 2009 of 2.33%.

(n)	Pro forma adjustments to (accumulated deficit) retained earnings are as follows:

Pro forma adjustment to expense estimated transaction costs to be incurred—see(a)	$(15,000)
Historical Arena retained earnings—see(b)	(195,637)
Pro forma adjustment to recognize vesting of certain employer contributions made to SandRidge’s non-qualified compensation plan—see(c)	(1,356)
Pro forma adjustment for the release of valuation allowance against existing SandRidge net deferred tax asset—see(d)	427,764
Pro forma adjustment for additional stock-based compensation—see(e)	(2,590)

$(213,181)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

3. Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information (Unaudited)

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and gas reserve and standardized measure information of SandRidge and Arena may have appeared had the merger occurred on January 1, 2009. The Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information is for illustrative purposes only.

Estimated Pro Forma Combined Quantities of Proved Reserves

	SandRidge Historical		Arena Historical		Total Pro Forma
	Oil(1) (MBbls)	Gas (MMcf)	Oil (MBbls)	Gas (MMcf)	Oil(1) (MBbls)	Gas (MMcf)
Proved Reserves
As of December 31, 2008	43,164	1,899,636	55,845	58,805	99,009	1,958,441
Revisions of previous estimates	8,826	(1,244,873)	(10,075)	(15,814)	(1,249)	(1,260,687)
Acquisition of new reserves	56,342	104,046	1,589	2,792	57,931	106,838
Extensions and discoveries	8	8,890	14,360	13,605	14,368	22,495
Sales of reserves in place	(97)	(163)	—	—	(97)	(163)
Production	(2,894)	(87,461)	(2,004)	(2,173)	(4,898)	(89,634)

As of December 31, 2009	105,349	680,075	59,715	57,215	165,064	737,290

Proved developed reserves:
As of December 31, 2008	15,342	851,357	20,231	28,659	35,573	880,016

As of December 31, 2009	38,327	592,777	21,145	28,302	59,472	621,079

Proved undeveloped reserves:
As of December 31, 2008	27,822	1,048,279	35,614	30,146	63,436	1,078,425

As of December 31, 2009	67,022	87,298	38,570	28,913	105,592	116,211

(1)	Includes NGLs

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31, 2009
	SandRidge Historical	Arena Historical	Pro Forma Adjustments(1)	Pro Forma
	(In thousands)
Future cash inflows from production	$7,582,670	$3,721,874	$—	$11,304,544
Future production costs	(3,028,888)	(902,964)	—	(3,931,852)
Future development costs	(938,272)	(543,023)	—	(1,481,295)
Future income tax expenses	—	(746,548)	746,548	—

Undiscounted future net cash flows	3,615,510	1,529,339	746,548	5,891,397
10% annual discount	(2,054,532)	(775,105)	(379,424)	(3,209,061)

Standardized measure of discounted future net cash flows	$1,560,978	$754,234	$367,124	$2,682,336

(1)	Pro forma adjustments represent elimination of effect of future income taxes due to SandRidge’s deferred tax asset position and the associated full valuation allowance that serves to reduce to zero a tax benefit that otherwise would result from the tax effects of PV-10 at December 31, 2009.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Changes in the Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31, 2009
	SandRidge Historical	Arena Historical	Pro Forma Adjustments(1)	Pro Forma
	(In thousands)
Standardized measure at December 31, 2008	$2,220,576	$460,687	$—	$2,681,263
Revenues less production and other costs	(281,410)	(110,697)	—	(392,107)
Net changes in prices, production and other costs	(1,841,292)	619,543	—	(1,221,749)
Net development costs incurred	201,467	107,237	—	308,704
Net changes in future development costs	1,075,246	6,551	—	1,081,797
Extensions and discoveries	8,671	253,486	—	262,157
Revisions of previous quantity estimates	(553,469)	(447,111)	—	(1,000,580)
Accretion of discount	109,512	48,058	—	157,570
Net change in income taxes	37,936	(176,306)	367,124	228,754
Purchases of reserves in place	565,457	28,329	—	593,786
Sales of reserves in place	(131)	—	—	(131)
Timing differences and other	18,415	(35,543)	—	(17,128)

Standardized measure at December 31, 2009	$1,560,978	$754,234	$367,124	$2,682,336

(1)	Pro forma adjustments represent elimination of effect of future income taxes due to SandRidge’s deferred tax asset position and the associated full valuation allowance that serves to reduce to zero a tax benefit that otherwise would result from the tax effects of PV-10 at December 31, 2009.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the SandRidge board of directors with respect to the issuance of shares of SandRidge common stock, and the recommendation of the Arena board of directors with respect to the merger agreement, SandRidge and Arena stockholders, respectively, should be aware that certain executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other stockholders of SandRidge and Arena generally.

Interests of Arena directors and officers

Arena Stock Options and Restricted Stock

Arena Stock Options. SandRidge will not assume any outstanding options to purchase shares of Arena common stock in the merger. No later than 30 days prior to the scheduled or anticipated closing date of the merger, Arena will send a notice to all holders of options notifying them that (i) SandRidge will not assume any Arena options following the effective time of the merger or substitute new options therefor, and (ii) all unvested options will become vested and fully exercisable immediately prior to the effective time of the merger and contingent upon the consummation of the merger.

Any options that are in-the-money (as defined below) as of the effective time of the merger and that are not exercised prior to the effective time of the merger will be deemed automatically exercised by the holder thereof, and the holder will be entitled to receive a number of shares of SandRidge common stock (rounded down to the nearest whole number) equal to the product of (i) the conversion ratio (as defined below) multiplied by (ii) the quotient obtained by dividing (x) the product of (1) the number of shares of Arena common stock issuable upon the exercise of the applicable options multiplied by (2) the excess of (A) the last reported sale price of Arena common stock on the NYSE on the closing date of the merger over (B) the exercise price per share of the applicable options, by (y) the last reported sale price of Arena common stock on the NYSE on the closing date of the merger. Any options that are not in-the-money as of the effective time of the merger will be canceled.

Holders of options that become fully vested only as of and effective immediately prior to the effective time of the merger will be permitted to exercise such fully vested options effective as of and contingent upon the consummation of the merger.

As used in the merger agreement, (i) in-the-money means, with respect to an option, that the excess of (x) the last reported sale price of Arena common stock on the NYSE on the closing date of the merger over (y) the exercise price per share of the applicable options, is a positive number; and (ii) conversion ratio means the sum of (1) 4.7771 and (2) the quotient obtained by dividing (x) $2.50 by (y) the last reported sale price of SandRidge common stock on the NYSE on the closing date of the merger.

Arena Restricted Stock. At the effective time of the merger, each of the then outstanding awards of Arena restricted stock will be (i) assumed by SandRidge, in accordance with the terms of the applicable Arena stock plan and award agreement by which it is evidenced, except as provided in the immediately succeeding paragraph and except that from and after the effective time of the merger, SandRidge and its board of directors or compensation committee, as the case may be, shall be substituted for Arena and its subsidiaries and their respective boards of directors and committees thereof administering any such stock plan, and (ii) converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the conversion ratio (defined above) multiplied by (B) the number of shares of Arena common stock underlying such award.

With respect to any employee of Arena whose primary work location is at the Tulsa office, the vesting provisions of each such award of restricted SandRidge common stock will be modified, such that each such award will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the transition period (as defined in the Severance Plan) with respect to the applicable employee and (z) the termination date (as defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of Arena, each such award of restricted

SandRidge common stock will vest pursuant to the terms of the applicable original award agreement. If the calculation of the number of shares of SandRidge common stock as described above results in the assumption of an award of restricted stock that would include a fraction of a share of SandRidge common stock, then the number of shares of SandRidge common stock subject to such award shall be rounded down to the nearest whole number of shares of SandRidge common stock.

To the extent legally required, as soon as reasonably practicable following the effective time of the merger, SandRidge will cause the shares of restricted stock to be assumed as described above to be registered on Form S-8 (or any successor form promulgated by the Securities and Exchange Commission), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed restricted stock remains outstanding. As soon as reasonably practicable following the effective time of the merger, SandRidge will also deliver to each holder of an assumed restricted stock a notice setting forth such holder’s rights pursuant to such restricted stock.

The following table sets forth, with respect to the officers and directors of Arena named in the table, (i) the number of shares of Arena common stock subject to issued and outstanding options held by them and (ii) the aggregate value of such options based on the difference, if any, between the closing per share price of Arena common stock on April 1, 2010 and the exercise price of such options.

	Number of Shares of Arena Common Stock Underlying Unexercised Options at April 3, 2010		Value of Unexercised Options at April 3, 2010
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip W. Terry	140,000	170,000	$1,202,400	$1,202,400

William R. Broaddrick	80,000	70,000	901,800	601,200

David R. Ricks	30,000	70,000	0	0

William C. Gaines	—	60,000	—	650,400

Sherman Hyatt	10,000	40,000	27,650	110,600

Patric R. McConn	10,000	30,000	0	0

Thomas W. Wahl	—	60,000	—	438,000

Carl H. Fiddner	10,000	75,000	0	650,400

Stanley M. McCabe	100,000	75,000	1,352,700	901,800

Anthony B. Petrelli	70,000	55,000	935,100	623,400

Lloyd T. Rochford	100,000	75,000	1,352,700	901,800

Clayton E. Woodrum	10,000	15,000	0	0

The following table sets forth, with respect to the officers and directors of Arena named in the table, (i) the number of shares of Arena restricted stock held by them and (ii) the aggregate value of such restricted stock based upon the closing per share price of Arena common stock on April 1, 2010.

	Number of Shares of Arena Restricted Stock at April 3, 2010			Value of Restricted Stock at April 3, 2010
Name	Vested	Unvested		Vested	Unvested
Phillip W. Terry	—	50,000		—	$1,713,000

William R. Broaddrick	—	25,000		—	856,500

David R. Ricks	—	25,470		—	872,602

Sherman Hyatt	—	5,349		—	183,257

Patric R. McConn	—	25,363		—	868,936

Thomas W. Wahl	—	5,363		—	183,736

Stanley M. McCabe	—	150,000	(a)	—	5,139,000

Lloyd T. Rochford	—	150,000	(a)	—	5,139,000

(a)	These shares will vest and all restrictions thereupon will lapse upon the closing of the merger.

Individual Compensation Awards and Severance Plan for Certain Former Employees of Arena

Individual Compensation Awards. Pursuant to the Merger Agreement, Arena has entered or will enter into individual compensation awards as described below. Unless otherwise specified below, such awards will be conditioned upon consummation of the merger.

•

Arena will enter into an agreement with Lloyd T. Rochford to pay him a severance benefit upon completion of the merger consisting of (a) a single cash payment of $72,000, and (b) payment of COBRA premiums for Mr. Rochford and his spouse for a period of up to 18 months following the merger. These benefits are contingent on Mr. Rochford executing a valid release of all potential claims against Arena and SandRidge.

•

Arena will make the following restricted stock awards to employees effective immediately prior to the closing of the merger, all of which shares are reflected in the table above: (a) Sherman Hyatt—5,000 shares; (b) Patric R. McConn—25,000 shares; (c) David R. Ricks—25,000 shares; and (d) Thomas W. Wahl—5,000 shares. These awards will vest upon expiration of the transition period (as defined in the Severance Plan described below).

•

Arena will grant 1,000 restricted shares of common stock to another employee, Darren Seglem, with vesting to occur as a result of Mr. Seglem continuing his employment with SandRidge through December 31, 2010, unless continued employment is not offered or is terminated prior to the vesting date.

•

Effective immediately before closing of the merger, Arena will grant awards of restricted stock under its 2009 Restricted Stock Plan to a select number of employees as designated by SandRidge and in amounts designated by SandRidge. It is expected that these awards will not exceed 15,000 shares of restricted stock in the aggregate. These grants are not anticipated to be broad-based, but will be awarded to several employees to provide a retention incentive. The grants will be contingent on the closing of the merger occurring and will vest in equal annual installments over four years (subject to accelerated vesting for any recipient whose employment is involuntarily terminated before the one-year anniversary of the closing of the merger).

•

Arena will enter into an agreement with William Parsons, Arena’s Vice President of Investor Relations, to pay him a severance benefit upon completion of the merger, consisting of a single cash payment of $96,000.

Severance Plan. Pursuant to the Merger Agreement, SandRidge will enter into a Severance Plan covering full-time employees of Arena whose primary work location is at the Tulsa, Oklahoma, office as of the closing of the merger.

Under the Severance Plan, eligible employees will receive a cash severance payment. Severance payments will be (i) for participants designated by Arena as “manager” classification or higher, an amount equal to such participant’s annual base salary and (ii) for all other participants, an amount equal to 50% of such participant’s annual base salary. Severance payments will be made in a lump sum cash payment within sixty days of the date of the termination. All participants are required to sign a release of all potential claims against Arena and SandRidge in order to receive severance benefits.

A participant will only receive severance benefits if his or her employment is either terminated (i) by SandRidge for any reason other than for cause or (ii) by the participant for good reason and, in either case, the termination occurs between the date of the closing of the merger and the first anniversary thereof. A participant may resign with good reason (A) in the participant’s sole discretion, at any time during the ten-day period after expiration of the transition period and prior to acceptance of continued employment by SandRidge or (B) as a result of, without the participant’s prior written consent: (1) a material reduction in the participant’s base salary or (2) a relocation that would result in the participant’s new principal place of employment being moved 25 miles or more away from such participant’s principal place of employment immediately before the closing of the merger. The transition period shall commence upon the closing of the merger and continue until SandRidge closes its offices in Tulsa, Oklahoma, or such other date as SandRidge may determine; provided, however, that in no event shall the transition period extend beyond the four-month anniversary of the closing of the merger (or, with respect to the chief financial officer of Arena, the eight-month anniversary of the date of the merger).

Excise Tax Gross-Up. Should any of the individual compensation awards or any amounts that may be received pursuant to the Severance Plan or otherwise result in the recipient being subject to the excise tax under Section 4999 of the Code because the payments that he or she receives in connection with the transactions contemplated by the merger agreement constitute “parachute payments” within the meaning of Section 280G of the Code, such individual shall also entitled to receive from Arena (or SandRidge) a gross-up payment calculated, paid and administered in accordance with Appendix A to the Severance Plan.

Arena Director and Officer Indemnification and Insurance

In the merger agreement, SandRidge and Merger Sub agreed that all rights to indemnification by Arena existing in favor of each person who is, was or becomes at any time prior to the effective time of the merger an officer, director or employee of Arena or any subsidiary of Arena or who acts as a fiduciary under any of Arena’s employee benefit plans, each referred to as an indemnified party, as provided in Arena’s articles of incorporation or bylaws or pursuant to any other agreements in force on the date the merger agreement was signed, will remain in full force and effect. From and after the effective time of the merger, SandRidge and the surviving entity will be jointly and severally liable to pay and perform such indemnification obligations.

SandRidge will cause the surviving entity to maintain Arena’s officers’ and directors’ liability insurance policies, in effect on the date of the merger agreement, for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time of the merger; provided, that (i) the surviving entity may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time of the merger; provided, further, that neither SandRidge nor the surviving entity will be required to expend more than an amount per year equal to 300% of current annual premiums paid by Arena for such insurance, referred to as the maximum amount. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the maximum amount, SandRidge and the surviving entity will procure and maintain for such six-year period as much coverage as reasonably practicable for the maximum amount. SandRidge also has the right to cause coverage to be extended under Arena’s existing officers’ and directors’ liability insurance policies by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the terms of Arena’s existing policies. These obligations are binding upon any successor to or assign of SandRidge.

Continuation of Arena Employee Benefits

Under the merger agreement, the surviving entity will assume Arena’s employee health and benefit plans as of the effective time of the merger, and will operate such plans in accordance with their terms (except that before the effective time of the merger, Arena will take such steps as are necessary to terminate its tax-qualified retirement plans). Arena employees that will be employed by the surviving entity, referred to as the acquired employees, after the effective time of the merger will continue to participate in such assumed plans. At a time as determined by SandRidge or the surviving entity (but in no event later than December 31, 2010), acquired employees will participate in SandRidge’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the surviving entity, in each case consistent with the participation offered to SandRidge’s employees holding similar positions. Each such plan will grant credit to each acquired employee for all service prior to the effective time of the merger with Arena (including any predecessors) for vesting and eligibility purposes, except (i) for purposes of benefit accrual under any plan or (ii) any purpose under SandRidge’s nonqualified deferred compensation plans.

During the plan year in which the effective time of the merger occurs, any group health plan established or maintained by SandRidge or the surviving entity will, with respect to any eligible acquired employee or, as applicable, a family member of an eligible acquired employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by Arena prior to the effective time of the merger, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the effective time of the merger, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible acquired employees.

Interests of SandRidge directors and officers

SandRidge Nonqualified Deferred Compensation Plan

The SandRidge Energy, Inc. Executive Nonqualified Excess Plan, referred to as the Excess Plan, is a nonqualified deferred compensation plan that is subject to Section 409A of the Code. The Excess Plan permits eligible SandRidge employees to defer a portion of their compensation and to receive certain company contributions.

Under the terms of the Excess Plan, all participant deferrals are immediately vested, and company contributions generally vest ratably over a four-year period. However, company contributions automatically vest on a “Change in Control Event.” The Excess Plan defines a “Change in Control Event” to include the acquisition by a group of people of 30% or more of the voting power of SandRidge’s stock. For this purpose, shareholders of a public company that merges with SandRidge are considered to be acting as a group.

A participant’s benefit is generally distributed in a lump sum following the earliest of the participant’s separation from service with SandRidge, death or disability. However, at the time they enroll in the Excess Plan, participants are permitted to elect to receive a distribution upon a “Change in Control Event.” By law, any participant who elects to receive a distribution upon a “Change in Control Event” cannot change this election within one year of the “Change in Control Event.”

Because the merger will constitute a “Change in Control Event” under the terms of the Excess Plan, all participants will automatically vest in their company contributions and those participants who elected to receive a distribution of their benefits upon a “Change in Control Event” will receive a distribution of their benefits.

The officers of SandRidge who elected to receive a distribution of their benefits under the Excess Plan upon a “Change in Control Event” are: Wayne C. Chang, Randall D. Cooley, Richard J. Gognat, Matthew K. Grubb, Todd N. Tipton, Dirk M. Van Doren, Tom L. Ward, Kevin R. White and Mary L. Whitson. The aggregate amount of benefits that would be payable upon such distribution to such officers, as of April 9, 2010, is approximately $4.8 million. The amount of the actual distribution will be based on the market value of the accrued benefit at the time of the distribution, which could be less or more than the amount as of April 9, 2010.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Structure

Under the merger agreement, SandRidge will acquire Arena through a merger of Merger Sub with and into Arena, referred to as the merger. Following the merger, Arena will be the surviving entity and will continue as a wholly owned subsidiary of SandRidge. However, the structure of the merger will change such that Arena will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, if such change is necessary for the delivery of the opinions regarding the qualification of the merger for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code (as described below under “—Conditions to the Completion of the Merger”).

Merger Consideration

In the merger, holders of shares of Arena common stock will receive (i) 4.7771 shares of SandRidge common stock (referred to as the exchange ratio) and (ii) $2.50 in cash (referred to as the per share cash consideration), for each share of Arena common stock that they own immediately prior to the effective time of the merger. The right of each holder of shares of Arena common stock to receive the consideration described in the immediately preceding sentence is referred to as the merger consideration. Such stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

Consummation of the Merger

The merger will be consummated when we file the articles of merger or other appropriate documents with the Secretary of State of the State of Nevada. However, SandRidge and Arena may agree to a later time for consummation of the merger and specify that time in the articles of merger. We will file the articles of merger as soon as practicable after the satisfaction or, where permissible, waiver of the closing conditions in the merger agreement, which are described below.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement has been approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Arena entitled to vote;

•

the issuance of the shares of SandRidge common stock in the merger has been approved by a majority of the votes cast in person or by proxy and entitled to vote at the SandRidge special meeting and the amendment to SandRidge’s certificate of incorporation to increase the number of authorized shares of SandRidge capital stock and common stock to provide for and permit the share issuance has been approved by a majority of the issued and outstanding shares of SandRidge common stock entitled to vote;

•	the waiting period applicable to the merger under the HSR Act has expired or been terminated;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part has been declared effective by the Securities and Exchange Commission under the Securities Act and no stop orders suspending the effectiveness thereof have been issued by the Securities and Exchange Commission and no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission;

•

the shares of SandRidge common stock issuable to the Arena stockholders as contemplated by the merger agreement have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•

no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the merger illegal or otherwise prevent the consummation thereof;

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(i) the representations and warranties of SandRidge and Arena, respectively, set forth in the merger agreement (other than with respect to capitalization, as described in clause (ii) below) are true and correct as of the date of the merger agreement and as of the closing date described therein, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materially” or “material adverse effect,” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SandRidge or Arena, as applicable, and (ii) the representations and warranties of SandRidge and Arena, respectively, set forth in the merger agreement relating to capitalization are true and correct in all respects as of the date of the merger agreement and as of the closing date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

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SandRidge and Arena, respectively, have performed in all material respects all obligations required to be performed by each of them, respectively, under the merger agreement at or prior to the closing date of the merger agreement;

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each of SandRidge and Arena, respectively, have received from Covington & Burling LLP, counsel to SandRidge, and Johnson & Jones, P.C., counsel to Arena, respectively, on the date on which the registration statement relating to the issuance of the shares of SandRidge common stock in the merger is declared effective by the Securities and Exchange Commission and on the closing date of the merger, an opinion, in each case dated as of such respective date and stating that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

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each of SandRidge and Arena, as applicable, and their respective subsidiaries, have good and defensible title to oil and gas leases and other properties covering not less than 90% of the reserves reflected in the report of oil and gas reserves of SandRidge or Arena, as applicable, dated as of December 31, 2009, as attributable to interests owned by SandRidge or Arena, as applicable, and their respective subsidiaries, free and clear of any liens (other than (i) liens associated with obligations reflected in the reserve report or documents that have been filed with the Securities and Exchange Commission prior to the date of the merger agreement, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, liens, government or tribal approvals or other matters of title as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SandRidge or Arena, as applicable).

The merger agreement provides that a material adverse effect, as it relates to SandRidge or Arena, means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of SandRidge or Arena, as applicable, and their respective subsidiaries, considered as a single enterprise or (ii) the ability of SandRidge or Arena, as applicable, to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (x) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes), (and in each case does not disproportionately affect SandRidge or Arena, as applicable, and their respective subsidiaries considered as a single enterprise), (y) arises out of general economic or industry conditions (and in each case does not disproportionately affect SandRidge or Arena, as applicable, and their respective subsidiaries considered as a single enterprise) or (z) (other than with respect to the representations of SandRidge or Arena, as applicable, relating to authorization and no conflict and certain contracts and arrangements) arises out of, results from or relates to the transactions contemplated by the merger agreement or the announcement thereof, will not be considered in determining whether a material adverse effect has occurred.

Neither SandRidge nor Arena can provide assurance that all of the conditions precedent to the merger will be satisfied or, where permitted, waived by the party permitted to do so. Further, SandRidge and Arena cannot at this point determine whether either of them would resolicit proxies in the event that they decided and were permitted to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to each of SandRidge’s and Arena’s decision to complete the merger and whether each of SandRidge and Arena, as applicable, believes there has been a material change in the terms of the merger and its effect on their respective stockholders. In making each of their determination, SandRidge and Arena, respectively, would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to their respective stockholders from a financial point of view, the availability of alternative transactions and the prospects of SandRidge and Arena, as applicable, as an independent entity. In the event of a waiver of a condition precedent to the merger, if either SandRidge or Arena, as applicable, determines that the waiver of such condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, it will resolicit proxies.

No Solicitation of Takeover Proposals

The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, each of SandRidge and Arena, as applicable, will not, nor will it permit any of their respective subsidiaries to, nor will it authorize or permit any of their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, (i) solicit, initiate, or knowingly encourage the submission of, any takeover proposal (as defined below), (ii) approve or recommend any takeover proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any takeover proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any takeover proposal.

However, (x) nothing contained in subclauses (i) or (ii) above will prohibit SandRidge or Arena (as applicable) or their respective board of directors from disclosing to their respective stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 or from making any similar disclosure, in either case to the extent required by applicable law, provided that the board of directors of SandRidge or Arena (as applicable) will not recommend that the stockholders tender their SandRidge common stock or Arena common stock (as applicable) in connection with any such tender or exchange offer unless the board of directors of SandRidge or Arena (as applicable) determines in good faith (after receiving the advice of its financial adviser) that such takeover proposal is a superior proposal (as defined below); (y) if (under circumstances in which SandRidge or Arena, as applicable, has complied with all of its obligations under this no solicitation limitation), prior to the merger agreement having been approved by the stockholders of SandRidge or Arena (as applicable), SandRidge or Arena (as applicable) receives an unsolicited written takeover proposal from a third party that the board of directors of SandRidge or Arena (as applicable) determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a superior proposal, SandRidge or Arena (as applicable) and its representatives may conduct such additional discussions and provide such information as the board of directors of SandRidge or Arena (as applicable) will determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) the third party will have entered into a confidentiality agreement in customary form that is no less favorable to SandRidge or Arena (as applicable) as the confidentiality agreement entered into between SandRidge and Arena in connection with the merger and (B) the board of directors of SandRidge or Arena (as applicable) determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to the merger agreement having been approved by the stockholders of SandRidge or Arena (as applicable), and subject to Arena’s or SandRidge’s (as applicable) compliance with their respective obligations under the no solicitation limitations described above, the board of directors of SandRidge or Arena (as applicable) may, after providing at least three business days’ prior written notice to the other party to the merger agreement, (A) withdraw (or amend or modify in a manner adverse to the other party to the merger agreement), or publicly propose to withdraw (or amend or modify in a manner adverse to the other party to the merger agreement), the recommendation or declaration of advisability by the board of directors of SandRidge or Arena (as applicable) of the issuance of shares and the amendment to the certificate of incorporation in connection with the merger (in the case of SandRidge) or of the merger agreement, the merger or the other transactions contemplated by the merger agreement (in the case of Arena), and recommend, or publicly propose to recommend any takeover proposal, or (B) to the extent permitted by the provisions of the merger agreement setting forth SandRidge’s or Arena’s (as applicable) respective rights and obligations in the event it determines to accept a superior proposal and terminate the merger agreement, allow SandRidge or Arena (as applicable) to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, in the case of either subclause (A) or (B) of this clause (z) only (1) after the board of directors of SandRidge or Arena (as applicable) determines in good faith (after receiving the advice of its financial advisor) that such takeover proposal is a superior proposal, (2) after the board of directors of SandRidge or Arena (as applicable) determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (3) if, during the three business day notice period referred to above SandRidge or Arena (as applicable) negotiates in good faith with the other party to the merger agreement (to the extent such other party desires to negotiate) to make adjustments to the terms and conditions of the merger agreement so that the takeover proposal no longer constitutes a superior proposal.

For purposes of the merger agreement, a takeover proposal means, with respect to SandRidge or Arena (as applicable), any inquiry, proposal or offer from any third party relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of SandRidge or Arena (as applicable) and their respective subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of common stock or other capital stock of SandRidge or Arena (as applicable) or capital stock of, or other equity or voting interests in, any of the subsidiaries of SandRidge or Arena (as applicable) directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by the merger agreement.

The term superior proposal refers to any bona fide written takeover proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which stockholders of SandRidge or Arena (as applicable) cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of SandRidge or Arena (as applicable), which in any such case is on terms that the board of directors of SandRidge or Arena (as applicable) determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such takeover proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the takeover proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the stockholders of SandRidge or Arena (as applicable) from a financial point of view than the transactions contemplated by the merger agreement (including the terms of any proposal by the other party to the merger agreement to modify the terms of the transactions contemplated by the merger agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the Arena common stockholders:

(1) by mutual written consent of SandRidge, Merger Sub and Arena;

(2) by either Arena or SandRidge, if the merger has not been consummated by September 30, 2010, or such other date, if any, as Arena and SandRidge will agree upon. However, the right to terminate the merger agreement under this paragraph (2) will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date;

(3) by either Arena or SandRidge, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof will be in effect and will have become final and nonappealable;

(4) by either Arena or SandRidge, if at the Arena special meeting (including any adjournment or postponement thereof), the required vote of the Arena stockholders will not have been obtained, or if at the SandRidge special meeting (including any adjournment or postponement thereof), the required vote of the SandRidge stockholders will not have been obtained;

(5) by SandRidge, if

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prior to the SandRidge special meeting, (A) SandRidge will not have breached the no solicitation limitations in any respect, (B) the board of directors of SandRidge authorizes SandRidge, subject to complying with the no solicitation limitations and this bullet point, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and SandRidge notifies Arena in writing that it intends to enter into such an agreement, (C) SandRidge provides at least three business days prior written notice to Arena of its intention to enter into such agreement, (D) during such three business day period SandRidge negotiates in good faith with Arena (to the extent Arena desires to negotiate) to make adjustments to the terms and conditions of the merger agreement so that the takeover proposal no longer constitutes a superior proposal, (E) Arena does not make, within such three business day period, an offer that the board of directors of SandRidge determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to SandRidge’s stockholders from a financial point of view as the superior proposal and (F) SandRidge prior to such termination pays to Arena in immediately available funds any fees required to be paid following termination of the merger agreement under the provisions of the merger agreement relating to the payment of termination fees (as described below under “—Termination Fees”). However, upon any material change in the terms and conditions of any superior proposal at any time, prior to any termination of the merger agreement pursuant to this bullet point, SandRidge will be required to provide three business days notice of such amended superior proposal pursuant to clause (C) above and will be required to comply with each of the other provisions of this bullet point with respect to such amended superior proposal;

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the board of directors of Arena will have withdrawn or modified or amended in any respect adverse to SandRidge its adoption of or recommendation in favor of the merger agreement or will have failed to make such favorable recommendation;

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the board of directors of Arena (or any committee thereof) will have recommended to the stockholders of Arena any takeover proposal or will have resolved to, or publicly announced an intention to, do so;

•	Arena will have breached the no solicitation limitations in any respect; or

•	Arena will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the conditions of to SandRidge’s obligation to consummate the merger relating to Arena’s representations and warranties and performance of its obligations, and (B) is incapable of being cured or has not been cured by Arena within 20 calendar days after written notice has been given by SandRidge to Arena of such breach or failure to perform; or

(6) by Arena, if

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prior to the Arena special meeting, (A) Arena will not have breached the no solicitation limitations in any respect, (B) the board of directors of Arena authorizes Arena, subject to complying with the no solicitation limitations and this bullet point, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and Arena notifies SandRidge in writing that it intends to enter into such an agreement, (C) Arena provides at least three business days prior written notice to SandRidge of its intention to enter into such agreement, (D) during such three business day period Arena negotiates in good faith with SandRidge and Merger Sub (to the extent SandRidge and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of the merger agreement so that the takeover proposal no longer constitutes a superior proposal, (E) SandRidge does not make, within such three business day period, an offer that the board of directors of Arena determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to Arena’s stockholders from a financial point of view as the superior proposal and (F) Arena prior to such termination pays to SandRidge in immediately available funds any fees required to be paid following termination of the merger agreement under the provisions of the merger agreement relating to the payment of termination fees (as described below under “—Termination Fees”). However, upon any material change in the terms and conditions of any superior proposal at any time, prior to any termination of the merger agreement pursuant to this bullet point, Arena will be required to provide three business days notice of such amended superior proposal pursuant to clause (C) above and will be required to comply with each of the other provisions of this bullet point with respect to such amended superior proposal;

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the board of directors of SandRidge will have withdrawn or modified or amended in any respect adverse to Arena its recommendation in favor of the share issuance and the amendment to the certificate of incorporation in connection with the merger or will have failed to make such favorable recommendation;

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the board of directors of SandRidge (or any committee thereof) will have recommended to the stockholders of SandRidge any takeover proposal or will have resolved to, or publicly announced an intention to, do so;

•	SandRidge will have breached the no solicitation limitations in any respect; or

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SandRidge will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the conditions of to Arena’s obligation to consummate the merger relating to SandRidge’s representations and warranties and performance of its obligations, and (B) is incapable of being cured or has not been cured by SandRidge within 20 calendar days after written notice has been given by Arena to SandRidge of such breach or failure to perform.

Termination Fees

Under the merger agreement, the following termination fees are payable by Arena:

•	Arena will pay to SandRidge a termination fee of $50 million if:

•	the merger agreement is terminated pursuant to any of the second, third or fourth bullet points of paragraph (5) or the first bullet point of paragraph (6) under “—Termination” above; or

•	(A) a takeover proposal in respect of Arena is publicly announced or is proposed or offered or made to Arena or Arena’s stockholders prior to the merger agreement having been approved by the required Arena stockholder vote, (B) the merger agreement is terminated by either party, as applicable, pursuant to paragraph (2) under “—Termination” above, and (C) within 12 months following such termination Arena consummates or enters into, directly or indirectly, an agreement with respect to a takeover proposal.

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Arena will pay to SandRidge a termination fee of $20 million if the merger agreement is terminated pursuant to paragraph (4) under “—Termination” above (solely with respect to the failure to obtain the required Arena stockholder vote). However, in the event that within 12 months following such termination Arena consummates or enters into an agreement with respect to a takeover proposal, Arena will pay to SandRidge an additional termination fee of $30 million.

Under the merger agreement, the following termination fees are payable by SandRidge:

•	SandRidge will pay to Arena a termination fee of $50 million if:

•	the merger agreement is terminated pursuant to the first bullet point under paragraph (5) or any of the second, third or fourth bullet points of paragraph (6) under “—Termination” above; or

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(A) a takeover proposal in respect of SandRidge is publicly announced or is proposed or offered or made to SandRidge or SandRidge’s stockholders prior to the merger agreement having been approved by the required SandRidge stockholder vote, (B) the merger agreement is terminated by either party, as applicable, pursuant to paragraph (2) above under “—Termination,” and (C) within 12 months following such termination SandRidge consummates or enters into, directly or indirectly, an agreement with respect to a takeover proposal.

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SandRidge will pay to Arena a termination fee of $20 million if the merger agreement is terminated pursuant to paragraph (4) under “—Termination” above (solely with respect to the failure to obtain the required SandRidge stockholder vote). However, in the event that within 12 months following such termination SandRidge consummates or enters into an agreement with respect to a takeover proposal, SandRidge will pay to Arena an additional termination fee of $30 million.

Any termination fees that are due to be paid as described above will be payable in immediately available funds promptly, and no later than one business day after termination of the merger agreement (or on the date of the consummation or, if earlier, entry into an agreement in the case of a termination in respect of a takeover proposal). For the purposes of this section entitled “Termination Fees,” the references in the definition of takeover proposal to 10% will be changed to 50%.

Expenses

In the merger agreement, the parties agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated. If the merger agreement is terminated and any termination fee is payable as a result thereof, in addition to the payment of the applicable termination fee, the party obligated to pay such fee will assume and pay, or reimburse the other party for, all documented and reasonable out-of-pocket fees and expenses incurred by such other party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $7.5 million.

Conduct of Business Pending the Merger

In the merger agreement, Arena agreed that, prior to the effective time of the merger, unless SandRidge otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required under the merger agreement:

(1) the businesses of Arena and its subsidiaries will be conducted in the ordinary and usual course of business and consistent with past practices, and Arena and its subsidiaries will use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(2) except as set forth in the disclosure letter submitted by Arena to SandRidge and Merger Sub in connection with the merger agreement, Arena will not directly or indirectly, and will not permit any of its subsidiaries to, do any of the following:

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acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to Arena and its subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $3 million in the aggregate;

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acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend or propose to amend its articles of incorporation or bylaws or, in the case of its subsidiaries, their respective constituent documents;

•	declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Arena in payment of withholding tax upon the vesting of restricted stock;

•	split, combine or reclassify any outstanding shares of its capital stock;

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except for Arena common stock issuable upon exercise of options outstanding on the date of the merger agreement (or granted after the date of the merger agreement as permitted by the merger agreement) and the vesting of restricted stock awards granted prior to the execution of the merger agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Arena or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the merger agreement;

•	modify the terms of any existing indebtedness for borrowed money or security issued by Arena or any of its subsidiaries;

•	incur any indebtedness for borrowed money (other than pursuant to Arena’s existing line of credit in an aggregate amount not to exceed $10 million);

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assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person or entity, or make any loans or advances, except (A) to or for the benefit of its subsidiaries or (B) for those not in excess of $0.5 million in the aggregate;

•	create or assume any material lien on any material asset;

•	authorize, recommend or propose any material change in its capitalization;

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(A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of Arena or any of its subsidiaries, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of Arena or any of its subsidiaries, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of Arena or any of its subsidiaries, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of Arena or any of its subsidiaries not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, or (G) take any action that would result in its incurring any obligation for certain severance, change in control or similar material payments or benefits described in specified sections of Arena ‘s representations and warranties with respect to its employee benefit plans (without regard to whether the transactions contemplated by the merger agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of the merger agreement;

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other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between Arena or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by Arena or any of its subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

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make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any tax election; make any change to its method or reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $1 million in any one case by or to Arena or any of its subsidiaries;

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other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $0.5 million individually or $1 million in the aggregate, which are not reserved for or reflected on the balance sheets included in Arena’s financial statements;

•	write off any accounts or notes receivable in excess of $100,000;

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make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in Arena’s fiscal 2010 capital expenditure plan previously provided to SandRidge, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which Arena has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

•	make or assume any hedges covering in excess of 3,000 additional barrels of oil for calendar year 2010, or in excess of 6,000 barrels of oil for calendar year 2011;

•	enter into new contracts to sell hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

•	fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a material adverse effect on Arena;

•	enter into any agreement, arrangement or commitment that limits or otherwise restricts Arena or any of its subsidiaries, or that would reasonably be expected to, after the effective time of the merger, limit or restrict SandRidge or any of its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of SandRidge or any of its subsidiaries;

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terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

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except in compliance with the no solicitation limitations described above under “—No Solicitation of Takeover Proposals,” knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of the conditions to SandRidge’s obligation to consummate the merger relating to Arena ‘s representations and warranties and performance of its obligations at, or as of any time prior to, the effective time of the merger, or that would materially impair the ability of Arena, SandRidge, Merger Sub or the holders of shares of Arena’s common stock to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	knowingly take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Code; or

•	take or agree in writing or otherwise to take any of the actions precluded by paragraphs (1) or (2) above.

In the merger agreement, SandRidge agreed that, prior to the effective time of the merger, unless Arena otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required under the merger agreement:

(1) the businesses of SandRidge and its subsidiaries will be conducted in the ordinary and usual course of business and consistent with past practices, and SandRidge and its subsidiaries will use all commercially reasonable efforts to maintain and preserve intact (except to the extent not prohibited by paragraph (2) below) their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(2) except as set forth in the disclosure letter submitted by SandRidge to Arena in connection with the merger agreement, SandRidge will not directly or indirectly, and will not permit any of its subsidiaries to, do any of the following:

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acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to SandRidge and its subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $25 million individually or, in the case of sales or dispositions of assets, in amounts in excess of $25 million individually;

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acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof for a purchase price in excess of $25 million individually;

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except as otherwise specifically contemplated by the merger agreement, amend or propose to amend its articles of incorporation or bylaws or, in the case of its subsidiaries, their respective constituent documents;

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other than as may be required under the terms of SandRidge’s shares of 6% preferred stock or 8.5% preferred stock, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of SandRidge in payment of withholding tax upon the vesting of restricted stock;

•	split, combine or reclassify any outstanding shares of its capital stock;

•

except as may be required in the event of any conversion of SandRidge’s shares of 6% preferred stock or 8.5% preferred stock or the payment of any dividend thereon in the form of SandRidge common stock pursuant to the terms thereof and except for the vesting of restricted stock awards granted prior to the execution of the merger agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by SandRidge or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the merger agreement;

•

assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances, except (A) to or for the benefit of its subsidiaries or (B) for those not in excess of $5 million in the aggregate;

•	authorize, recommend or propose any material change in its capitalization;

•

make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any tax election; make any change to its method or reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $2 million in any one case by SandRidge or any of its subsidiaries;

•

other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $5 million in the aggregate, which are not reserved for or reflected on the balance sheets included in SandRidge’s financial statements;

•	enter into new contracts to sell hydrocarbons other than in the ordinary course of business at market pricing;

•

fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a material adverse effect on SandRidge;

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except in compliance with the no solicitation limitations described above under “—No Solicitation of Takeover Proposals,” knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of the conditions to Arena’s obligation to consummate the merger relating to SandRidge’s representations and warranties and performance of its obligations at, or as of any time prior to, the effective time of the merger, or that would materially impair the ability of Arena, SandRidge, Merger Sub or the holders of shares of SandRidge’s common stock to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•	knowingly take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Code; or

•	take or agree in writing or otherwise to take any of the actions precluded by paragraphs (1) or (2) above.

Amendment; Waiver

The merger agreement may be amended by SandRidge and Arena at any time before or after approval of the merger agreement and the transactions contemplated thereby by the respective boards of directors or stockholders of SandRidge and Arena; provided, however, that after any such approval by the stockholders, no amendment will be made that in any way materially adversely affects the rights of such stockholders (other than a termination of the merger agreement in accordance with the provisions thereof) without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

No covenant or other undertaking in the merger agreement will constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended will be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement and not as a result of the execution of the merger agreement.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived at any time prior to the effective time of the merger by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar corporate matters of each of SandRidge and Arena;

•	the capital structure of each of SandRidge and Arena;

•

authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of SandRidge and Arena;

•	subsidiaries of SandRidge and Arena;

•

documents filed by each of SandRidge and Arena with the Securities and Exchange Commission, the accuracy of information contained in such documents and the absence of undisclosed liabilities of each of SandRidge and Arena;

•	absence of material adverse changes or events concerning each of SandRidge and Arena;

•	outstanding and pending material litigation of each of SandRidge and Arena;

•	the accuracy of information supplied by each of SandRidge and Arena in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors by SandRidge and Arena;

•	benefit plans of SandRidge and Arena, matters relating to the Employee Retirement Income Security Act for SandRidge and Arena and other employment matters;

•

the approval and adoption of the merger agreement and the approval of the merger by the board of directors of Arena and the recommendation to Arena stockholders to vote for approval of the merger agreement;

•

the approval by the board of directors of SandRidge of the merger agreement, the issuance of shares of SandRidge common stock in connection with the merger and the amendment to SandRidge’s certificate of incorporation to provide for and permit the share issuance, and the recommendation to SandRidge stockholders to vote for approval of such share issuance and amendment;

•	filing of tax returns and payment of taxes by SandRidge and Arena;

•	compliance by SandRidge and Arena with environmental laws;

•	compliance with applicable laws by SandRidge and Arena;

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the taking of any action or knowledge of any fact, agreement, plan or circumstance by SandRidge and Arena that could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	the Investment Company Act of 1940, as amended;

•	estimates of and reports relating to the oil and gas reserves of each of SandRidge and Arena;

•	the outstanding hydrocarbon and financial hedging positions of each of SandRidge and Arena;

•	title to properties of SandRidge and Arena;

•	compliance with the Natural Gas Act by SandRidge and Arena;

•	insurance policies held by SandRidge and Arena; and

•	certain contracts and arrangements of SandRidge and Arena.

Conversion of Merger Sub Capital Stock and Arena Common Stock

At the effective time of the merger, each share of capital stock of Merger Sub outstanding immediately prior to such time will be converted into and thereafter represent one nonassessable share of common stock of the surviving entity.

Also at the effective time of the merger:

(1) Each share of Arena common stock issued and outstanding immediately prior to such time (other than any shares to be canceled pursuant to paragraph (2) below) will be canceled and converted automatically into the right to receive (i) 4.7771 shares of SandRidge common stock (referred to as the exchange ratio) and (ii) $2.50 in cash (referred to as the per share cash consideration). The right of each holder of shares of Arena common stock to receive the consideration described in the immediately preceding sentence is referred to as the merger consideration. As of the effective time of the merger, all shares of Arena common stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of a certificate representing any such shares of Arena common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration and any cash in lieu of fractional shares of SandRidge common stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with the terms of the merger agreement, without interest.

(2) Each share of Arena common stock held in Arena’s treasury and each share of Arena common stock owned by Merger Sub, SandRidge or any wholly owned subsidiary of SandRidge or of Arena immediately prior to the effective time of the merger will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

(3) Notwithstanding anything in the merger agreement to the contrary, if, between the date of the merger agreement and the effective time of the merger, the outstanding shares of SandRidge common stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon has been declared with a record date within such period, the exchange ratio, the conversion ratio (as defined below) and the per share cash consideration will be correspondingly adjusted.

Arena Stock Options and Restricted Stock

SandRidge will not assume any options (as defined below) to purchase shares of Arena common stock in connection with the merger. Not later than 30 days prior to the scheduled or anticipated closing date of the merger, Arena will send a notice to all holders of options stating that (i) SandRidge will not assume any such options following the effective time of the merger or substitute new options therefor, and (ii) all unvested options will become vested and fully exercisable immediately prior to the effective time of the merger and contingent upon the consummation of the merger (and such options will be so vested and exercisable).

Any options that are in-the-money (as defined below) as of the effective time of the merger and that are not exercised prior to the effective time of the merger will be deemed automatically exercised by the holder thereof and the holder thereof will be entitled to receive a number of shares of SandRidge common stock (rounded down to the nearest whole number) equal to the product of (i) the conversion ratio (as defined below) multiplied by (ii) the quotient obtained by dividing (x) the product of (1) the number of shares of Arena company stock issuable upon the exercise of the applicable options multiplied by (2) the excess of (A) the last reported sale price of the Arena common stock on the New York Stock Exchange on the closing date over (B) the exercise price per share of the applicable options, by (y) the last reported sale price of the Arena common stock on the New York Stock Exchange on the closing date. Any options that are not in-the-money as of the effective time of the merger will be canceled. Holders of options that become fully vested only as of and effectively immediately prior to the effective time of the merger will be permitted to exercise such fully vested options effective as of and contingent upon the consummation of the merger.

For purposes of the merger agreement, the term in-the-money means, with respect to an option, the excess of (1) the last reported sale price of the Arena common stock on the New York Stock Exchange on the closing date over (2) the exercise price per share of the applicable option, being a positive number. The term conversion ratio means the sum of the (1) exchange ratio and (2) the quotient obtained by dividing (a) the per share cash consideration by (b) the last reported sale price of the SandRidge common stock on the New York Stock Exchange on the closing date.

As used in the merger agreement, options means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of Arena or any of its subsidiaries or any predecessor thereof to purchase shares of Arena common stock pursuant to the Arena Resources, Inc. 2003 Stock Option Plan, as amended, the Arena Resources, Inc. 2009 Restricted Stock Award Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of Arena or any of its subsidiaries or any predecessor thereof, collectively referred to as the Arena stock plans.

SandRidge also agreed in the merger agreement that at the effective time of the merger, each of the then outstanding awards of restricted stock (as defined below) will be (i) assumed by SandRidge, in accordance with the terms of the applicable Arena stock plan and award agreement by which it is evidenced (except as otherwise provided in this paragraph), and (ii) converted into an award of a number of shares of restricted SandRidge common stock equal to the product of (A) the conversion ratio multiplied by (B) the number of shares of Arena common stock underlying such award. With respect to any employee of Arena whose primary work location is at the Tulsa office, each such award of restricted SandRidge common stock will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the transition period with respect to the applicable employee and (z) the termination Date with respect to the applicable employee. With respect to any other employee of Arena, each such award of restricted SandRidge common stock will vest pursuant to the terms of the applicable original award agreement. If the calculation of the number of SandRidge common stock as described above results in the assumption of an award of restricted stock that would include a fraction of a share of SandRidge common stock, then the number of shares of SandRidge common stock subject to such award will be rounded down to the nearest whole number of shares of SandRidge common stock.

As used in the merger agreement, restricted stock means any outstanding award of restricted Arena common stock with respect to which the restrictions have not lapsed, and which award will not have previously expired or terminated, granted to a current or former employee, director or independent contractor of Arena or any of Arena’s subsidiaries or any predecessor thereof pursuant to any applicable Arena stock plan or any other contract or agreement entered into by Arena or any of its subsidiaries.

To the extent legally required, as soon as reasonably practicable following the effective time of the merger, SandRidge will cause the shares of restricted stock assumed by SandRidge (as described above) to be registered on Form S-8 (or any successor form promulgated by the Securities and Exchange Commission), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed restricted stock remains outstanding.

Exchange of Shares; Fractional Shares

At the effective time of the merger, SandRidge will appoint an exchange agent to effect the exchange of certificates representing shares of Arena common stock for cash and certificates representing shares of SandRidge common stock, and SandRidge will deposit with the exchange agent cash, certificates representing new shares of SandRidge common stock and any cash payable for fractional shares.

As soon as reasonably practicable after the effective time of the merger, SandRidge will mail to record holders of Arena common stock letters of transmittal and instructions explaining how to surrender their stock certificates to the exchange agent. Upon surrender to the exchange agent of their stock certificates, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, the holders of record of the common stock represented by such certificates will be entitled to receive the merger consideration and each certificate surrendered will be canceled.

Holders of unexchanged Arena stock certificates will not receive any dividends or other distributions made by SandRidge with a record date after the effective time of the merger or any cash in lieu of fractional shares until their stock certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive any dividends and distributions made on the related shares of SandRidge common stock subsequent to the merger, without interest, together with, if applicable, cash in lieu of fractional shares.

No fractional shares of SandRidge common stock will be issued in the merger. In lieu of such fractional shares, each holder of shares of Arena common stock will receive cash in an amount equal to the product of such fractional part of a share multiplied by the average of the closing prices of SandRidge common stock on the New York Stock Exchange for the five trading days prior to the date of the merger.

No interest will be paid in connection with the exchange of such fractional shares.

Arena stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent, as provided in the instructions that will accompany the letter of transmittal, which will be provided to Arena stockholders following the merger.

DESCRIPTION OF SANDRIDGE CAPITAL STOCK

The summary of the terms of the SandRidge capital stock set forth below is qualified by reference to the terms of the certificate of incorporation and amended and restated bylaws of SandRidge.

Authorized Capital Stock

SandRidge’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. If the amendment to SandRidge’s certificate of incorporation is approved, the authorized number of shares of common stock, par value $0.001 per share, will be 800,000,000.

Common Stock

Following the merger SandRidge expects there to be approximately 399.7 million shares of common stock outstanding (excluding shares issued in the merger in respect of outstanding Arena stock options). As of April 3, 2010, approximately 11.3 million shares of common stock were reserved for issuance pursuant to SandRidge’s employee benefit plans and approximately 51.5 million shares of common stock were issuable upon the conversion of outstanding shares of convertible perpetual preferred stock.

The holders of common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of SandRidge’s board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by SandRidge. Instruments governing SandRidge’s long-term indebtedness include covenants imposing certain restrictions on SandRidge’s ability to pay dividends on its common stock. In the event of liquidation, dissolution or winding up of the corporation, each share of common stock is entitled to share pro rata in any distribution of SandRidge’s assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock. Each holder of SandRidge common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors.

Holders of SandRidge common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to common stock. The outstanding shares of SandRidge common stock are, and the shares to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

SandRidge’s board has the authority, without further stockholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

As of the date of this joint proxy statement/prospectus, there were two series of SandRidge preferred stock issued and outstanding, the 8.5% Convertible Perpetual Preferred Stock and the 6.0% Convertible Perpetual Preferred Stock. For these two series, 2,650,000 shares of the 8.5% Convertible Perpetual Preferred Stock were outstanding and 2,000,000 shares of the 6.0% Convertible Perpetual Preferred Stock were outstanding on such date.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for SandRidge’s capital stock.

Stock Exchange Listing

SandRidge’s common stock is listed on the New York Stock Exchange under the symbol “SD.” SandRidge will use its reasonable best efforts to cause the shares of common stock issuable in the merger to be approved for listing on the New York Stock Exchange prior to the effective time of the merger, subject to official notice of issuance.

COMPARISON OF RIGHTS OF SANDRIDGE STOCKHOLDERS AND ARENA STOCKHOLDERS

As a result of the merger, Arena common stockholders will become holders of SandRidge common stock. SandRidge is a Delaware corporation and Arena is a Nevada corporation. The rights of SandRidge stockholders are currently governed by the certificate of incorporation of SandRidge, or the SandRidge charter, the amended and restated bylaws of SandRidge, or the SandRidge bylaws, and the laws of the State of Delaware. The rights of Arena stockholders are currently governed by the articles of incorporation of Arena, or the Arena articles, the bylaws of Arena and the laws of the State of Nevada. At the effective time of the merger, holders of Arena common stock will become holders of SandRidge common stock and, as such, the rights of such holders will be governed by Delaware law, the SandRidge charter and the SandRidge bylaws.

The following is a summary comparison of the material similarities and differences between the rights of holders of SandRidge common stock and holders of Arena common stock. These differences arise from differences between provisions of the SandRidge charter and the Arena articles, SandRidge’s bylaws and Arena’s bylaws and the Delaware General Corporation Law, referred to as the DGCL, and the Nevada Revised Statutes, referred to as the NRS. The following discussion is only a summary of the material differences and does not purport to be a complete description of all the differences. This summary is qualified in its entirety by reference to the full text of the SandRidge charter, the Arena articles, the SandRidge bylaws, the Arena bylaws, the DGCL, and the NRS. Please consult the DGCL, the NRS, and the respective governing documents of SandRidge and Arena, each as amended, restated, supplemented or otherwise amended from time to time, for a more complete understanding of the differences in the rights between the holders of SandRidge common stock and holders of Arena common stock.

Authorized Capital

SandRidge. SandRidge is authorized to issue 400,000,000 shares of common stock, par value of $0.001 per share (800,000,000 shares if the proposal to amend the SandRidge certificate of incorporation is approved), and 50,000,000 shares of preferred stock, par value of $0.001 per share. As of May 3, 2010, there were 211,152,778 shares of common stock outstanding and 4,650,000 shares of preferred stock outstanding.

Arena. Arena is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of Class “A” preferred stock, par value of $0.001 per share. As of May 3, 2010, there were 38,693,684 shares of common stock outstanding and no shares of preferred stock outstanding.

Stockholder Actions

SandRidge. Annual meetings must be held within 13 months of the previous annual meeting, as set by the board of directors. The DGCL provides that the board of directors or such person or persons authorized by the corporation’s charter or bylaws may call a special meeting of stockholders. The SandRidge bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president, the board or holders of issued and outstanding shares representing at least 50 percent of all votes entitled to be cast at the meeting. A majority of the shares of SandRidge common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of the special meeting. Action by written consent of the stockholders is permitted.

Arena. Annual meetings must be held within 18 months of the previous annual meeting, as set by the board of directors. The NRS does not distinguish between regular and special meetings of stockholders, but instead provides that notice of all meetings of stockholders must be given by the president, a vice president, the secretary, an assistant secretary, or by such other person as the corporation’s bylaws may prescribe or permit or the directors may designate. Annual meetings will be held on the date and time designated by the board of directors. Under the Arena bylaws, special meetings may be called by the chairman of the board, the president, the board, or one or more stockholders holding not less than a majority of the shares of capital stock issued and outstanding and entitled to vote at the meeting. Notice of a special meeting must be given no more than 60 and no less than 10 days prior to the meeting. A majority of the shares of Arena common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of the meeting. Action by written consent of stockholders is permitted; however, any action by written consent of stockholders involving the election of directors must be signed by all stockholders entitled to vote. The unanimous vote requirement is not applicable to the election of a director to fill a vacancy that is not filled by the remaining directors.

Advance Notice of Director Nominations and Other Proposals

SandRidge. For an annual meeting, a stockholder must give notice of nominations or proposals to the secretary between 90 and 120 days before the one-year anniversary of the previous meeting. For a special meeting at which directors are to be elected, a stockholder must give notice of nominations to the secretary between 90 days and 120 days before the meeting, or not less than 10 days after the public announcement of the special meeting is first made.

Arena. The NRS does not prescribe any advance notice period. The Arena articles and bylaws do not require Arena stockholders to provide any advance or special notice for director nominations or other proposals.

Classification of Board of Directors

SandRidge. Directors are divided into three classes. Each class serves a three-year term and is as nearly equal in size as possible. One class is elected at each annual meeting of stockholders. Additional directors elected pursuant to the terms of any future preferred stock may be governed by different provisions.

Arena. The NRS permits corporations to classify their boards of directors. However, the Arena board of directors is not classified and each director stands for election at each annual meeting of stockholders.

Number of Directors

SandRidge. The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors. The SandRidge bylaws give the board the authority to set the number of directors. There are currently seven directors on the board of SandRidge.

Arena. The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws of a corporation to govern the number and term of directors. The Arena bylaws require a minimum of three and permit a maximum of nine directors on the board of Arena. In addition, the Arena articles provide that the number of directors may be changed to any odd number from time to time. There are currently five directors on the Arena board.

Removal of Directors

SandRidge. The DGCL provides that if a corporation, such as SandRidge, has a classified board, and unless the charter otherwise provides, stockholders may remove a director only for cause. The SandRidge bylaws provide that directors may only be removed for cause, and only by a majority stockholder vote.

Arena. The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock. The NRS does not distinguish between removal of directors with or without cause.

Qualification of Directors

SandRidge. The DGCL provides that each director must be a natural person. There are no additional qualifications for SandRidge directors in the SandRidge charter or bylaws.

Arena. The NRS provides that each director must be a natural person who is at least 18 years of age. There are no additional qualifications for Arena directors in the Arena articles or bylaws.

Amendment of Certificate or Articles of Incorporation

SandRidge. Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

The DGCL provides that if any such amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is nevertheless required to authorize such amendment.

Arena. Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation. The Arena articles do not provide for such greater proportion of the voting power for any amendments thereto.

The NRS provides that if any such amendment would alter or change any preference or other right given to any class or series of outstanding shares, in addition to the affirmative vote required, the vote of the holders of a majority of the voting power of each class or series adversely affected, voting as a separate class or series, is required unless the articles of incorporation specifically deny the right to vote on such an amendment.

Amendment of Bylaws

SandRidge. Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation’s certificate of incorporation vests such power in the board of directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

The SandRidge charter provides that the board of directors is authorized to adopt, amend and repeal the SandRidge bylaws. The SandRidge bylaws further state that the bylaws can be altered, amended or repealed by majority vote of the board of directors, but the SandRidge stockholders may make additional bylaws and repeal any bylaws, whether adopted by them or otherwise. The stockholders can amend the bylaws by majority stockholder vote.

Arena. The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. In addition, the NRS provides that the articles of incorporation may grant the authority to adopt, amend or repeal the bylaws exclusively to the directors. The Arena bylaws state that the bylaws can be altered, amended or repealed by majority vote of the board of directors, but the Arena stockholders may make additional bylaws and repeal any bylaws, whether adopted by them or otherwise. The stockholders can amend the bylaws by majority stockholder vote.

Rights Agreements

SandRidge. SandRidge has not adopted a rights agreement.

Arena. Arena has not adopted a rights agreement.

State Anti-Takeover Statutes

SandRidge. Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/ 3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Because SandRidge has not adopted any provision in its charter to “opt out” of the Delaware business combination statute, the statute is applicable to business combinations involving SandRidge.

Arena. The NRS generally prohibits a Nevada corporation with 200 or more stockholders of record and with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934 from engaging in a combination, referred to as a variety of transactions, including mergers, combinations, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder, with an Interested Stockholder referred to generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for a period of three years following the date that such person became an Interested Stockholder unless the board of directors of the corporation first approved either the combination or the transaction that resulted in the stockholder’s becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the Interested Stockholder would not have become the beneficial owner of additional voting shares of the corporation.

A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these sections of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested shareholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an Interested Stockholder whose date of acquiring shares is on or before the effective date of the amendment.

Because Arena has not adopted a provision in its articles in which it elects not to be governed by the sections of the NRS relating to business combinations, the statute applies to combinations involving Arena.

Inspection of Books and Records

SandRidge. Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.

Arena. Under the NRS, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect and copy the following records: a copy certified by the secretary of state of the corporation’s articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of the corporation’s bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all persons who are stockholders of the corporation, places of residence, and number of shares held by them respectively. The inspection rights authorized by this provision of the NRS may be denied to a stockholder upon the stockholder’s refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder’s refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder’s interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.

Control Share Acquisitions

SandRidge. The DGCL does not contain a control share acquisition provision.

Arena. The NRS limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses, and that does business in Nevada directly or indirectly through an affiliated corporation. Pursuant to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under the NRS, a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person (i) acquires or offers to acquire in an acquisition and (ii) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as “control shares.”

The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person. Through a provision in its bylaws, Arena has opted out of these provisions of the NRS.

Vote Required For Mergers

SandRidge. Unless a corporation’s certificate of incorporation or its board of directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders of a majority of the shares in each class entitled to vote to approve a merger. The SandRidge charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

Arena. Unless a corporation’s articles of incorporation or its board of directors mandates a greater vote, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger. The Arena articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

Limitation of Personal Liability of Directors

SandRidge. The DGCL provides that a corporation’s charter may include a provision eliminating director liability except for cases of a breach of the director’s duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends. SandRidge’s charter provides for elimination of director liability to the full extent allowed by Delaware law.

Arena. Under the NRS, unless a corporation’s articles of incorporation provide for a higher standard, neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Unlike the DGCL, the NRS does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. The Arena articles provide that personal liability for directors will not be eliminated for: (i) acts or omissions which involve intentional or reckless misconduct, fraud or a knowing violation of the law or (ii) the payment of distributions in violation of NRS Section 78.300.

Indemnification of Directors and Officers

SandRidge. SandRidge’s bylaws provide for indemnification of SandRidge’s directors and officers to the fullest extent allowed by the DGCL.

Arena. Arena’s bylaws provide that Arena will indemnify its directors and officers to the maximum extent permitted by the NRS.

Arena has entered into indemnification agreements with its directors and officers. The agreements provide for indemnification of each such person to the fullest extent authorized or permitted by the NRS as it exists now or may hereafter be amended or changed. Subsequent amendments or changes in the NRS affecting indemnification rights will govern the agreements only to the extent the amendments or changes in law authorize or permit broader indemnification protections that those permitted prior to such amendments or changes.

Dividends

SandRidge. Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Arena. The NRS is less restrictive than the DGCL regarding when dividends may be paid. Under the NRS, no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders, if any.

Rights of Appraisal

SandRidge. Under the DGCL, except as otherwise provided therein, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of: (a) shares of stock (or depository receipts in respect thereof) of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock (or depository receipts in respect thereof) of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence, or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any merger or consolidation. The SandRidge charter does not provide for such appraisal rights.

Arena. Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are listed, or authorized for listing, on a national securities exchange, such as the New York Stock Exchange. In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under the NRS.

Since Arena common stock is listed on the New York Stock Exchange, the holders of Arena common stock are not entitled to dissenters’ rights of appraisal under Nevada law in connection with the merger.

LEGAL MATTERS

The legality of the SandRidge common stock offered by this joint proxy statement/prospectus will be passed upon for SandRidge by Covington & Burling LLP, New York, New York.

Specified U.S. federal income tax consequences of the merger will be passed upon for SandRidge by Covington & Burling LLP, New York, New York and for Arena by Johnson & Jones, P.C., Tulsa, Oklahoma.

EXPERTS

SandRidge. The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to SandRidge’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of proved reserves of oil and natural gas for SandRidge referred to or incorporated by reference herein were based in part upon engineering reports prepared by Netherland, Sewell & Associates, Inc., DeGolyer and MacNaughton and Lee Keeling and Associates, Inc., independent petroleum engineers. These estimates are referred to or incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

Arena. The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference to Arena’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of oil and natural gas reserve information for Arena referred to or incorporated by reference herein were audited by Williamson Petroleum Consultants, Inc., independent petroleum engineers. These estimates were referred to or incorporated by reference herein in reliance on the authority of such firm as an expert in such matters.

FUTURE STOCKHOLDER PROPOSALS

Arena will hold an annual meeting in 2010 only if the merger has not already been completed. In order to be included in the proxy statement for the 2010 annual meeting of Arena’s stockholders, stockholder proposals must be received by the Secretary of Arena no later than July 7, 2010, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

In order to be included in the proxy statement for the 2010 annual meeting of SandRidge’s stockholders, stockholder proposals must have been received by the Corporate Secretary of SandRidge no later than December 23, 2009, and must have otherwise complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. For a stockholder proposal (including a director nomination) to be considered at SandRidge’s 2010 annual meeting but not included in the proxy statement relating to such meeting, the proposal must have been received by the SandRidge Corporate Secretary no earlier than February 5, 2010 and no later than March 7, 2010.

WHERE YOU CAN FIND MORE INFORMATION

SandRidge and Arena file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by SandRidge and Arena with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

SandRidge has filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act to register the SandRidge common stock to be issued in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of SandRidge filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information that SandRidge stockholders and Arena stockholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits contain important information about SandRidge and Arena and their respective business, financial condition and results of operations and are available for inspection and copying as indicated above.

The Securities and Exchange Commission allows us to “incorporate by reference” into this joint proxy statement/prospectus documents filed with the Securities and Exchange Commission by SandRidge and Arena. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that either SandRidge or Arena files with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by SandRidge or Arena pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the special meeting:

SandRidge’s Filings (SEC File No. 001-33784)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2009	Filed March 1, 2010

Current Reports on Form 8-K	Filed April 28, 2010, April 5, 2010 (2), March 8, 2010

The description of SandRidge’s common stock contained in SandRidge’s Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference from the prospectus filed pursuant to Rule 424(b) on November 6, 2007), including any subsequently filed amendments and reports updating such description	Filed October 30, 2007

SandRidge’s Proxy Statement for its 2010 annual meeting of stockholders	Filed April 26, 2010

Arena’s Filings (SEC File No. 001-31657)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2009	Filed March 1, 2010

Amendment to Form 10-K for the year ended December 31, 2009, filed on Form 10-K/A	Filed April 30, 2010

Current Reports on Form 8-K	Filed April 5, 2010

The description of Arena’s common stock contained in Arena’s Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference from the prospectus filed pursuant to Rule 424(b) on August 10, 2004), including any subsequently filed amendments and reports updating such description	Filed August 29, 2006

Arena’s Proxy Statement for its 2009 annual meeting of stockholders	Filed October 29, 2009

SandRidge and Arena also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you are a stockholder, SandRidge or Arena may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

SandRidge Energy, Inc. 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Attention: Corporate Secretary	Arena Resources, Inc. 6555 South Lewis Avenue Tulsa, Oklahoma 74136 Attention: Secretary

YOUR REQUEST MUST BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY MATERIALS THAT YOU REQUEST.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Arena or SandRidge since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to SandRidge was provided by SandRidge and the information contained in this joint proxy statement/prospectus with respect to Arena was provided by Arena.

LIST OF ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of SandRidge’s Financial Advisor
Annex C	Opinion of Arena’s Financial Advisor

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of April 3, 2010

among

SANDRIDGE ENERGY, INC.,

STEEL SUBSIDIARY CORPORATION

and

ARENA RESOURCES, INC.

A-i

A-ii

A-iii

Index of Defined Terms

6% Preferred Stock	A-19
8.5% Preferred Stock	A-19
Acquired Employees	A-35
Agreement	A-1
Articles of Merger	A-2
CERCLA	A-48
Certificates	A-3
Closing	A-1
Closing Date	A-1
COBRA	A-47
Code	A-1
Common Stock Trust	A-4
Company	A-1
Company Closing Price	A-6
Company Common Stock	A-1
Company Disclosure Letter	A-7
Company Employee Benefit Plan	A-47
Company Employee Pension Benefit Plan	A-48
Company Employee Welfare Benefit Plan	A-47
Company ERISA Affiliates	A-11
Company Financial Advisor	A-11
Company Financial Statements	A-9
Company Material Adverse Effect	A-48
Company Reserve Report	A-17
Company SEC Reports	A-9
Company Stockholders Meeting	A-33
Company Subsidiaries	A-7
Company Superior Proposal	A-48
Company Takeover Proposal	A-48
Company’s Fairness Opinion Provider	A-11
Confidentiality Agreement	A-37
Constituent Corporations	A-1
Conversion Ratio	A-6
Customary Post Closing Consents	A-48
D&O Insurance	A-40
Effective Date	A-2
Effective Time	A-2
Environmental Laws	A-48
ERISA	A-49
Excess Shares	A-4
Exchange Act	A-49
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-2
FERC	A-49
Form S-4	A-49
Form S-8	A-49
GAAP	A-49
good and defensible title	A-17
Hazardous Substance	A-49

Hedge	A-49
HSR Act	A-49
Hydrocarbons	A-49
Indemnified Party	A-50
In-the-Money	A-6
Joint Proxy Statement	A-49
Lien	A-49
Maximum Amount	A-40
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
NGA	A-49
NRS	A-1
NYSE	A-50
Options	A-50
Parent	A-1
Parent Charter Amendment	A-20
Parent Closing Price	A-6
Parent Common Stock	A-2
Parent Disclosure Letter	A-18
Parent Employee Benefit Plan	A-50
Parent Employee Pension Benefit Plan	A-50
Parent Employee Welfare Benefit Plan	A-50
Parent ERISA Affiliates	A-22
Parent Financial Advisor	A-22
Parent Financial Statements	A-21
Parent Material Adverse Effect	A-50
Parent Preferred Stock	A-19
Parent Reserve Report	A-27
Parent SEC Reports	A-21
Parent Stockholders Meeting	A-34
Parent Subsidiaries	A-18
Parent Superior Proposal	A-50
Parent Takeover Proposal	A-50
Per Share Cash Consideration	A-2
Person	A-51
Qualified Company Employee Benefit Plan	A-11
Qualified Parent Employee Benefit Plan	A-23
RCRA	A-48
Required Company Stockholder Vote	A-13
Required Parent Stockholder Vote	A-20
Restricted Stock	A-51
Sarbanes-Oxley Act	A-51
SEC	A-51
Securities Act	A-51
Severance Plan	A-51
Share Issuance	A-20
Stock Plans	A-51
Subsidiary	A-51

A-iv

Surviving Corporation	A-1
Tax Return	A-51
Taxes	A-51

Termination Date	A-43
To the knowledge of Parent	A-51
To the knowledge of the Company	A-51
WARN Act	A-51

A-v

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 3, 2010, among SANDRIDGE ENERGY, INC., a Delaware corporation (“Parent”), STEEL SUBSIDIARY CORPORATION, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and ARENA RESOURCES, INC., a Nevada corporation (the “Company”).

INTRODUCTION

The respective Boards of Directors of each of Parent, Merger Sub and the Company have (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

As a result of the Merger, and in accordance with the Nevada Revised Statutes (the “NRS”), each issued and outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary of the Company or Parent) immediately prior to the Effective Time, will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration.

The parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for Federal income tax purposes, and that this Agreement constitutes a plan of reorganization.

In consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the NRS, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity; provided that if the opinions described in Sections 7.2(c) and 7.3(c) hereof cannot be delivered unless at the Effective Time the Company is instead merged with and into Merger Sub with the separate existence of the Company ceasing and Merger Sub continuing as the surviving entity, then at the Effective Time, in accordance with this Agreement and the NRS, the Company shall be merged with and into the Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity. For purposes of this Agreement, (i) the entity surviving the Merger after the Effective Time is referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

SECTION 1.3. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (EDT) on a date to be specified by the parties, which shall be no later than the next business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.4. Consummation of the Merger. As soon as practicable after the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.5. Organizational Documents; Directors and Officers. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the NRS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the NRS. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws and the NRS. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws and the NRS.

ARTICLE 2

EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive (i) 4.7771 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) plus (ii) $2.50 in cash (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the immediately preceding sentence pursuant to the Merger with respect to each share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio, the Conversion Ratio and the Per Share Cash Consideration shall be correspondingly adjusted.

SECTION 2.3. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, (i) cash sufficient to make the payments pursuant to Section 2.2 and (ii) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.2 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect to shares of Parent Common Sock with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock. With respect to any cash deposited by Parent with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash in the Exchange Fund as directed by Parent; provided that during the first six months after the Effective Time such investments shall consist solely of (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of inbound deposits with commercial banks having a combined capital and surplus of at least $500 million, (iii) commercial paper obligations rated P-1 or A-1 or better by Standard and Poor’s or Moody’s or (iv) institutional cash management funds. From time to time as necessary, Parent shall deposit with the Exchange Agent cash to be paid in lieu of fractional shares as contemplated by Section 2.3(e) and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.3(c). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor (i) the cash which such holder has the right to receive pursuant to the provisions of Section 2.2, (ii) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.2, (iii) certain dividends or other distributions in accordance with Section 2.3(c) and (iv) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration which the applicable holder of shares of Company Common Stock has the right to receive pursuant to Section 2.2, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(e), in each case until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall either (A) pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (y) the average of the last reported sale prices for a share of Parent Common Stock on the NYSE (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the five trading days prior to the Closing Date or (B) instruct the Exchange Agent to follow the procedures set forth in Section 2.3(e)(iii).

(iii) If Parent shall have instructed the Exchange Agent to follow the procedures in this Section 2.3(e)(iii):

(A) The Exchange Agent shall determine the excess of (x) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates pursuant to Section 2.1 if no effect were given to Section 2.3(e)(i) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.1, taking into account the effect of Section 2.3(e)(i) (such excess, the “Excess Shares”).

(B) As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NYSE, in the manner set forth below.

(C) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates (or paid to Parent pursuant to Section 2.3(f)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act.

(D) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates in accordance with this Section 2.3.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of any fractional shares of Parent Common Stock.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of any fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any governmental authority), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of any fractional shares of Parent Common Stock, in each case pursuant to this Agreement.

(i) Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

SECTION 2.4. Company Options; Restricted Stock. (a) Parent shall not assume any Options in connection with the transactions contemplated hereby. Not later than 30 days prior to the scheduled or anticipated Closing Date, the Company shall send a notice to all holders of Options, which notice shall notify such holders that (i) Parent and the Surviving Corporation will not be assuming any Options following the Effective Time or substituting new options therefore, and (ii) all unvested Options shall become vested and fully exercisable immediately prior to the Effective Time and contingent upon the consummation of the transactions contemplated hereby (and such Options shall be so vested and exercisable). Any Options that are In-the-Money as of the Effective Time and that are not exercised prior to the Effective Time shall be deemed automatically exercised by the holder thereof and the holder thereof shall be entitled to receive a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the Conversion Ratio multiplied by (ii) the quotient obtained by dividing (x) the product of (1) the number of shares of Company Stock issuable upon the exercise of the applicable Options multiplied by (2) the excess of (A) the Company Closing Price over (B) the exercise price per share of the applicable Options, by (y) the Company Closing Price. Any Options that are not In-The-Money as of the Effective Time will be canceled. Holders of Options that become fully vested only as of and effectively immediately prior to the Effective Time shall be permitted to exercise such fully vested Options effective as of and contingent upon the consummation of the transactions contemplated hereby. For purposes of this Agreement, (i) “In-the-Money” means, with respect to an Option, the excess of (1) the Company Closing Price over (2) the exercise price per share of the applicable Options, being a positive number; (ii) “Company Closing Price” means the last reported sale price of the Company Common Stock on the NYSE on the Closing Date; (iii) “Parent Closing Price” means the last reported sale price of the Parent Common Stock on the NYSE on the Closing Date; and (iv) “Conversion Ratio” means the sum of (x) the Exchange Ratio and (y) the quotient obtained by dividing (1) the Per Share Cash Consideration by (2) the Parent Closing Price.

(b) Prior to the Effective Time, the Company shall take any actions necessary to effect the transactions anticipated by Section 2.4(a) under the Stock Plans and any Option agreement thereunder and any other plan or arrangement of the Company (whether written or oral, formal or informal). As soon as practicable following the date hereof, the Company shall deliver or cause to be delivered to each holder of an Option any certifications, notices or other communications required by the terms of such Option or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) At the Effective Time, each of the then outstanding awards of Restricted Stock shall be (i) assumed by Parent, in accordance with the terms of the applicable Stock Plan and award agreement by which it is evidenced, except as provided in the immediately succeeding sentence or in the Company Disclosure Letter and except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and the Company Subsidiaries and their respective Boards of Directors and committees thereof administering any such Stock Plan, and (ii) converted into an award of a number of shares of restricted Parent Common Stock equal to the product of (A) the Conversion Ratio multiplied by (B) the number of shares of Company Common Stock underlying such award. With respect to any employee of the Company whose primary work location is at the Tulsa office, each such award of restricted Parent Common Stock will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the Transition Period (as such term is defined in the Severance Plan which is described in Section 3.10(j) of the Company Disclosure Letter) with respect to the applicable employee and (z) the Termination Date (as such term is defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of the Company, each such award of restricted Parent Common Stock will vest pursuant to the terms of the applicable original award agreement. If the calculation of the number of Parent Common Stock as described above results in the assumption of an award of Restricted Stock that would include a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such award shall be rounded down to the nearest whole number of shares of

Parent Common Stock. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 2.4(c).

(d) As soon as reasonably practicable following the Effective Time, Parent shall cause the shares of Restricted Stock to be assumed under paragraph (c) above to be registered on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Restricted Stock remain outstanding. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an assumed Restricted Stock an appropriate notice setting forth such holder’s rights pursuant to such Restricted Stock.

(e) The Company and Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 2.4 as of the Effective Time.

SECTION 2.5. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the NRS as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports filed with the SEC prior to the date of this Agreement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1. Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the articles of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 39,459,963 of which are issued and outstanding, and (ii) 10,000,000 shares of Class A preferred stock, $0.001 par value, of which none are issued and outstanding. As of the date of this Agreement, (i) there are no shares of Company Common Stock held in the treasury of the Company and (ii) there are outstanding Options to purchase 1,615,000 shares of Company Stock and such number of shares of Company Common Stock are reserved upon exercise of such Options. The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. The Company has not, subsequent to December 31, 2009, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Section 3.2(b) of the Company Disclosure Letter lists all outstanding Options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding Restricted Stock awards. There are no stock appreciation rights attached to the Options, warrants or rights listed in Section 3.2(b) of the Company Disclosure Letter. Except as set forth above in this Section 3.2 and Section 3.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of this Agreement by the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of the Company or any of the Company Subsidiaries, (ii) except as described on Section 3.3(b) of the Company Disclosure Letter, result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the NYSE, (v) Customary Post Closing Consents and (vi) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 3.4. Subsidiaries. The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4 of the Company Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

SECTION 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2007, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Company SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2009 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as described on Section 3.5(c) of the Company Disclosure Letter, with respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company’s Exchange Act Reports, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

SECTION 3.6. Absence of Material Adverse Changes, etc. Since December 31, 2009, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 3.9. Broker’s or Finder’s Fees; Fairness Opinion. Except for SunTrust Robinson Humphrey, Inc. (the “Company Financial Advisor”) and Tudor, Pickering, Holt & Co. Securities, Inc. (the “Company’s Fairness Opinion Provider”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. In addition, the Company has engaged the Company’s Fairness Opinion Provider to provide an opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock (subject to assumptions and qualifications set forth therein).

SECTION 3.10. Employee Plans. (a) Section 3.10 (a) of the Company Disclosure Letter sets forth a list of all Company Employee Benefit Plans. There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”).

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter or opinion from the Internal Revenue Service that has not been revoked and on which the Company is currently entitled to rely, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code. All assets of any Company Employee Benefit Plan consist of cash, actively traded securities or other assets reasonably acceptable to Parent.

(d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other person or entity relative to any Company Employee Benefit Plan. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(e) No Company Employee Welfare Benefit Plan is funded.

(f) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(g) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(h) Neither the Company nor any Company ERISA Affiliates has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

(i) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

(j) Except as described in Section 3.10(j) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

(k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(m) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

SECTION 3.11. Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 2, 2010 and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting and (iv) recommended that the stockholders of the Company approve this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.10(a) shall not be a breach of the representation in this clause (iv)). The Company hereby confirms that (A) the Company has taken all necessary action to exempt Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation under the NRS, including Sections 78.3781 through 78.3793 of the NRS, and (B) to the knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation, applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has received from the Company’s Fairness Opinion Provider an opinion, a written copy of which will be provided to Parent, solely for informational purposes promptly after receipt thereof by the Company, to the effect that, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (subject to assumptions and qualifications set forth therein). The Company has been authorized by the Company’s Fairness Opinion Provider to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4, so long as such inclusion is in form and substance reasonably satisfactory to the Company’s Fairness Opinion Provider and its counsel.

(b) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).

SECTION 3.12. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2009 are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for federal income tax purposes.

(b) Except as identified in Section 3.12(b) of the Company Disclosure Letter, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c) Except as identified in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

SECTION 3.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of the Company, the Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither the Company nor any Company Subsidiary nor any real property owned, leased or operated by the Company or any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

(f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

SECTION 3.14. Compliance with Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries. No notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

SECTION 3.15. Employment Matters. (a) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause (iii), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) In the 90 day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 3.15(b) of the Company Disclosure Letter lists the number of the Company’s or the Company Subsidiaries’ employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. No employee of the Company or any Company Subsidiary primarily performs services outside the United States.

SECTION 3.16. Tax Matters. Neither the Company nor any of the Company Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.17. Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.18. Reserve Reports. The Company has furnished to Parent the Company’s estimate of Company’s and Company Subsidiaries’ oil and gas reserves as of December 31, 2009 (the “Company Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate. The estimates of proved oil and gas reserves used by the Company in connection with the preparation of the Company Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

SECTION 3.19. Hedging. The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the date reflected therein, and (as of the date of this Agreement) there have been no changes since the date thereof.

SECTION 3.20. Properties.

(a) All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to all oil and gas leases and other properties forming the basis for the reserves reflected in the Company Reserve Reports as attributable to interests owned by the Company and the Company Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Reports filed prior to the date of this Agreement as owned by the Company and the Company Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) Liens identified in Section 3.20(b) of the Company Disclosure Letter. For purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(c) (i) The leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given material value in the Company Reserve Report are in good standing, valid and effective, (ii) neither the Company nor any Company Subsidiary is in breach or default under any such lease or other agreement nor, to the knowledge of the Company, is any other party to any such lease or other agreement in breach or default thereunder, and (iii) the rentals due by the Company or any Company Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.21. Natural Gas Act. Any gas gathering system constituting a part of the properties of the Company or the Company Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by the FERC under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 3.22. Insurance. Section 3.22 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 3.23. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent, the Surviving Corporation or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, each contract filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 is valid, binding, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), and neither the Company nor any Company Subsidiary is in breach or default under any such contract nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as publicly disclosed with reasonable specificity by Parent in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent to the Company (the “Parent Disclosure Letter”), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization. Parent and each of the Subsidiaries of the Parent (the “Parent Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent

Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, 212,968,038 of which are issued and 210,797,254 of which are outstanding and (ii) 50,000,000 shares of preferred stock, $0.001 par value, issuable in series (“Parent Preferred Stock”), of which (A) 2,650,000 shares have been designated 8.5% Convertible Perpetual Preferred Stock (“8.5% Preferred Stock”), all of which are issued and outstanding, and (B) 2,000,000 have been designated 6.0% Convertible Perpetual Preferred Stock (“6% Preferred Stock”), all of which are issued and outstanding. As of the date of this Agreement, (i) 2,170,784 shares of Parent Common Stock are held in the treasury of Parent (including 418,190 shares held in a rabbi trust established pursuant to a Parent Employee Benefit Plan), (ii) there are no outstanding options to purchase shares of Parent Common Stock and no shares of Parent Common Stock are reserved upon exercise of options, (iii) 40,963,965 shares of Parent Stock are reserved for issuance upon the conversion of the outstanding shares of 8.5% Preferred Stock, (iv) 21,186,400 shares of Parent Stock are reserved for issuance upon the conversion of the outstanding shares of 6% Preferred Stock, and (v) 11,308,998 shares of Parent Stock are reserved for issuance under the Parent Employee Benefit Plans. The issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been, and all shares of Parent Common Stock which may be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. Parent has not, subsequent to December 31, 2009, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than annual dividends payable semi-annually on the outstanding shares of Parent Preferred Stock pursuant to the applicable certificate of designation. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem purchase or otherwise acquire any outstanding shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than issued and outstanding shares of Parent Preferred Stock and any outstanding Parent options to purchase shares of Parent Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) Except as set forth above in this Section 4.2, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All of the outstanding shares of capital stock of Merger Sub are owned by Parent, and will be owned by Parent at Closing.

SECTION 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the approval of the holders of a majority of the issued and outstanding shares of Parent Common Stock present and voting in accordance with the requirements of the NYSE of the issuance of the shares of Parent Common Stock in connection with the Merger (the “Share Issuance”), (ii) the approval of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon of the amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent’s capital stock and Parent Common Stock to provide for and permit the Share Issuance (the “Parent Charter Amendment”) (the actions referred to in clauses (i) and (ii), collectively, the “Required Parent Stockholder Vote”) and (iii) the approval of the Merger by Parent as the owner of all the outstanding shares of capital stock of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination, conversion (with respect to any security) or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of the Joint Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing and effectiveness of the Form S-4 and the Form S-8, (v) the approval for listing on NYSE of the shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement and compliance with the other rules of the NYSE, (vi) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware, (vii) Customary Post Closing Consents and (viii) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

SECTION 4.4. Subsidiaries. The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4 of the Parent Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Parent or by a Parent Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Parent Subsidiaries. There are no agreements requiring the Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary.

SECTION 4.5. SEC Reports and Financial Statements. (a) Since January 1, 2007, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports“) required to be filed by Parent with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Parent SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Parent Financial Statements“) of Parent contained in the Parent SEC Reports have been prepared from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2009 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent required to be disclosed in Parent’s Exchange Act Reports, including its consolidated Parent Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

SECTION 4.6. Absence of Material Adverse Changes, etc. Since December 31, 2009, Parent and the Parent Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Parent and the Parent Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

SECTION 4.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, to which Parent or any of the Parent Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Parent or any of the Parent Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.8. Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 4.9. Broker’s or Finder’s Fees. Except for Deutsche Bank Securities Inc. (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 4.10. Employee Plans.

(a) Section 4.10(a) of the Parent Disclosure Letter sets forth a list of all Parent Employee Benefit Plans. There are no Parent Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Parent or any entity with which the Parent is considered a single employer under Section 414(b), (c) or (m) of the Code (“Parent ERISA Affiliates”).

(b) With respect to each Parent Employee Benefit Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Parent Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts)

and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan.

(c) Each Parent Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Parent Employee Benefit Plan”), has received a favorable determination letter or opinion from the Internal Revenue Service that has not been revoked and on which Parent is currently entitled to rely, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Parent Employee Benefit Plan. The trusts established under the Qualified Parent Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code. All assets of any Parent Employee Benefit Plan consist of cash, actively traded securities or other assets reasonably acceptable to the Company.

(d) Parent has (i) filed or caused to be filed all returns and reports on the Parent Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Parent have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Parent or from any other person or entity relative to any Parent Employee Benefit Plan. Parent has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(e) No Parent Employee Welfare Benefit Plan is funded.

(f) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Parent Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Parent SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(g) Parent and the Parent Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Employee Benefit Plans. Neither Parent nor any Parent Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan, and, to the knowledge of Parent or any Parent Subsidiary, (x) no prohibited transaction has occurred with respect to any Parent Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Parent Employee Benefit Plan.

(h) Neither Parent nor any Parent ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Parent Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

(i) Parent and Parent Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

(j) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Parent or the Parent Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither Parent nor any Parent Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 4.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

(k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Parent, threatened against the Parent, any Parent Subsidiary or any Parent Employee Benefit Plan related to any Parent Employee Benefit Plan (other than claims in the ordinary course of business). No Parent Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Parent Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l) Parent has the right to amend or terminate each Parent Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Parent Employee Pension Benefit Plan.

(m) Neither Parent nor any Parent ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Parent Employee Benefit Plan or modify, change or terminate any existing Parent Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Parent Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

SECTION 4.11. Board Recommendation; Parent Action. The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 3, 2010 and not subsequently rescinded or modified in any way, (i) approved this Agreement, the Merger, the Share Issuance and the Parent Charter Amendment, (ii) directed the Share Issuance and the Parent Charter Amendment be submitted for consideration by the stockholders of Parent at the Parent Stockholders Meeting and (iii) recommended that the stockholders of Parent approve the Share Issuance and the Parent Charter Amendment. The Parent’s Board of Directors has received from the Parent Financial Advisor an opinion, a written copy of which will be provided to the Company, solely for informational purposes promptly after receipt thereof by Parent, to the effect that, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4 so long as such inclusion is in form and substance reasonably satisfactory to the Parent Financial Advisor and its counsel.

(b) The Required Parent Stockholder Vote is the only vote of the holders of the Parent’s capital stock required in connection with this Agreement, the Merger, the Share Issuance and the Charter Amendment.

SECTION 4.12. Taxes. Each of Parent and each Parent Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and Parent and each Parent Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Parent’s Form 10-K for the fiscal year ended December 31, 2009 are adequate to cover all Taxes accruing through such date. Parent and the Parent Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of Parent or any Parent Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Parent or a Parent Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Parent Material Adverse Effect, all hedging transactions entered into by Parent or any of the Parent Subsidiaries have been properly identified for federal income tax purposes.

(a) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against Parent or any Parent Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency ( or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Parent Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of Parent or any Parent Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Parent Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that the Parent or any Parent Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Parent nor any Parent Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Parent or any Parent Subsidiary with respect to any period following the Closing Date. Neither Parent nor any Parent Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(b) Neither Parent nor any Parent Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Parent or any Parent Subsidiary. Parent and each Parent Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(c) Neither Parent nor any Parent Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(d) Neither Parent nor any Parent Subsidiary is a party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the

Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of Parent, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(e) Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f) Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent).

SECTION 4.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by Parent or any Parent Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Parent, threatened demands, claims, information requests or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of Parent, Parent and the Parent Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither Parent nor any Parent Subsidiary nor any real property owned, leased or operated by Parent or any Parent Subsidiary is subject to any pending or, to the knowledge of Parent, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent’s and the Parent Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of Parent and the Parent Subsidiaries has assumed, contractually or, to the knowledge of Parent, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

(f) Neither Parent nor any of the Parent Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

SECTION 4.14. Compliance with Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by Parent and the Parent Subsidiaries. No notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, has been filed, commenced or threatened against Parent or any Parent Subsidiary alleging any such non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

SECTION 4.15. Employment Matters. Neither Parent nor any Parent Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of Parent, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of Parent or any of the Parent Subsidiaries, and, to the knowledge of Parent, there are no campaigns being conducted to solicit cards from employees of Parent or any of the Parent Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Parent, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parent or any Parent Subsidiary which, with respect to any event described in this clause (iii), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.16. Tax Matters. Neither Parent nor any of the Parent Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.17. Investment Company. Neither Parent nor any of the Parent Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 4.18. Reserve Reports. Parent has furnished to the Company Parent’s estimate of Parent’s and Parent Subsidiaries’ oil and gas reserves as of December 31, 2009 (the “Parent Reserve Report“). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report was accurate. The estimates of proved oil and gas reserves used by Parent in connection with the preparation of the Parent Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

SECTION 4.19. Hedging. The Parent SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Parent and the Parent Subsidiaries as of the date reflected therein, and (as of the date of this Agreement) there have been no changes since the date thereof.

SECTION 4.20. Properties.

(a) All major items of operating equipment owned or leased by Parent or any of the Parent Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Parent and the Parent Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, Parent and the Parent Subsidiaries have good and defensible title to all oil and gas leases and other properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and the Parent Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Parent SEC Reports filed prior to the date of this Agreement as owned by Parent and the Parent Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Parent Reserve Report or the Parent SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) (i) The leases and other agreements pursuant to which Parent or any of the Parent Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given material value in the Parent Reserve Report are in good standing, valid and effective, (ii) neither Parent nor any Parent Subsidiary is in breach or default under any such lease or other agreement nor, to the knowledge of Parent, is any other party to any such lease or other agreement in breach or default thereunder, and (iii) the rentals due by Parent or any Parent Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.21. Natural Gas Act. Any gas gathering system constituting a part of the properties of Parent or the Parent Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 4.22. Insurance. Section 4.22 of the Parent Disclosure Letter contains a true and complete list of all insurance policies held by either Parent or any of the Parent Subsidiaries. Parent and the Parent Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 4.23. Certain Contracts and Arrangements. Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Parent or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of Parent, materially limit or restrict Company, the Surviving Corporation or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each contract filed or incorporated by reference as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2009 is valid, binding, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), and neither Parent nor any Parent Subsidiary is in breach or default under any such contract nor, to the knowledge of Parent, is any other party to any such contract in breach or default thereunder.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and the Company

Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated by Section 2.4(a), the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $3,000,000 in the aggregate;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

(ix) incur any indebtedness for borrowed money (other than pursuant to the Company’s existing line of credit in an aggregate amount not to exceed $10,000,000);

(x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $500,000 in the aggregate;

(xi) create or assume any material Lien on any material asset;

(xii) authorize, recommend or propose any material change in its capitalization;

(xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement;

(xiv) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

(xv) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xvi) other than the lawsuit identified in Section 5.1(b)(xvi) of the Company Disclosure Letter, settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $1,000,000 in any one case by or to the Company or any of the Company Subsidiaries;

(xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $500,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xviii) write off any accounts or notes receivable in excess of $100,000;

(xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan described in Section 5.1(b)(xix) of the Company Disclosure Letter previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

(xx) make or assume any Hedges covering in excess of 3,000 additional barrels of oil for calendar 2010, or in excess of 6,000 barrels of oil for calendar 2011;

(xxi) enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

(xxii) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Company Material Adverse Effect;

(xxiii) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict the Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xxiv) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

(xxv) except as expressly permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxvi) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(xxvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

SECTION 5.2. Conduct of Business by Parent. Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and Parent the Parent Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact (except to the extent not prohibited by Section 5.2(b) below) their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.2(a), except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise specifically required by the transactions contemplated hereby, Parent shall not directly or indirectly, and shall not permit any of the Parent Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to Parent and the Parent Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $25,000,000 individually or, in the case of sales or dispositions of assets, in amounts in excess of $25,000,000 individually;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof for a purchase price in excess of $25,000,000 individually;

(iii) except as specifically contemplated by this Agreement, amend or propose to amend its articles of incorporation or bylaws or, in the case of the Parent Subsidiaries, their respective constituent documents;

(iv) other than as may be required under the terms of the 8.5% Preferred Stock or the 6% Preferred Stock, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Parent in payment of withholding tax upon the vesting of restricted stock;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except as may be required in the event of any conversion of the 8.5% Preferred Stock or the 6% Preferred Stock or the payment of any dividend thereon in the form of Parent Common Stock pursuant to the terms thereof and except for the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Parent or any of the Parent Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Parent Subsidiaries or (B) for those not in excess of $5,000,000 in the aggregate;

(ix) authorize, recommend or propose any material change in Parent’s capitalization;

(x) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $2,000,000 in any one case by Parent or any Parent Subsidiary.

(xii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $5,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Parent Financial Statements;

(xiii) enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing;

(xiv) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Parent Material Adverse Effect;

(xv) except as expressly permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Parent Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xvi) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(xvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1. Preparation of S-4 and Joint Proxy Statement; Stockholders Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Joint Proxy Statement and the Form S-4; without limiting the generality of the foregoing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the Exchange Act or the Securities Act, as applicable, to be set forth in the Joint Proxy Statement and the Form S-4, and Company and its counsel shall be given the opportunity to review and comment on the Joint Proxy Statement and the Form S-4 prior to the filing thereof with the SEC. Parent, Merger Sub and the Company each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement and the Form S-4. The Company and Parent will use their reasonable best efforts to cause the Joint Proxy Statement to be mailed to their stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement (including by incorporation by reference) to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or this Agreement or the transactions contemplated hereby. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(b) The Company shall, as soon as practicable after the date hereof, and in accordance with the Company’s articles of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of considering and taking action upon this Agreement (it being understood that, notwithstanding anything to the contrary set forth in this Agreement, the Company shall have no obligation to convene the Company Stockholders Meeting unless the recommendation of the Board described in this Section 6.1(b) has been made and remains in effect). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, or (iii) in the event the Board of Directors of the Company withdraws, modifies or changes in accordance with the terms of this Agreement its recommendation that this Agreement and the Merger are in the best interests of the Company; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date as a result of either (i) or (ii) above, then the Termination Date shall be extended to the fifth business day after such date). The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that this Agreement be approved by the stockholders of the Company and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if such withdrawal, modification or change is made in compliance with Section 6.10(a). Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance with this Section 6.1(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger.

(c) Parent shall, as soon as practicable after the date hereof, and in accordance with the Parent’s certificate of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of considering and taking action upon the Share Issuance and the Parent Charter Amendment. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent’s stockholders prior to the Parent Stockholders Meeting; provided that in the event that the Parent Stockholders Meeting is delayed to a date after the Termination Date, then the Termination Date shall be extended to the fifth business day after such date). Parent shall, through its Board of Directors, recommend such approval by the stockholders of Parent and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendation; provided that the Board of Directors of Parent may withdraw, modify or change such recommendation if but only if such withdrawal, modification or change is made in compliance with Section 6.10(c). Unless the Board of Directors of Parent has withdrawn its recommendation of this Agreement in compliance with this Section 6.1(c), Parent shall use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Share Issuance and the Charter Amendment and shall take all other action necessary or advisable to secure the vote or consent of stockholders required under applicable law and NYSE rules to effect the Share Issuance and the Charter Amendment.

(d) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Hansen, Barnett & Maxwell, P.C., the Company’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(e) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 6.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time, with respect to whom the Company has provided Parent with the following information: name, title, date of hire (and rehire, if applicable), salary or rate of pay, bonus opportunities and a schedule of outstanding equity grants (“Acquired Employees”).

(a) Employment. All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment contracts or as required by applicable law. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement.

(b) Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans (including the Severance Plan and remaining obligations related to the other Employee Retention and Severance Payments as set forth on Section 3.10(j) of the Company Disclosure Letter) as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption, except that, before the Effective Time, the Company shall take such steps as are necessary to terminate the Company’s tax-qualified retirement plans. Acquired Employees shall continue after the Effective Time to participate in such assumed Plans. At such time as determined by Parent or the Surviving Corporation (but in no event later than December 31, 2010), Acquired Employees shall participate in Parent’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent’s employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual in any plan or for any purpose in the Company’s nonqualified deferred compensation plans. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of the Parent or the Surviving Corporation and of the Company. Nothing in this Section 6.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment contracts).

(c) Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

(d) Employee Communications. The parties to this Agreement shall cooperate in the distribution or other dissemination of communications before the Effective Time to individuals who are employees of the Company. Any communication that any party to this Agreement intends to distribute to such individuals relating to their employment following the date of this Agreement shall be subject to the approval of the other parties to this Agreement, which approval shall not be unreasonably withheld or delayed. The parties to this Agreement shall also cooperate in issuing any notice that might be required under the WARN Act or any similar state law so as to provide such notice in full compliance with the WARN Act or any similar state law.

SECTION 6.3. Consents and Approvals.

(a) The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) The Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Joint Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

SECTION 6.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

SECTION 6.5. Company Credit Facility. The Company shall take such actions as are necessary to cause the Second Amended and Restated Credit Agreement, dated June 30, 2009, among the Company, MidFirst Bank, as administrative agent and lead agency, and Capital One, N.A. and Compass Bank, as syndication agents, to be terminated, and the Liens granted in connection therewith to be released, as of the Closing.

SECTION 6.6. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Parent and the Company mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Company Takeover Proposal, Parent shall have the right, at its own expense, to participate therein.

SECTION 6.7. Tax Treatment Each of Parent and the Company shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). Each of Parent and the Company shall execute the officers’ certificates substantially in the form attached as Exhibits A-1 and A-2 hereto, as of the date the Form S-4 is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of Parent or the Company to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such party’s control, shall not constitute a breach of this covenant.

SECTION 6.8. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.9. Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Parent shall, and shall cause the Parent Subsidiaries and the officers, directors, employees and agents of Parent and the Parent Subsidiaries, to, afford the officers, employees and agents of the Company, at its sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents, may reasonably request. The Company, at its sole cost and risk, shall have the right to make such due diligence investigations as the Company shall deem necessary or reasonable, upon reasonable notice to Parent and without disruption or damage to Parent’s operations or properties. No additional investigations or disclosures shall affect Parent’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) The provisions of the Confidentiality Agreement, dated March 3, 2010, between Parent and the Company (the “Confidentiality Agreement“) shall remain in full force and effect in accordance with its terms.

SECTION 6.10. No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Company Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Company Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Company Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that (x) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) that such Company Takeover Proposal is a Company Superior Proposal; (y) if (under circumstances in which the Company has complied with all of its obligations under this Section 6.10(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote, the Company receives an unsolicited written Company Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Company Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company as the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10) and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company’s compliance with its obligations under this Section 6.10(a), the Company’s Board of Directors may, after providing at least three business days’ prior written notice to Parent, (i) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company’s Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend any Company Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(f)(i), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal, in the case of either subclause (i) or (ii) of this clause (z) only (A) after the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor) that such Company Takeover Proposal is a Company Superior Proposal, (B) after the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (C) if, during the three business day notice period referred to above the Company shall have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Company Takeover Proposal no longer constitutes a Company Superior Proposal. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Company Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information. The Company shall ensure that its officers, directors, key employees, investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.10, and shall be responsible for any breaches by any such Person of this Section 6.10.

(b) In addition to the other obligations of the Company set forth in this Section 6.10, the Company shall immediately advise Parent orally and in writing (including providing Parent with copies of any draft agreements and any written proposals and any amendments, revisions or correspondence related to such agreements or proposals) of (i) any request for information with respect to any Company Takeover Proposal, any inquiry with respect to or which could result in a Company Takeover Proposal, the material terms and conditions of such request, Company Takeover Proposal or inquiry, and the identity of the Person making such request or inquiry and (ii) the status and material terms of any discussions with respect to or which could result in a Company Takeover Proposal (including any change to the material terms and conditions with respect to such discussions or Company Takeover Proposal) and the identity of the Person with whom such discussions are being held.

(c) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it permit any of the Parent Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of, Parent or any of the Parent Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Parent Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Parent Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Parent Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that (x) nothing contained in subclauses (i) or (ii) above shall prohibit Parent or its Board of Directors from disclosing to Parent’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of Parent shall not recommend that the stockholders of Parent tender their Parent Common Stock in connection with any such tender or exchange offer unless the Board of Directors of Parent determines in good faith (after receiving the advice of its financial adviser) that such Parent Takeover Proposal is a Parent Superior Proposal; (y) if (under circumstances in which Parent has complied with all of its obligations under this Section 6.10(c)), prior to this Agreement having been approved by the Required Parent Stockholder Vote, Parent receives an unsolicited written Parent Takeover Proposal from a third party that the Board of Directors of Parent determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Parent Superior Proposal, Parent and its representatives may conduct such additional discussions and provide such information as the Board of Directors of Parent shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to Parent as the Confidentiality Agreement (and containing additional provisions that expressly permit Parent to comply with the provisions of this Section 6.10) and (B) the Board of Directors of Parent determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to this Agreement having been approved by the Required Parent Stockholder Vote, and subject to Parent’s compliance with its obligations under this Section 6.10(c), Parent’s Board of Directors may, after providing at least three business days’ prior written notice to the Company, (i) withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the recommendation or declaration of advisability by Parent’s Board of Directors of the Share Issuance and the Charter Amendment, or publicly propose to recommend any Parent Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(e)(i), allow Parent to enter into a binding written agreement concerning a transaction that constitutes a Parent Superior Proposal, in the case of either subclause (i) or (ii) of this clause (z) only (A) after the Board of Directors of Parent determines in good faith (after receiving the advice of its financial advisor) that such Parent Takeover Proposal is a Parent Superior Proposal, (B) after the Board of Directors of Parent determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (C) if, during the three business day notice period referred to above Parent shall have negotiated in good faith with the Company (to the extent the Company desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Parent Takeover Proposal no longer constitutes a Parent Superior Proposal. Parent shall immediately cease and cause to be terminated and shall cause its affiliates and the Parent Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Parent Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding Parent or any of the Parent Subsidiaries to return or destroy such information. Parent shall ensure that its officers, directors, key employees, investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.10, and shall be responsible for any breaches by any such Person of this Section 6.10.

(d) In addition to the other obligations of Parent set forth in this Section 6.10, Parent shall immediately advise the Company orally and in writing (including providing the Company with copies of any draft agreements and any written proposals and any amendments, revisions or correspondence related to such agreements or proposals) of (i) any request for information with respect to any Parent Takeover Proposal, any inquiry with respect to or which could result in a Parent Takeover Proposal, the material terms and conditions of such request, Parent Takeover Proposal or inquiry, and the identity of the Person making such request or inquiry and (ii) the status and material terms of any discussions with respect to or which could result in a Parent Takeover Proposal (including any change to the material terms and conditions with respect to such discussions or Parent Takeover Proposal) and the identity of the Person with whom such discussions are being held.

SECTION 6.11. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of the annual premiums to be paid by the Company for such insurance as set forth in Section 6.11 of the Company Disclosure Letter (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.11(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 6.11.

SECTION 6.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.13. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote and each of the Share Issuance and the Parent Charter Amendment shall have been approved by the Required Parent Stockholder Vote.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop orders suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) set forth in Section 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received from Covington & Burling LLP, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer’s letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits A-1 and A-2 hereto).

(d) Title to Oil and Gas Properties. The Company and the Company Subsidiaries shall have good and defensible title to oil and gas leases and other properties covering not less than 90% of the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and the Company Subsidiaries, free and clear of any Liens other than the exceptions to Liens referred to in Section 3.20(b).

SECTION 7.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent (i) set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) set forth in Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(c) Tax Opinion. The Company shall have received from Johnson & Jones, P.C., counsel to the Company, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer’s letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits A-1 and A-2 hereto).

(d) Title to Oil and Gas Properties. Parent and the Parent Subsidiaries shall have good and defensible title to oil and gas leases and other properties covering not less than 90% of the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and the Parent Subsidiaries, free and clear of any Liens other than the exceptions to Liens referred to in Section 4.20(b).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated by September 30, 2010, or such other date, if any, as the Company and Parent shall agree upon or as is provided in Section 6.1(b) and (c) hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable;

(d) by either the Company or Parent, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained or if at the Parent Stockholders Meeting (including any adjournment or postponement thereof), the Required Parent Stockholder Vote shall not have been obtained;

(e) by Parent, if

(i) prior to the Parent Stockholders Meeting, (A) Parent shall not have breached Section 6.10 in any respect, (B) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of Section 6.10 and this Section 8.1(e)(i), to enter into a binding written agreement concerning a transaction that constitutes a Parent Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Parent provides at least three business days prior written notice to the Company of its intention to enter into such an agreement, (D) during such three business day period Parent negotiates in good faith with the Company (to the extent the Company desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Parent Takeover Proposal no longer constitutes a Parent Superior Proposal, (E) the Company does not make, within such three business day period, an offer that the Board of Directors of Parent determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to Parent’s stockholders from a financial point of view as the Parent Superior Proposal and (F) Parent prior to such termination pays to the Company in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to Section 8.3; provided, that upon any material change in the terms and conditions of any Parent Superior Proposal at any time, prior to any termination of this Agreement pursuant to this Section 8.1(e)(i), Parent shall be required to provide three business days notice of such amended Parent Superior Proposal pursuant to clause (C) above and shall be required to comply with each of the other provisions of this Section 8.1(e)(i) with respect to such amended Parent Superior Proposal;

(ii) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or shall have failed to make such favorable recommendation;

(iii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

(iv) the Company shall have breached Section 6.10 in any respect; or

(v) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(f) by the Company, if

(i) prior to the Company Stockholders Meeting, (A) the Company shall not have breached Section 6.10 in any respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.10 and this Section 8.1(f)(i), to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) the Company provides at least three business days prior written notice to Parent of its intention to enter into such an agreement, (D) during such three business day period the Company negotiates in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Company Takeover Proposal no longer constitutes a Company Superior Proposal, (E) Parent does not make, within such three business day period, an offer that the Board of Directors of the Company determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to the Company’s stockholders from a financial point of view as the Company Superior Proposal and (F) the Company prior to such termination pays to Parent in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to Section 8.3; provided, that upon any material change in the terms and conditions of any Company Superior Proposal at any time, prior to any termination of this Agreement pursuant to this Section 8.1(f)(i), the Company shall be required to provide three business days notice of such amended Company Superior Proposal pursuant to clause (C) above and shall be required to comply with each of the other provisions of this Section 8.1(f)(i) with respect to such amended Company Superior Proposal; or

(ii) the Board of Directors of Parent shall have withdrawn or modified or amended in any respect adverse to the Company its recommendation in favor of the Share Issuance and the Charter Amendment or shall have failed to make such favorable recommendation;

(iii) the Board of Directors of Parent (or any committee thereof) shall have recommended to the stockholders of Parent any Parent Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

(iv) Parent shall have breached Section 6.10 in any respect; or

(v) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 8.3 and for the provisions in Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreements shall not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses.

(a) If (i) this Agreement is terminated pursuant to Section 8.1(e)(ii), (iii) or (iv) or Section 8.1(f)(i), or (ii) (A) a Company Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b), and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a Company Takeover Proposal, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay Parent a fee in immediately available funds of $50,000,000.

(b) If this Agreement is terminated pursuant to Section 8.1(d) (solely with respect to the failure to obtain the Required Company Stockholder Vote), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent a fee in immediately available funds of $20,000,000; provided, that in the event that within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a Company Takeover Proposal, the Company shall promptly, but in no event later than one business day after the consummation or, if earlier, entry into such agreement with respect to a Company Takeover Proposal, pay Parent an additional fee in immediately available funds of $30,000,000.

For purposes of Section 8.3(a) and Section 8.3(b), the references in the definition of Company Takeover Proposal to 10% shall be changed to 50%.

(c) If (i) this Agreement is terminated pursuant to Section 8.1(f)(ii), (iii) or (iv) or Section 8.1(e)(i), or (ii) (A) a Parent Takeover Proposal in respect of Parent is publicly announced or is proposed or offered or made to Parent or Parent’s stockholders prior to this Agreement having been approved by the Required Parent Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b), and (C) within 12 months following such termination Parent shall consummate or enter into, directly or indirectly, an agreement with respect to a Parent Takeover Proposal, Parent shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay the Company a fee in immediately available funds of $50,000,000.

(d) If this Agreement is terminated pursuant to Section 8.1(d) (solely with respect to the failure to obtain the Required Parent Stockholder Vote), Parent shall promptly, but in no event later than one business day after termination of this Agreement, pay the Company a fee in immediately available funds of $20,000,000; provided, that in the event that within 12 months following such termination Parent shall consummate or enter into, directly or indirectly, an agreement with respect to a Parent Takeover Proposal, Parent shall promptly, but in no event later than one business day after the consummation or, if earlier, entry into such agreement with respect to a Parent Takeover Proposal, pay the Company an additional fee in immediately available funds of $30,000,000.

For purposes of this Section 8.3(c) and Section 8.3(d), the references in the definition of Parent Takeover Proposal to 10% shall be changed to 50%.

(e) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if this Agreement is terminated and any fee specified in Sections 8.3(a) through (d) above is payable as a result thereof, in addition to the payment of such fee, the party obligated to pay such fee shall assume and pay, or reimburse the other party for, all documented and reasonable out-of-pocket fees and expenses incurred by the such other party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $7,500,000.

SECTION 8.4. Amendment.

(a) This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the stockholders, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement and not as a result of the execution of this Agreement.

SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

Fax: (405) 429-5983

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Scott F. Smith

                 Stephen A. Infante

Fax: (212) 841-1010

(b)	if to the Company:

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, Oklahoma 74136

Attention: Phillip W. Terry

Fax: (918) 747-7620

with a copy to:

Johnson & Jones, P.C.

2200 Bank of America Center

15 W. Sixth Street

Tulsa, Oklahoma 74119

Attention: Kenneth E. Dornblaser

Fax: 918-584-6645

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2. Definitions. The following capitalized terms have the following meanings:

“COBRA” means health care continuation coverage provisions.

“Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit

Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Sections 3.3 and 3.23) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred.

“Company Superior Proposal” means any bona fide written Company Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company’s stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Company Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Company Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

“Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

“Customary Post Closing Consents” means such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties.

“Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water

Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“Form S-4” means the registration statement on Form S-4 promulgated by the SEC to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger.

“Form S-8” means Form S-8 (or any successor form) promulgated by the SEC.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

“Hedge” mean a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Joint Proxy Statement” means the proxy statement relating to the Company Stockholders Meeting and the Parent Stockholders Meeting, as amended or supplemented from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“NGA” means the Natural Gas Act.

“NYSE” means the New York Stock Exchange, Inc.

“Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans or any other contract or agreement entered into by the Company and any of the Company Subsidiaries.

“Parent Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Parent or any of the Parent Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Parent Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Parent Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Parent Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise or (ii) the ability of the Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Sections 4.3 and 4.23) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Parent Material Adverse Effect has occurred.

“Parent Superior Proposal” means any bona fide written Parent Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which Parent’s stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of Parent, which in any such case is on terms that the Board of Directors of Parent determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Parent Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Parent Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the Company to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

“Parent Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving Parent or any Parent Subsidiary of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of Parent and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Parent Common Stock or any other Parent capital stock or capital stock of, or other equity or voting interests in, any of Parent’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Plan” means the Severance Plan for Former Employees of Arena Resources, Inc. attached as an exhibit to the Company Disclosure Letter.

“Stock Plans” means the Arena Resources, Inc. 2003 Stock Option Plan, as amended, the Arena Resources, Inc. 2009 Restricted Stock Award Plan, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

“Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“WARN Act” means the Workers Adjustment and Retraining Notification Act. of 1989, as amended.

SECTION 9.3. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 9.4. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.4 of the Company Disclosure Letter. “To the knowledge of Parent” and similar phrases mean the actual knowledge of the individuals described in Section 9.4 of the Parent Disclosure Letter.

SECTION 9.5. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.; (iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; and (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

SECTION 9.6. Governing Law; Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware.

SECTION 9.7. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.8. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 6.11 and may specifically enforce its terms.

SECTION 9.9. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.10. Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman, Chief Executive Officer and President

STEEL SUBSIDIARY CORPORATION

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman, Chief Executive Officer and President

ARENA RESOURCES, INC.

By:	/s/ Phillip W. Terry
Name:	Phillip W. Terry
Title:	President and Chief Executive Officer

Annex B

Deutsche Bank Corporate & Investment Bank

Board of Directors SandRidge Energy, Inc. 123 Robert S. Kerr Avenue Oklahoma City OK 73102-6406	Deutsche Bank Securities Inc. Global Banking Mergers & Acquisitions 60 Wall Street New York, NY 10005

April 3, 2010

Ladies and Gentlemen:

Deutsche Bank Securities Inc, (“Deutsche Bank”) has acted as financial advisor to SandRidge Energy, Inc. (“Parent”) in connection with an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Parent, Steel Subsidiary Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and Arena Resources, Inc. (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the surviving entity or, alternatively, the merger of the Company with and into Merger Sub with Merger Sub continuing as the surviving entity (such transaction, in either form, being hereinafter referred to as the ‘Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than any shares of Company Common Stock owned, directly or indirectly, by Parent, Merger Sub or the Company) will be converted into the right to receive (i) 4.7771 shares of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”), and (ii) $2,50 in cash (collectively, the “Merger Consideration”).

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to Parent.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed (i) certain publicly available financial and other information concerning the Company and Parent, (ii) certain internal analyses, financial forecasts and other information relating to the Company and Parent prepared by management of the Company and Parent, respectively, and (iii) certain analyses and financial forecasts relating to the Company prepared by management of Parent. We have also held discussions with certain senior officers and other representatives and advisors of the Company and Parent regarding the businesses and prospects of the Company and Parent, respectively, and of Parent after giving effect to the Transaction. In addition, Deutsche Bank reviewed the reported prices and trading activity for both Parent Common Stock and the Company Common Stock, and, (i) to the extent publicly available, compared certain financial and stock market information for Parent and the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (ii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iii) reviewed the final, executed Merger Agreement dated April 3, 2010, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors — SandRidge Energy, Inc. April 3, 2010 Page 2

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, and is addressed to, and for the use and benefit of, the Board of Directors of Parent and is not a recommendation to the stockholders of Parent to approve the Transaction or the issuance of Parent Common Stock or the amendments to Parent’s charter, in each case as contemplated by the Merger Agreement. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to Parent, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to amounts to be received by any other person pursuant to the Merger Agreement or otherwise. This opinion does not in any manner address the prices at which Parent Common Stock will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are

Board of Directors — SandRidge Energy, Inc. April 3, 2010 Page 3

an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which it has received compensation, including customary fees. Please be advised that during the two years preceding the date of this letter, DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to the Company or its affiliates. The DB Group may provide investment and commercial banking services to Parent, the Company or their respective affiliates in the future for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

This letter is provided to the Board of Directors of Parent in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy statement mailed by Parent and the Company to their respective stockholders in connection with the Transaction.

Very truly yours,

/S/ DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK SECURITIES INC.

Annex C

April 3, 2010

Board of Directors

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, OK 74136

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Arena Resources, Inc. (“Arena”), other than Shares held by Arena, Sandridge (defined below), the corporation surviving the Merger (defined below) or any of their affiliates, of the Merger Consideration (defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 3, 2010 (the “Agreement”), by and among Sandridge Energy, Inc. (“Sandridge”), Steel Subsidiary Corporation, a wholly owned subsidiary of Sandridge (“Merger Sub”), and Arena. The Agreement provides for, among other things, the merger of Merger Sub with Arena (the “Merger”), pursuant to which each issued and outstanding Share (other than any Shares held in the treasury of Arena or otherwise owned by Sandridge, Merger Sub, any wholly owned subsidiary of Arena or Sandridge) will be converted into the right to receive (i) 4.7771 shares of common stock, par value $0.001 per share, of Sandridge plus (ii) $2.50 in cash (together, the “Merger Consideration”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.”

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Arena, Sandridge or any of the other parties to the Transactions, and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Arena and Sandridge, other prospective purchasers and their respective affiliates. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Arena or any alternative transaction. We were not requested to, and we did not, participate in the negotiation of the terms of the Agreement or the Transactions, nor were we requested to, and we did not, provide any advice or services in connection with the Agreement or the Transactions other than the delivery of this opinion. We express no view or opinion as to any such matters and have assumed, with the consent of Arena, that the terms of the Agreement are, from the perspective of Arena and its stockholders, the most

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beneficial that could be obtained. We have acted as financial advisor to the Board of Directors of Arena solely to render this opinion, and we will become entitled to receive a fee upon delivery of this opinion. In addition, Arena has agreed to reimburse our expenses and indemnify us and certain related parties against certain liabilities arising out of our engagement. We have provided investment banking services to third parties who considered engaging in a transaction with Arena and received fees for those services. We have also provided various investment banking services to both Arena and Sandridge in the past for which we received fees or compensation, including serving as an underwriter with respect to Arena’s common stock offering in May 2008 and Sandridge’s common stock offerings in November 2007, April 2009 and December 2009. We and our affiliates may provide investment banking or other financial services to Arena, Sandridge or any of the other parties to the Transactions or their respective stockholders or affiliates in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) annual reports to stockholders and Annual Reports on Form 10-K of Arena for the three years ended December 31, 2009; (iii) annual reports to stockholders and Annual Reports on Form 10-K of Sandridge for the three years ended December 31, 2009; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Arena and Sandridge; (v) certain other communications from Arena and Sandridge to their respective stockholders; (vi) certain internal financial and production information and forecasts for Arena and Sandridge prepared by their respective managements (the “Forecasts”); (vii) the estimated proved reserves and economics report for Arena effective December 31, 2009 prepared by Arena and reviewed by Williamson Petroleum Consultants, Inc.; (viii) the estimated proved, probable and possible reserves of Arena effective December 31, 2009, as estimated by Arena; (ix) the estimated proved reserves and future revenue or future net cash flow reports for specified Sandridge interests effective December 31, 2009, prepared by Lee Keeling and Associates, Inc. and Netherland, Sewell & Associates, Inc.; (x) the estimated net proved crude oil, condensate, natural gas liquids, and natural gas reserves report for specified interests of Sandridge Tertiary, LLC, effective December 31, 2009, prepared by DeGolyer and MacNaughton; (xi) the estimated proved, probable and possible reserves of Sandridge effective December 31, 2009, as estimated by Sandridge; (xii) certain cost savings and other synergies projected by the management of Sandridge to result from the Transactions (the “Synergies”); and (xiii) certain publicly available research analyst reports with respect to the future financial performance of Arena and Sandridge, which we discussed with the senior managements of Arena and Sandridge. We also have held discussions with members of the senior managements of Arena and Sandridge regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities. In addition, we have reviewed the reported price and trading activity for Arena common stock and Sandridge common stock, compared certain financial and stock market information for Arena and Sandridge with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream sector specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of Arena and Sandridge, as the case may be, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated

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thereby. We have also assumed, at the direction of Arena, that the Transactions will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or other consents, approvals, releases and waivers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Arena, Sandridge, Merger Sub, the holders of Arena common stock or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Arena or any of its subsidiaries or Sandridge or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters, and we have assumed, at the direction of Arena, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion does not address the underlying business decision of Arena to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to Arena. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of Arena or Sandridge; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Arena or Sandridge, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of Sandridge common stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. The opinion expressed herein is provided for the information and assistance of the Board of Directors of Arena in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in Arena should vote or act with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the outstanding Shares of Arena pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours, Tudor, Pickering Holt & Co, Securities Inc.

By:	/S/ MAYNARD HOLT
Maynard Holt Co-President

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